Exhibit 99.1
ITEM 15.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
(a)(1) Financial Statements:
(a)(2) All schedules have been omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

1

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of Equinix, Inc.
In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of comprehensive income (loss), of stockholders’ equity and other comprehensive income (loss) and of cash flows present fairly, in all material respects, the financial position of Equinix, Inc. and its subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under item 15(a)(1) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Report on Internal Control Over Financial Reporting appearing under Item 9A. Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company's internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for restricted cash in 2017.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
As described in Management’s Report on Internal Control Over Financial Reporting, management has excluded Telecity Group from its assessment of internal control over financial reporting as of December 31, 2016 because it was acquired by the Company in a purchase business combination during 2016. We have also excluded Telecity Group from our audit of internal control over financial reporting. Telecity Group is a wholly-owned subsidiary whose total assets and total revenues represent 9% and 11%, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2016.
/s/PricewaterhouseCoopers LLP
San Jose, California
February 27, 2017, except with respect to our opinion on the consolidated financial statements insofar as it relates to the adoption of ASU No. 2016-18 Statement of Cash Flows: Restricted Cash and ASU 2016-09, Compensation - Stock Compensation: Improvement to Employee Share- Based Payment Accounting discussed in Note 1, as to which the date is August 3, 2017.

EQUINIX, INC.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$748,476	$2,228,838
Short-term investments	3,409	12,875
Accounts receivable, net of allowance for doubtful accounts of $15,675 and $10,352	396,245	291,964
Current portion of restricted cash	15,065	479,417
Other current assets	304,331	212,929
Assets held for sale	—	33,257
Total current assets	1,467,526	3,259,280
Long-term investments	10,042	4,584
Property, plant and equipment, net	7,199,210	5,606,436
Goodwill	2,986,064	1,063,200
Intangible assets, net	719,231	224,565
Other assets	226,298	198,630
Total assets	$12,608,371	$10,356,695
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$581,739	$400,948
Accrued property, plant and equipment	144,842	103,107
Current portion of capital lease and other financing obligations	101,046	40,121
Current portion of mortgage and loans payable	67,928	770,236
Convertible debt	—	146,121
Other current liabilities	133,140	192,286
Liabilities held for sale	—	3,535
Total current liabilities	1,028,695	1,656,354
Capital lease and other financing obligations, less current portion	1,410,742	1,287,139
Mortgage and loans payable, less current portion	1,369,087	472,769
Senior notes	3,810,770	3,804,634
Other liabilities	623,248	390,413
Total liabilities	8,242,542	7,611,309
Commitments and contingencies (Note 15)
Stockholders' equity:
Preferred stock, $0.001 par value per share: 100,000,000 shares authorized in 2016 and 2015; zero shares issued and outstanding	—	—
Common stock, $0.001 par value per share: 300,000,000 shares authorized in 2016 and 2015; 71,817,430 issued and 71,409,015 outstanding in 2016 and 62,134,894 issued and 62,100,159 outstanding in 2015	72	62
Additional paid-in capital	7,413,519	4,838,444
Treasury stock, at cost; 408,415 shares in 2016 and 34,735 shares in 2015	(147,559)	(7,373)
Accumulated dividends	(1,969,645)	(1,468,472)
Accumulated other comprehensive loss	(949,142)	(509,059)
Retained earnings (accumulated deficit)	18,584	(108,216)
Total stockholders' equity	4,365,829	2,745,386
Total liabilities and stockholders' equity	$12,608,371	$10,356,695

See accompanying notes to consolidated financial statements.

EQUINIX, INC.
Consolidated Statements of Operations
(in thousands, except per share data)

	Years Ended December 31,
	2016	2015	2014
Revenues	$3,611,989	$2,725,867	$2,443,776
Costs and operating expenses:
Cost of revenues	1,820,870	1,291,506	1,197,885
Sales and marketing	438,742	332,012	296,103
General and administrative	694,561	493,284	438,016
Acquisition costs	64,195	41,723	2,506
Impairment charges	7,698	—	—
Gain on asset sales	(32,816)	—	—
Total costs and operating expenses	2,993,250	2,158,525	1,934,510
Income from operations	618,739	567,342	509,266
Interest income	3,476	3,581	2,891
Interest expense	(392,156)	(299,055)	(270,553)
Other income (expense)	(57,924)	(60,581)	119
Loss on debt extinguishment	(12,276)	(289)	(156,990)
Income from continuing operations before income taxes	159,859	210,998	84,733
Income tax expense	(45,451)	(23,224)	(345,459)
Net income (loss) from continuing operations	114,408	187,774	(260,726)
Net income from discontinued operations, net of tax	12,392	—	—
Net income (loss)	126,800	187,774	(260,726)
Net loss attributable to non-controlling interest	—	—	1,179
Net income (loss) attributable to Equinix	$126,800	$187,774	$(259,547)

Earnings per share ("EPS") attributable to Equinix:
Basic EPS from continuing operations	$1.63	$3.25	$(4.96)
Basic EPS from discontinued operations	0.18	—	—
Basic EPS	$1.81	$3.25	$(4.96)
Weighted-average shares	70,117	57,790	52,359
Dilutive EPS from continuing operations	$1.62	$3.21	$(4.96)
Dilutive EPS from discontinued operations	0.17	—	—
Diluted EPS	$1.79	$3.21	$(4.96)
Weighted-average shares	70,816	58,483	52,359
See accompanying notes to consolidated financial statements.

EQUINIX, INC.
Consolidated Statements of Comprehensive Income (Loss)
(in thousands)

	Years Ended December 31,
	2016	2015	2014
Net income (loss)	$126,800	$187,774	$(260,726)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment ("CTA") loss	(507,420)	(186,763)	(204,065)
Net investment hedge CTA gain	45,505	4,484	—
Unrealized gain (loss) on available-for-sale securities	2,249	(40)	(279)
Unrealized gain on cash flow hedges	19,551	4,550	8,790
Net actuarial gain (loss) on defined benefit plans	32	1,153	(2,001)
Total other comprehensive loss, net of tax	(440,083)	(176,616)	(197,555)
Comprehensive income (loss), net of tax	(313,283)	11,158	(458,281)
Net loss attributable to redeemable non-controlling interests	—	—	1,179
Other comprehensive income attributable to redeemable non-controlling interest	—	—	(1,810)
Comprehensive income (loss) attributable to Equinix	$(313,283)	$11,158	$(458,912)
See accompanying notes to consolidated financial statements.

EQUINIX, INC.
Consolidated Statements of Stockholders’ Equity and Other Comprehensive Income (Loss)
For the Three Years Ended December 31, 2016
(in thousands, except share data)

							Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Accumulated Deficit)	Total Stockholders' Equity
	Common stock		Treasury stock		Additional Paid-in Capital	Accumulated Dividends
	Shares	Amount	Shares	Amount
Balance as of December 31, 2013	50,233,224	$50	(644,216)	$(84,663)	$2,693,887	$—	$(113,767)	$(36,443)	$2,459,064
Net loss	—	—	—	—	—	—	—	(260,726)	(260,726)
Net loss attributable to non-controlling interests	—	—	—	—	—	—	—	1,179	1,179
Other comprehensive loss	—	—	—	—	—	—	(197,555)	—	(197,555)
Other comprehensive income attributable to redeemable non-controlling interests	—	—	—	—	—	—	(1,810)	—	(1,810)
Issuance of common stock and release of treasury stock for employee equity awards	933,554	1	7,846	1,185	28,134	—	—	—	29,320
Common shares repurchased	—	—	(1,517,743)	(297,958)	—	—	—	—	(297,958)
Issuance of common stock and release of treasury stock for the exchanges and conversions of 4.75% convertible debt	1,411,851	2	1,000,102	147,706	43,024	—	—	—	190,732
Issuance of common stock and release of treasury stock for the exchange of 3.00% convertible debt	1,248,578	1	700,000	139,004	77,953	—	—	—	216,958
Issuance of common stock and release of treasury stock for conversions of 3.00% convertible debt	1,195,496	1	400,144	83,315	95,428	—	—	—	178,744
Issuance of common stock for special distribution	1,482,419	2	—	—	332,732	(414,856)	—	—	(82,122)
Accrued dividends on unvested equity awards	—	—	—	—	—	(9,531)	—	—	(9,531)
Change in redemption value of redeemable non-controlling interests	—	—	—	—	(90,913)	—	—	—	(90,913)
Purchase of redeemable non-controlling interests	—	—	—	—	17,977	—	(19,311)	—	(1,334)
Tax benefit from employee stock plans	—	—	—	—	18,561	—	—	—	18,561
Stock-based compensation, net of estimated forfeitures	—	—	—	—	117,522	—	—	—	117,522
Balance as of December 31, 2014	56,505,122	57	(53,867)	(11,411)	3,334,305	(424,387)	(332,443)	(295,990)	2,270,131
Net income	—	—	—	—	—	—	—	187,774	187,774
Other comprehensive loss	—	—	—	—	—	—	(176,616)	—	(176,616)
Issuance of common stock in public offering of common stock	2,994,792	3	—	—	829,493	—	—	—	829,496
Issuance of common stock and release of treasury stock for employee equity awards	856,406	1	7,348	1,546	28,493	—	—	—	30,040
Issuance of common stock and release of treasury stock for the exchanges and conversions of 4.75% convertible debt	90,163	—	11,784	2,492	5,392	—	—	—	7,884
Dividend distributions	—	—	—	—	—	(393,584)	—	—	(393,584)
Settlement of accrued dividends on vested equity awards	—	—	—	—	3,775	—	—	—	3,775
Issuance of common stock and cash payment for special distribution	1,688,411	1	—	—	501,513	(627,221)	—	—	(125,707)
Accrued dividends on unvested equity awards	—	—	—	—	—	(23,280)	—	—	(23,280)
Tax benefit from employee stock plans	—	—	—	—	30	—	—	—	30

							Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Accumulated Deficit)	Total Stockholders' Equity
	Common stock		Treasury stock		Additional Paid-in Capital	Accumulated Dividends
	Shares	Amount	Shares	Amount
Stock-based compensation, net of estimated forfeitures	—	—	—	—	135,443	—	—	—	135,443
Balance as of December 31, 2015	62,134,894	62	(34,735)	(7,373)	4,838,444	(1,468,472)	(509,059)	(108,216)	2,745,386
Net income	—	—	—	—	—	—	—	126,800	126,800
Other comprehensive loss	—	—	—	—	—	—	(440,083)	—	(440,083)
Issuance of common stock and release of treasury stock for employee equity awards	847,374	1	7,099	1,502	33,172	—	—	—	34,675
Issuance of common stock for TelecityGroup acquisition	6,853,500	7	—	—	2,077,905	—	—	—	2,077,912
Issuance of common stock and re-purchase of treasury stock for the conversion of 4.75% convertible debt and settlement of capped call	1,981,662	2	(380,779)	(141,688)	291,711	—	—	—	150,025
Dividend distributions	—	—	—	—	—	(492,403)	—	—	(492,403)
Settlement of accrued dividends on vested equity awards	—	—	—	—	8,270	(1,000)	—	—	7,270
Accrued dividends on unvested equity awards	—	—	—	—	—	(7,770)	—	—	(7,770)
Tax benefit from employee stock plans	—	—	—	—	2,773	—	—	—	2,773
Stock-based compensation, net of estimated forfeitures	—	—	—	—	161,244	—	—	—	161,244
Balance as of December 31, 2016	71,817,430	$72	(408,415)	$(147,559)	$7,413,519	$(1,969,645)	$(949,142)	$18,584	$4,365,829
See accompanying notes to consolidated financial statements.

EQUINIX, INC.
Consolidated Statements of Cash Flows
(in thousands)

	Years Ended December 31,
	2016	2015	2014
Cash flows from operating activities:
Net income (loss)	$126,800	$187,774	$(260,726)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	714,345	498,134	453,935
Stock-based compensation	155,567	132,443	117,990
Amortization of intangible assets	122,862	27,446	27,756
Amortization of debt issuance costs and debt discounts	19,137	16,050	18,667
Provision for allowance for doubtful accounts	8,260	5,037	7,093
Gain on asset sales	(32,816)	—	—
Gain on sale of discontinued operations	(2,351)	—	—
Impairment charges	7,698	—	—
Loss on debt extinguishment	12,276	289	156,990
Other items	20,609	16,490	19,912
Changes in operating assets and liabilities:
Accounts receivable	(100,230)	(44,583)	(101,966)
Income taxes, net	29,020	(109,579)	226,774
Other assets	(72,831)	(70,371)	(6,496)
Accounts payable and accrued expenses	61,565	109,125	10,681
Other liabilities	(50,558)	126,568	38,392
Net cash provided by operating activities (1)	1,019,353	894,823	709,002
Cash flows from investing activities:
Purchases of investments	(42,325)	(359,031)	(545,997)
Sales and maturities of investments	53,164	873,139	785,548
Business acquisitions, net of cash and restricted cash acquired (1)	(1,766,606)	(245,503)	—
Purchases of real estate	(28,118)	(38,282)	(16,791)
Purchases of other property, plant and equipment	(1,113,365)	(868,120)	(660,203)
Proceeds from sale of assets, net of cash transferred	851,582	—	—
Net cash used in investing activities (1)	(2,045,668)	(637,797)	(437,443)
Cash flows from financing activities:
Purchases of treasury stock	—	—	(297,958)
Proceeds from employee equity awards	34,179	30,040	29,320
Payment of dividends and special distribution	(499,463)	(521,461)	(83,266)
Purchase of non-controlling interests	—	—	(226,276)
Proceeds from public offering of common stock, net of issuance costs	—	829,496	—
Proceeds from senior notes	—	1,100,000	1,250,000
Proceeds from loans payable	1,168,304	1,197,108	508,826
Repayment of senior notes	—	—	(750,000)
Repayment of convertible debt	(51)	—	(29,513)
Repayment of capital lease and other financing obligations	(114,385)	(28,663)	(18,030)
Repayment of mortgage and loans payable	(1,462,888)	(715,270)	(153,473)
Debt extinguishment costs	(11,380)	—	(116,517)
Debt issuance costs	(11,381)	(18,098)	(25,294)
Net cash provided by (used in) financing activities (1)	(897,065)	1,873,152	87,819
Effect of foreign currency exchange rates on cash, cash equivalents and restricted cash (1)	(21,800)	(39,785)	(12,625)
Net increase (decrease) in cash, cash equivalents and restricted cash (1)	(1,945,180)	2,090,393	346,753
Cash, cash equivalents and restricted cash at beginning of period (1)	2,718,427	628,034	281,281
Cash, cash equivalents and restricted cash at end of period (1)	$773,247	$2,718,427	$628,034
Supplemental cash flow information
Cash paid for taxes	$39,320	$132,302	$117,197
Cash paid for interest	$350,083	$237,410	$262,018

Cash and cash equivalents	$748,476	$2,228,838	$610,917
Current portion of restricted cash included in other current assets	15,065	479,417	3,057
Non-current portion of restricted cash included in other assets	9,706	10,172	14,060
Total cash, cash equivalents, and restricted cash shown in the consolidated statement of cash flows	$773,247	$2,718,427	$628,034
(1) These cash flow line items for the years ended December 31, 2016, 2015 and 2014 have been modified to reflect the adoption of ASU 2016-18 and ASU 2016-09. See Note 1 of Notes to Consolidated Financial Statements for further discussion.

See accompanying notes to consolidated financial statements.

EQUINIX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1.    Nature of Business and Summary of Significant Accounting Policies
Nature of Business
Equinix, Inc. (“Equinix” or the “Company”) was incorporated in Delaware on June 22, 1998. Equinix provides colocation space and related services. Global enterprises, content providers, financial companies and network service providers rely upon Equinix’s insight and expertise to safehouse and connect their most valued information assets. The Company operates International Business ExchangeTM (“IBX®”) data centers, or IBX data centers across Americas; Europe, Middle East and Africa (“EMEA”) and Asia-Pacific geographic regions where customers directly interconnect with a network ecosystem of partners and customers. More than 1,400 network service providers offer access to the world’s internet routes inside the Company’s IBX data centers. This access to internet routes provides Equinix customers improved reliability and streamlined connectivity while significantly reducing costs by reaching a critical mass of networks within a centralized physical location.
The Company began operating as a Real Estate Investment Trust ("REIT") for federal income tax purposes effective January 1, 2015. See “Income Taxes” in Note 14 below for additional information.
On November 2, 2015, the Company acquired Bit-isle, Inc. ("Bit-isle"), a Tokyo-based company which primarily provides data center services in Japan. On January 15, 2016, the Company completed its acquisition of Telecity Group plc ("TelecityGroup") which provides data center services in Europe. On August 1, 2016, the Company completed the purchase of Digital Realty's operating business in Paris (the "Paris IBX Data Center Acquisition"), which currently houses Equinix' Paris 2 and Paris 3 data centers. As a result of these acquisitions, the Company operates 150 IBX data centers in 41 markets across five continents.
Basis of Presentation, Consolidation and Foreign Currency
The accompanying consolidated financial statements include the accounts of Equinix and its subsidiaries, including the acquisitions of the Paris IBX Data Center from August 1, 2016, TelecityGroup from January 15, 2016, Bit-isle from November 2, 2015 and Nimbo Technologies Inc. ("Nimbo") from January 14, 2015. All intercompany accounts and transactions have been eliminated in consolidation. Foreign exchange gains or losses resulting from foreign currency transactions, including intercompany foreign currency transactions, that are anticipated to be repaid within the foreseeable future, are reported within other income (expense) on the Company’s accompanying consolidated statements of operations. For additional information on the impact of foreign currencies to the Company’s consolidated financial statements, see “Accumulated Other Comprehensive Loss” in Note 12.
Use of Estimates
The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States ("U.S.") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. On an ongoing basis, the Company evaluates its estimates, including, but not limited to, those related to the allowance for doubtful accounts, fair values of financial instruments, intangible assets and goodwill, useful lives of intangible assets and property, plant and equipment, assets acquired and liabilities assumed from acquisitions, asset retirement obligations, restructuring charges, redemption value of redeemable non-controlling interests and income taxes. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable.
Cash, Cash Equivalents and Short-Term and Long-Term Investments
The Company considers all highly liquid instruments with an original maturity from the date of purchase of three months or less to be cash equivalents. Cash equivalents consist of money market mutual funds and highly liquid debt securities of corporations and certificates of deposit with original maturities up to 90 days. Short-term investments generally consist of debt securities with original maturities of between 90 days and one year. Long-term investments consist of debt securities with original maturities greater than 365 days and publicly traded equity securities. The Company’s fixed income securities and publicly traded equity securities are classified as “available-for-sale” and are carried at fair value with unrealized gains and losses reported in stockholders’ equity as a component of other comprehensive income (loss). The cost of securities sold is based on the specific identification method. The Company reviews its investment portfolio quarterly to determine if any securities may be other-than-temporarily impaired due to increased credit risk, changes in industry or sector of a certain instrument or ratings downgrades.

EQUINIX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Equity Method and Cost Method Investments
The Company's non-marketable securities are accounted under the cost method. The Company records the dividends declared by the investees in other income and expense in the consolidated statement of operations and records any dividends in excess of earnings as a reduction of cost of investment. The Company's other equity investments include private equity investments which are accounted under the equity method. The Company adjusts the carrying amount of an investment for its share of the earnings and losses of the investees and recognizes its share of income or loss in other income and expense in the consolidated statement of operations. The Company records cost method and equity method investments in other assets in the consolidated balance sheet. The Company reviews these investments periodically to determine if any investments may be other-than-temporarily impaired primarily based on the financial condition and near-term prospects of these companies and funds.
Financial Instruments and Concentration of Credit Risk
Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash, cash equivalents, short-term investments, long-term investments and accounts receivable. Risks associated with cash, cash equivalents, short-term investments and long-term investments are mitigated by the Company’s investment policy, which limits the Company’s investing to only those marketable securities rated at least A-1/P-1 Short Term Rating and A-/A3 Long Term Rating, as determined by independent credit rating agencies. Risk to the Company’s investment portfolio is further mitigated by its significant weighting in U.S. government securities in order to achieve REIT asset measure requirements.
A significant portion of the Company’s customer base is comprised of businesses throughout the Americas. However, a portion of the Company’s revenues are derived from the Company’s EMEA and Asia-Pacific operations. The following table sets forth percentages of the Company’s revenues by geographic region for the years ended December 31:

	2016	2015	2014
Americas	47%	55%	56%
EMEA	32%	26%	26%
Asia-Pacific	21%	19%	18%
No single customer accounted for greater than 10% of accounts receivable or revenues as of or for the years ended December 31, 2016, 2015 and 2014.
Property, Plant and Equipment
Property, plant and equipment are stated at the Company’s original cost or fair value for acquired property, plant and equipment. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements and integral equipment at leased locations are amortized over the shorter of the lease term or the estimated useful life of the asset or improvement. Leasehold improvements acquired in a business combination are amortized over the shorter of the useful life of the assets or a term that includes required lease periods and renewals that are deemed to be reasonably assured at the date of acquisition. Leasehold improvements that are placed into service significantly after and not contemplated at or near the beginning of the lease term are amortized over the shorter of the useful life of the assets or a term that includes required lease periods and renewals that are deemed to be reasonably assured at the date the leasehold improvements are purchased.
The Company’s estimated useful lives of its property, plant and equipment are as follows:

Core systems	3-25 years
Buildings	12-50 years
Leasehold improvements	12-40 years
Construction in progress	N/A
Personal Property	3-10 years
The Company’s construction in progress includes direct and indirect expenditures for the construction and expansion of IBX data centers and is stated at original cost. The Company has contracted out substantially all of the construction and expansion efforts of its IBX data centers to independent contractors under construction contracts. Construction in progress includes costs incurred under construction contracts including project management services, engineering and schematic design services, design

EQUINIX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

development, construction services and other construction-related fees and services. In addition, the Company has capitalized interest costs during the construction phase. Once an IBX data center or expansion project becomes operational, these capitalized costs are allocated to certain property, plant and equipment categories and are depreciated over the estimated useful life of the underlying assets.
Asset Retirement Costs
The fair value of a liability for an asset retirement obligation is recognized in the period in which it is incurred. The associated retirement costs are capitalized and included as part of the carrying value of the long-lived asset and amortized over the useful life of the asset. Subsequent to the initial measurement, the Company accretes the liability in relation to the asset retirement obligations over time and the accretion expense is recorded as a cost of revenue. The Company’s asset retirement obligations are primarily related to its IBX data centers, of which the majority are leased under long-term arrangements, and, in certain cases, are required to be returned to the landlords in their original condition. The majority of the Company’s IBX data center leases have been subject to significant development by the Company in order to convert them from, in most cases, vacant buildings or warehouses into IBX data centers. The majority of the Company’s IBX data centers’ initial lease terms expire at various dates ranging from 2017 to 2065 and most of them enable the Company to extend the lease terms.
Goodwill and Other Intangible Assets
The Company has three reportable segments comprised of the 1) Americas, 2) EMEA and 3) Asia-Pacific geographic regions, which the Company also determined are its reporting units. As of December 31, 2016, the Company had goodwill attributable to its Americas, EMEA and Asia-Pacific reporting units.
The Company has the option to assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. If, after assessing the qualitative factors, the Company determines that it is not more likely than not that the fair value of a reporting unit is less than its carrying value, then performing the two-step impairment test is unnecessary. However, if the Company concludes otherwise, then it is required to perform the first step of the two-step goodwill impairment test. The first step, identifying a potential impairment, compares the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying value of the reporting unit exceeds its fair value, the second step would need to be conducted; otherwise, no further steps are necessary as no potential impairment exists. The second step, measuring the impairment loss, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. Any excess of the reporting unit goodwill carrying value over the respective implied fair value is recognized as an impairment loss.
In 2016, the Company elected to bypass the qualitative assessment and performed the first step of the two-step goodwill impairment test for its Americas, EMEA and Asia-Pacific reporting units during the quarter ended December 31, 2016. In order to determine the fair value of each reporting unit, the Company utilizes the discounted cash flow and market methods. The assumptions supporting the discounted cash flow method was determined using the Company’s best estimates as of the date of the impairment review. As of October 31, 2016, the Company concluded that it was more likely than not that goodwill attributed to the Company’s Americas, EMEA and Asia-Pacific reporting units was not impaired as the fair value of each reporting unit exceeded the carrying value of its respective reporting unit, including goodwill. In addition, the Company concluded that no events occurred or circumstances changed subsequent to October 31, 2016 through December 31, 2016 that would more likely than not reduce the fair value of the Americas, EMEA and Asia-Pacific reporting units below its carrying value. In 2015, the Company assessed qualitative and quantitative factors to determine whether it was more likely than not that the fair value of its Americas reporting unit, EMEA reporting unit and Asia-Pacific reporting unit was less than its carrying value and concluded that it was more likely than not that goodwill was not impaired.
Impairment assessments inherently involve judgment as to assumptions about expected future cash flows and the impact of market conditions on those assumptions. Future events and changing market conditions may impact the Company’s assumptions as to prices, costs, growth rates or other factors that may result in changes in the Company’s estimates of future cash flows. Although the Company believes the assumptions it used in its evaluation of impairment are reasonable, significant changes in any one of the Company’s assumptions could produce a significantly different result. Indicators of potential impairment that might lead the Company to perform interim goodwill impairment assessments include significant and unforeseen customer losses, a significant adverse change in legal factors or in the business climate, a significant adverse action or assessment by a regulator, a significant stock price decline or unanticipated competition.
For further information on goodwill and other intangible assets, see Note 6 below.

EQUINIX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Debt Issuance Costs
Loan fees and costs are capitalized and are amortized over the life of the related loans based on the effective interest method. Such amortization is included as a component of interest expense. Debt issuance costs related to outstanding debt are presented as a reduction of the carrying amount of the debt liability and debt issuance costs related to the revolving credit facility are presented as other assets. Debt issuance costs related to the unsecured bridge facility and undrawn Term B-2 Loan are presented as other current assets.
Derivatives and Hedging Activities
The Company recognizes all derivatives on the consolidated balance sheet at fair value. The accounting for changes in the value of a derivative depends on whether the contract is for trading purposes or has been designated and qualifies for hedge accounting. In order to qualify for hedge accounting, a derivative must be considered highly effective at reducing the risk associated with the exposure being hedged. In order for a derivative to be designated as a hedge, there must be documentation of the risk management objective and strategy, including identification of the hedging instrument, the hedged item and the risk exposure, and how effectiveness is to be assessed prospectively and retrospectively. Foreign currency gains or losses associated with derivatives that do not qualify for hedge accounting are recorded within other income (expense) in the Company’s consolidated statements of operations, with the exception of foreign currency embedded derivatives contained in certain of the Company’s customer contracts (see “Revenue Recognition” below), which are recorded within revenues in the Company’s consolidated statements of operations.
To assess effectiveness of derivatives that qualify for hedge accounting, the Company uses a regression analysis. The extent to which a hedging instrument has been and is expected to continue to be effective at achieving offsetting changes in cash flows is assessed and documented at least quarterly. Any ineffectiveness is reported in current-period earnings. If it is determined that a derivative is not highly effective at hedging the designated exposure, hedge accounting is discontinued. For qualifying cash flow hedges, the effective portion of the change in the fair value of the derivative is recorded in other comprehensive income (loss) and recognized in the consolidated statements of operations when the hedged cash flows affect earnings. The ineffective portion of cash flow hedges is immediately recognized in earnings. If the hedge relationship is terminated, then the change in fair value of the derivative recorded in other comprehensive income (loss) is recognized in earnings when the cash flows that were hedged occur, consistent with the original hedge strategy. For hedge relationships discontinued because the forecasted transaction is not expected to occur according to the original strategy, any related derivative amounts recorded in other comprehensive income (loss) are immediately recognized in earnings. The Company does not use derivatives for speculative or trading purposes.
For further information on derivatives and hedging activities, see Note 7 below.
Fair Value of Financial Instruments
The carrying value of the Company’s cash and cash equivalents, short-term and long-term investments represent their fair value, while the Company’s accounts receivable, accounts payable and accrued expenses and accrued property, plant and equipment approximate their fair value due primarily to the short-term maturity of the related instruments. The fair value of the Company’s debt, which is traded in the public debt market, is based on quoted market prices. The fair value of the Company’s debt, which is not publicly traded, is estimated by considering the Company’s credit rating, current rates available to the Company for debt of the same remaining maturities and terms of the debt.
Fair Value Measurements
The Company measures and reports certain financial assets and liabilities at fair value on a recurring basis, including its investments in money market funds and available-for-sale debt investments in other public companies, governmental units and other agencies, publicly traded equity securities and derivatives.
The Company also follows the accounting standard for the measurement of fair value for non-financial assets and liabilities on a nonrecurring basis. These include:

•	Non-financial assets and non-financial liabilities initially measured at fair value in a business combination or other new basis event, but not measured at fair value in subsequent reporting periods;

•	Reporting units and non-financial assets and non-financial liabilities measured at fair value for goodwill impairment tests;

•	Indefinite-lived intangible assets measured at fair value for impairment assessments;

•	Non-financial long-lived assets or asset groups measured at fair value for impairment assessments or disposal;

EQUINIX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

•	Asset retirement obligations initially measured at fair value but not subsequently measured at fair value; and

•	Non-financial liabilities associated with exit or disposal activities initially measured at fair value but not subsequently measured at fair value.
For further information on fair value measurements, see Note 8 below.
Impairment of Long-Lived Assets
The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable such as a significant decrease in market price of a long-lived asset, a significant adverse change in legal factors or business climate that could affect the value of a long-lived asset or a continuous deterioration of the Company’s financial condition. Recoverability of assets to be held and used is assessed by comparing the carrying amount of an asset to estimated undiscounted future net cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated discounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.
The Company did not record any impairment charges related to its long-lived assets during the years ended December 31, 2016, 2015 and 2014. The Company recorded an impairment charges of $7,698,000 relating to assets held for sale for the year ended December 31, 2016, see Note 4 below.
Revenue Recognition
Equinix derives more than 90% of its revenues from recurring revenue streams, consisting primarily of (1) colocation, which includes the licensing of cabinet space and power; (2) interconnection offerings, such as cross connects and Equinix Exchange ports; (3) managed infrastructure services and (4) other revenues consisting of rental income from tenants or subtenants. The remainder of the Company’s revenues are from non-recurring revenue streams, such as installation revenues, professional services, contract settlements and equipment sales. Revenues from recurring revenue streams are generally billed monthly and recognized ratably over the term of the contract, generally one to three years for IBX data center colocation customers. Non-recurring installation fees, although generally paid in a lump sum upon installation, are deferred and recognized ratably over the period the customer is expected to benefit from the installation. Professional service fees are recognized in the period in which the services were provided and represent the culmination of a separate earnings process as long as they meet the criteria for separate recognition under the accounting standard related to revenue arrangements with multiple deliverables. Revenue from bandwidth and equipment sales is recognized on a gross basis in accordance with the accounting standard related to reporting revenue gross as a principal versus net as an agent, primarily because the Company acts as the principal in the transaction, takes title to products and services and bears inventory and credit risk. To the extent the Company does not meet the criteria for recognizing bandwidth and equipment services as gross revenue, the Company records the revenue on a net basis. Revenue from contract settlements, when a customer wishes to terminate their contract early, is generally recognized on a cash basis, when no remaining performance obligations exist, to the extent that the revenue has not previously been recognized.
The Company guarantees certain service levels, such as uptime, as outlined in individual customer contracts. To the extent that these service levels are not achieved, the Company reduces revenue for any credits given to the customer as a result. The Company generally has the ability to determine such service level credits prior to the associated revenue being recognized, and historically, these credits have generally not been significant. There were no significant service level credits issued during the years ended December 31, 2016, 2015 and 2014.
Revenue is recognized only when the service has been provided and when there is persuasive evidence of an arrangement, the fee is fixed or determinable and collection of the receivable is reasonably assured. It is the Company’s customary business practice to obtain a signed master sales agreement and sales order prior to recognizing revenue in an arrangement. Taxes collected from customers and remitted to governmental authorities are reported on a net basis and are excluded from revenue.
As a result of certain customer agreements being priced in currencies different from the functional currencies of the parties involved, under applicable accounting rules, the Company is deemed to have foreign currency forward contracts embedded in these contracts. The Company refers to these as foreign currency embedded derivatives (see Note 7). These instruments are separated from their host contracts and held on the Company’s consolidated balance sheet at their fair value. The majority of these foreign currency embedded derivatives arise in certain of the Company’s subsidiaries where the local currency is the subsidiary’s functional currency and the customer contract is denominated in the U.S. dollar. Changes in their fair values are recognized within revenues in the Company’s consolidated statements of operations.

EQUINIX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The Company assesses collectability based on a number of factors, including past transaction history with the customer and the credit-worthiness of the customer. The Company generally does not request collateral from its customers although in certain cases the Company obtains a security interest in a customer’s equipment placed in its IBX data centers or obtains a deposit. If the Company determines that collection of a fee is not reasonably assured, the fee is deferred and revenue is recognized at the time collection becomes reasonably assured, which is generally upon receipt of cash. In addition, the Company also maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments for which the Company had expected to collect the revenues. If the financial condition of the Company’s customers were to deteriorate or if they became insolvent, resulting in an impairment of their ability to make payments, greater allowances for doubtful accounts may be required. Management specifically analyzes accounts receivable and current economic news and trends, historical bad debts, customer concentrations, customer credit-worthiness and changes in customer payment terms when evaluating revenue recognition and the adequacy of the Company’s reserves. Any amounts that were previously recognized as revenue and subsequently determined to be uncollectible are charged to bad debt expense included in general and administrative expense in the consolidated statements of operations. A specific bad debt reserve of up to the full amount of a particular invoice value is provided for certain problematic customer balances. An additional reserve is established for all other accounts based on the age of the invoices and an analysis of historical credits issued. Delinquent account balances are written-off after management has determined that the likelihood of collection is not probable.
Income Taxes
Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts that are expected more likely than not to be realized in the future. A tax benefit from an uncertain income tax position may be recognized in the financial statements only if it is more likely than not that the position is sustainable, based solely on its technical merits and consideration of the relevant taxing authority’s widely understood administrative practices and precedents.
The Company began operating as a REIT for federal income tax purposes effective January 1, 2015, and thereafter received a favorable private letter ruling (“PLR”) from the U.S. Internal Revenue Service (“IRS”) that validated the Company's position with respect to specified REIT compliance matters. As a result, the Company may deduct the distributions made to its stockholders from taxable income generated by the Company's Qualified REIT Subsidiaries (“QRSs”). The Company’s dividends paid deduction generally eliminates the U.S. taxable income of the Company's QRSs, resulting in no U.S. income tax due. However, the Company's Taxable REIT Subsidiaries (“TRSs”) will continue to be subject to income taxes on any taxable income generated by them. In addition, the foreign operations of the Company will continue to be subject to local income taxes regardless of whether the foreign operations are operated as a QRS or TRS.
The Company recognizes interest and penalties related to unrecognized tax benefits within income tax benefit (expense) in the consolidated statements of operations.
Stock-Based Compensation
Stock-based compensation cost is measured at the grant date for all stock-based awards made to employees and directors based on the fair value of the award and is recognized as expense over the requisite service period, which is generally the vesting period.
The Company grants restricted stock units to its employees and these equity awards generally have only a service condition. The Company grants restricted stock units to its executives and these awards generally have a service and performance condition or a service and market condition. To date, any performance conditions contained in an equity award are tied to the financial performance of the Company or a specific region of the Company. The Company assesses the probability of meeting these performance conditions on a quarterly basis. The majority of the Company’s equity awards vest over four years, although certain of the equity awards for executives vest over a range of two to four years. The valuation of restricted stock units with only a service condition or a service and performance condition requires no significant assumptions as the fair value for these types of equity awards is based solely on the fair value of the Company’s stock price on the date of grant. The Company uses a Monte Carlo simulation option-pricing model to determine the fair value of restricted stock units with a service and market condition.

EQUINIX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The Company uses the Black-Scholes option-pricing model to determine the fair value of its employee stock purchase plan. The determination of the fair value of shares purchased under the employee stock purchase plan is affected by assumptions regarding a number of complex and subjective variables including the Company’s expected stock price volatility over the term of the awards and actual and projected employee stock purchase behaviors. The Company estimated the expected volatility by using the average historical volatility of its common stock that it believed was best representative of future volatility. The risk-free interest rate used was based on U.S. Treasury zero-coupon issues with remaining terms similar to the expected term of the equity awards. The expected dividend rate used in 2015 and thereafter was based on average dividend yields and the expected dividend rate used prior to 2015 was zero as the Company did not anticipate paying dividends. The expected term used was equal to the term of each purchase window.
The accounting standard for stock-based compensation does not allow the recognition of unrealized tax benefits associated with the tax deductions in excess of the compensation recorded (excess tax benefit) until the excess tax benefit is realized (i.e., reduces taxes payable). The Company recognizes the benefit from stock-based compensation in equity when the excess tax benefit is realized by following the “with-and-without” approach.
For further information on stock-based compensation, see Note 13 below.
Foreign Currency Translation
The financial position of foreign subsidiaries is translated using the exchange rates in effect at the end of the period, while income and expense items are translated at average rates of exchange during the period. Gains or losses from translation of foreign operations where the local currency is the functional currency are included as other comprehensive income (loss). The net gains and losses resulting from foreign currency transactions are recorded in net income (loss) in the period incurred and reported within other income and expense. Certain inter-company balances are designated as long-term. Accordingly, exchange gains and losses associated with these long-term inter-company balances are recorded as a component of other comprehensive income (loss), along with translation adjustments.
Earnings Per Share
The Company computes basic and diluted EPS for net income (loss) attributable to the Company. Basic EPS is computed using net income (loss) attributable to the Company and the weighted-average number of common shares outstanding. Diluted EPS is computed using net income attributable to the Company, adjusted for interest expense as a result of the assumed conversion of the Company’s 3.00% Convertible Subordinated Notes and 4.75% Convertible Subordinated Notes, if dilutive, and the weighted-average number of common shares outstanding plus any dilutive potential common shares outstanding. Dilutive potential common shares include the assumed exercise, vesting and issuance activity of employee equity awards using the treasury stock method, as well as shares issuable upon the assumed conversion of the 3.00% Convertible Subordinated Notes and 4.75% Convertible Subordinated Notes. See Note 3 below.
Redeemable Non-Controlling Interests
Non-controlling interests in subsidiaries that are redeemable for cash or other assets outside of the Company’s control are classified as mezzanine equity, outside of equity and liabilities, and are adjusted to fair value on each balance sheet date. The resulting changes in fair value of the estimated redemption amount, increases or decreases, are recorded with corresponding adjustments against retained earnings or, in the absence of retained earnings, additional paid-in-capital
For further information on redeemable non-controlling interests, see Note 11 below.
Treasury Stock
The Company accounts for treasury stock under the cost method. When treasury stock is re-issued at a higher price than its cost, the difference is recorded as a component of additional paid-in capital to the extent that there are gains to offset the losses. If there are no treasury stock gains in additional paid-in capital, the losses are recorded as a component of retained earnings (accumulated deficit).

EQUINIX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Recent Accounting Pronouncements
Accounting Standards Adopted in 2017
The Company is filing this Current Report on Form 8-K as required to recast certain information its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the Securities and Exchange Commission (the “SEC”) on February 27, 2017 and to present the recast Consolidated Statements of Cash Flow resulting from the Company's retrospective adoption of the following new accounting pronouncements described below in the first quarter of fiscal 2017. The adoption of these standards had no impact on the consolidated balance sheets, consolidated statements of operations, consolidated statements of comprehensive income (loss), or consolidated statements of stockholders’ equity and other comprehensive income (loss).
In December 2016, FASB issued ASU No. 2016-19, Technical Corrections and Improvements. This ASU covers a wide range of Topics in the Accounting Standards Codification. Certain aspects of this ASU were effective immediately, while a few of the corrections are effective for public business entities for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. The Company adopted ASU 2016-19 in the three months ended March 31, 2017. The adoption of ASU 2016-19 did not impact the Company's consolidated financial statements.
In November 2016, FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. This ASU applies to all entities that have restricted cash or restricted cash equivalents and are required to present a statement of cash flows. The ASU requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. As a result, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. This ASU is effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years with early adoption being permitted. This ASU should be applied using a retrospective transition method to each period presented. The Company adopted ASU 2016-18 in the three months ended March 31, 2017 and applied this ASU retrospectively to the periods presented in the Company's consolidated statements of cash flows. As a result, net cash used in investing activities for the years ended December 31, 2016, 2015 and 2014 were adjusted to exclude the change in restricted cash as follows:

	Years Ended December 31,
	2016	2015	2014
Net cash used in investing activities previously reported	$(1,592,155)	$(1,134,927)	$(435,839)
Add: increase in restricted cash	21,901	512,319	968
Less: release of restricted cash	(475,715)	(15,239)	(2,572)
Add: restricted cash of business acquisitions	301	50	—
Net cash used in investing activities	$(2,045,668)	$(637,797)	$(437,443)
Restricted cash amounts are primarily time deposits or cash set side as a pledge for our mortgage loan in Germany and collateral for the Company's various bank guarantees for the years ended December 31, 2016, 2015 and 2014. Additionally, during the year ended December 31, 2015, we placed £322.9 million or approximately $475.7 million into a restricted cash account in connection with the acquisition of Telecity Group plc and the restricted cash was released upon the completion of the acquisition in 2016.
In October 2016, FASB issued ASU No. 2016-17, Consolidation (Topic 810): Interests Held through Related Parties That Are under Common Control. This ASU alters how a decision maker needs to consider indirect interests in a variable interest entity ("VIE") held through an entity under common control. Under this ASU, if a decision maker is required to evaluate whether it is the primary beneficiary of a VIE, it will need to consider only its proportionate indirect interest in the VIE held through a common control party. This ASU is effective for public business entities for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU 2016-17 in the three months ended March 31, 2017. The adoption of this standard did not impact the Company's consolidated financial statements as it does not hold any interests in a VIE through related parties that are under common control.
In August 2016, FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This ASU provides guidance on the classification of eight cash flow issues to reduce the existing diversification in practice, including (a) debt prepayment or debt extinguishment costs; (b) settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of the borrowing; (c) contingent consideration payments made after a business combination; (d) proceeds from settlement of insurance claims; (e) proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies; (f)

EQUINIX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

distributions received from equity method investees; (g) beneficial interests in securitization transactions; and (h) separately identifiable cash flows and application of the predominance principle. The ASU is effective for fiscal years and interim period within those fiscal years, beginning after December 15, 2017, with early adoption permitted. The Company adopted ASU 2016-15 in the three months ended March 31, 2017 and applied this ASU using a retrospective transition method to each period presented in the Company's consolidated statements of cash flows. The adoption of ASU 2016-15 did not impact the Company's consolidated statements of cash flows.
In March 2016, the FASB issued ASU 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting ("ASU 2016-09"). This ASU simplifies several areas of the accounting for share-based payment award transactions, including (a) income tax consequences; (b) classification of awards as either equity or liabilities; and (c) classification on the statement of cash flows. This ASU is effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods, with early adoption permitted. The Company adopted ASU 2016-09 in the three months ended March 31, 2017. Beginning on January 1, 2017, the Company began to record the excess tax benefits from stock-based compensation as income tax expense through the statement of operations instead of additional paid-in capital as required under the previous guidance. There was no adjustment to excess tax benefits from stock-based compensation recorded as additional paid-in capital in prior years. Excess tax benefits that were not previously recognized, as well as a valuation allowance recognized for deferred tax assets as a result of the adoption of this ASU, were recorded on a modified retrospective basis through a cumulative-effect adjustments to retained earnings as of the beginning of 2017 totaling $1.1 million. As a part of the adoption of this ASU, stock compensation awards will have more dilutive effect on the Company's earnings per share prospectively.
Under this guidance, cash flows related to excess tax benefits will no longer be separately classified as financing activities apart from other income tax cash flow. The Company elected to apply this part of the guidance retrospectively, which resulted in adjustments to both net cash provided by operating activities and net cash provided by (used in) financing activities for the years ended December 31, 2016, 2015 and 2014 as follows:

	Years Ended December 31,
	2016	2015	2014
Net cash provided by operating activities previously reported	$1,016,580	$894,793	$689,420
Add: excess tax benefits from stock-based compensation	2,773	30	19,582
Net cash provided by operating activities	$1,019,353	$894,823	$709,002

Net cash provided by (used in) financing activities previously reported	$(894,292)	$1,873,182	$107,401
Less: excess tax benefits from stock-based compensation	(2,773)	(30)	(19,582)
Net cash provided by (used in) financing activities	$(897,065)	$1,873,152	$87,819
Additionally, this guidance permits entities to make an accounting policy to estimate forfeitures each period or to account for forfeitures as they occur. The Company elected to continue to estimate forfeitures.
In March 2016, the FASB issued ASU 2016-06, Derivatives and Hedging (Topic 815), Contingent Put and Call Options in Debt Instruments ("ASU 2016-06"). This ASU clarifies the requirements for assessing whether contingent call (put) options that can accelerate the payment of principal on debt instruments are clearly and closely related to their debt hosts. An entity performing the assessment under the amendments in this ASU is required to assess the embedded call (put) options solely in accordance with the four-step decision sequence. This guidance is to be applied on a modified retrospective basis to existing debt instruments as of the beginning of the fiscal year in which the amendments are effective, and is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. The Company adopted ASU 2016-06 in the three months ended March 31, 2017. The adoption of this standard did not impact the Company's consolidated financial statements.
In March 2016, the FASB issued ASU 2016-05, Derivatives and Hedging (Topic 815), Effect of Derivative Contract Novations on Existing Hedge Accounting Relationships ("ASU 2016-05"). This ASU clarifies that a change in the counterparty to a derivative instrument that has been designated as a hedging instrument under Topic 815 does not, in and of itself, require dedesignation of that hedging relationship provided that all other hedge accounting criteria continue to be met. This ASU may be applied prospectively or using a modified retrospective approach, and is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. The Company adopted ASU 2016-05 in the three months ended March 31, 2017. The adoption of ASU 2016-05 did not impact the Company's consolidated financial statements.

EQUINIX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Accounting Standards Not Yet Adopted
In January 2017, Financial Accounting Standards Board ("FASB") has issued Accounting Standards Update ("ASU") No. 2017-04 Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. This ASU is to simplify the subsequent measurement of goodwill. The ASU eliminates step 2 from the goodwill impairment test and the requirements for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment and, if it fails that qualitative test, to perform step 2 of the goodwill impairment test. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. This ASU should be applied on a prospective basis. This ASU is effective for public business entities for its annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company currently does not expect to early adopt this ASU.
In January 2017, FASB has issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. The ASU affects all companies and other reporting organizations that must determine whether they have acquired or sold a business. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The ASU is effective for annual periods beginning after December 15, 2017, including interim periods within those periods. The Company is currently evaluating the impact that the adoption of this standard will have on its consolidated financial statements.
In October 2016, FASB issued ASU 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory. This ASU requires the recognition of the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. This ASU is effective for fiscal years and interim period within those fiscal years, beginning after December 15, 2017, with early adoption permitted. The Company is currently evaluating the impact that the adoption of this standard will have on its consolidated financial statements but does not expect to early adopt this ASU.
In June 2016, FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The ASU requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. The ASU requires enhanced disclosures to help investors and other financial statement users better understand significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an organization’s portfolio. These disclosures include qualitative and quantitative requirements that provide additional information about the amounts recorded in the financial statements. In addition, the ASU amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. The ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019, with early adoption permitted for all organizations for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Company expects this ASU to impact its accounts receivable and is currently evaluating the extent of the impact that the adoption of this ASU will have on its consolidated financial statements.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) ("ASU 2016-02"). The new guidance requires lessees to recognize the following for leases with terms of more than 12 months: (1) a lease liability, which is a lessee‘s obligation to make lease payments arising from a lease, measured on a discounted basis; and (2) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Under the new guidance, lessor accounting is largely unchanged. Certain targeted improvements were made to align, where necessary, lessor accounting with the lessee accounting model and Topic 606, Revenue from Contracts with Customers. The new lease guidance simplified the accounting for sale and leaseback transactions primarily because lessees must recognize lease assets and lease liabilities. Lessees (for capital and operating leases) and lessors (for sales-type, direct financing, and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach includes a number of optional practical expedients that we may elect to apply. ASU 2016-02 is effective for public companies for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, with early adoption permitted. While the Company is currently evaluating the impact that the adoption of this standard will have on its consolidated financial statements, the Company believes this standard will have a significant impact on its consolidated financial statements due, in part, to the substantial amount of operating leases it has.
In January 2016, the FASB issued ASU 2016-01, Financial Instruments- Overall (Subtopic 825-10) ("ASU 2016-01"), which requires all equity investments to be measured at fair value with changes in the fair value recognized through net income other than those accounted for under equity method of accounting or those that result in consolidation of the investees. The ASU also requires that an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. In addition the ASU eliminates the requirement to disclose

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the fair value of financial instruments measured at amortized cost for entities that are not public business entities and the requirement to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet for public business entities. ASU 2016-01 is effective for public companies for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company currently holds publicly traded equity securities that are classified as “available-for-sale” and are carried at fair value with unrealized gains and losses reported in stockholders’ equity as a component of other comprehensive income (loss). On adoption of this ASU, the unrealized gains and losses will be recognized through net income. The Company has not elected to measure its financial liabilities at fair value therefore, does not expect an impact on the accounting for its financial liabilities.
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”) Topic 606 and issued subsequent amendments to the initial guidance in August 2015, March 2016, April 2016 and May 2016 within ASU 2015-14, ASU 2016-08, ASU 2016-10, ASU 2016-12 and ASU 2016-20, respectively (ASU 2014-09, ASU 2015-14, ASU 2016-08, ASU 2016-10, ASU 2016-11, ASU 2016-12 and ASU 2016-20 collectively, Topic 606). Topic 606 will replace most existing revenue recognition guidance in U.S. GAAP. The core principle of Topic 606 is that an entity should recognize revenue for the transfer of goods or services equal to the amount that it expects to be entitled to receive for those goods or services. Topic 606 requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments.
Topic 606 allows entities to adopt with one of these two methods: full retrospective, which applies retrospectively to each prior reporting periods presented or modified retrospective, which recognizes the cumulative effect of initially applying the revenue standard as an adjustment to the opening balance of retained earnings in the period of initial application. The Company currently anticipates adopting the standard using the modified retrospective method.
Topic 606, as amended, is effective for annual reporting periods beginning after December 15, 2017, including interim reporting periods therein (i.e., January 1, 2018, for a calendar year entity). Early application for public entities is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. The Company expects to adopt the standard on January 1, 2018.
While the Company is continuing to evaluate all potential impacts of the standard, the Company believes the most significant impact relates to its accounting for installation revenue and the cost to obtain contracts. Under the new standard, the Company expects to recognize installation revenue over the contract period rather than over the estimated installation life. Under the new standard, the Company is required to capitalize and amortize certain costs to obtain contracts. Therefore, these costs to obtain contracts will not be immediately expensed, but will be capitalized and amortized over the estimated contract term plus estimated renewal term.
Accounting Standards Adopted
In September 2015, the FASB issued ASU 2015-16, Business Combinations (“ASU 2015-16”), to simplify accounting for adjustments made to provisional amounts recognized in a business combination by eliminating the requirement to retrospectively account for those adjustments. This ASU is effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years with early adoption permitted. The amendments in this ASU require that the acquirer record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization or other income effects as a result of changes to provisional amounts, calculated as if the accounting had been completed at the acquisition date. The Company adopted ASU 2015-16 in the three months ended March 31, 2016. Adjustments to provisional amounts for the TelecityGroup acquisition are discussed in Note 2 Acquisitions.
In May 2015, the FASB issued ASU 2015-07, Fair Value Measurement (“ASU 2015-07”), which permits a reporting entity, as a practical expedient, to measure the fair value of certain investments using the net asset value per share of the investment. This ASU is effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years with early adoption permitted. A reporting entity should apply the amendment retrospectively to all periods presented. The retrospective approach requires that an investment for which fair value is measured using the net asset value per share practical expedient be removed from the fair value hierarchy in all periods presented in an entity’s financial statements. The Company adopted ASU 2015-07 in the three months ended March 31, 2016. The adoption of ASU 2015-07 did not have a significant impact on the Company's consolidated financial statements.
In February 2015, the FASB issued ASU 2015-02, Consolidations (“ASU 2015-02”). This ASU requires companies to adopt a new consolidation model, specifically: (1) the ASU modifies the evaluation of whether limited partnerships and similar legal entities are VIEs or voting interest entities; (2) the ASU eliminates the presumption that a general partner should consolidate limited partnership; (3) the ASU affects the consolidation analysis of reporting entities that involved with VIEs and (4) the ASU provides

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a scope exception from consolidation guidance for reporting entities with interests in legal entities that are required to comply with or operate in accordance with requirements that are similar Rule 2a-7 of the Investment Company Act of 1940 for registered money market funds. This ASU is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2015, with early adoption permitted. The Company adopted ASU 2015-02 in the three months ended March 31, 2016. The adoption of ASU 2015-02 did not have a significant impact on the Company's consolidated financial statements.
In January 2015, the FASB issued ASU 2015-01, Income Statement – Extraordinary and Unusual Items (“ASU 2015-01”), to simplify the income statement presentation requirements by eliminating the concept of extraordinary items. ASU 2015-01 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015, with early adoption permitted provided that the guidance is applied from the beginning of the fiscal year of adoption. The Company adopted ASU 2015-01 in the three months ended March 31, 2016. The adoption of ASU 2015-01 did not have a significant impact on the Company's consolidated financial statements.
2.     Acquisitions
Offer for Certain Verizon Data Center Assets
On December 6, 2016, the Company entered into a transaction agreement with Verizon Communications Inc. ("Verizon") to acquire Verizon's colocation services business at 24 data center sites, consisting of 29 data center buildings, located in the United States, Brazil and Colombia, for a cash purchase price of $3,600,000,000. The acquisition is expected to close by mid-2017. The Company expects to fund the acquisition with a combination of cash on hand and proceeds of debt and equity financings. The Company expects to account for the Verizon data center sites acquisition as a business combination using the acquisition method of accounting.
In connection with the Verizon data center sites acquisition, the Company entered into a commitment letter (the "Commitment Letter"), dated December 6, 2016, with JPMorgan Chase Bank, N.A., Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Commitment Parties"), pursuant to which the Commitment Parties have committed to provide a senior unsecured bridge facility in an aggregate principal amount of $2,000,000,000 for the purposes of funding (i) a portion of the cash consideration for the acquisition and (ii) the fees and expenses incurred in connection with the acquisition. The full amount must be drawn in a single drawing. The initial maturity date is 12 months from the date of the drawdown and, at the initial maturity date (if not repaid prior to that time), it will be converted into a seven-year senior unsecured term loan. Advances funded under the bridge facility shall accrue interest per annum at a rate of 4.25% which will increase by an additional 25 basis points 30 days after the closing date, by an additional 25 basis points 60 days after the closing date, by an additional 50 basis points 90 days after the closing date, and by an additional 50 basis points 120 days after the closing date, to the total cap, which is 1.75% per annum plus the greatest of (i) the yield per annum on the 5.875% Senior Notes Due 2016 (on the basis of the yield to maturity thereof), (ii) the yield per annum on the J.P. Morgan US Dollar Global High Yield Index minus 1.61% and (iii) 5.250% per annum, 180 days after the closing date. Commitment fees associated with the Commitment Letter are equal to (i) 0.50% of the commitment plus (ii) an additional 0.25% of the commitment that is four months after the date in which the Commitment Letter was entered into. As of December 31, 2016, the Company had accrued $10,000,000 of commitment fees associated with the Commitment Letter and amortized $2,174,000 to interest expense in the consolidated statement of operations. As of December 31, 2016, the Company had not drawn against the Commitment Letter.
Paris IBX Data Center Acquisition
On August 1, 2016, the Company completed the purchase of Digital Realty Trust, Inc.'s ("Digital Realty's") operating business, including its real estate and facility, located in St. Denis, Paris for cash consideration of approximately €193,768,000 or $216,400,000 at the exchange rate in effect on August 1, 2016 (the "Paris IBX Data Center Acquisition"). A portion of the building was leased to the Company and was being used by the Company as its Paris 2 and Paris 3 data centers. The Paris 2 lease was accounted for as an operating lease and the Paris 3 lease was accounted for as a financing lease. Upon acquisition, the Company in effect terminated both leases. The Company settled the financing lease obligation of Paris 3 for €47,790,000 or approximately $53,372,000 and recognized a loss on debt extinguishment of €8,828,000 or approximately $9,894,000. The Paris IBX Data Center Acquisition constitutes a business under the accounting standard for business combinations and as a result, the Paris IBX Data Center Acquisition was accounted for as a business combination using the acquisition method of accounting.
The Company included the incremental Paris IBX Data Center's results of operations from August 1, 2016 and the estimated fair value of assets acquired and liabilities assumed in its consolidated balance sheets beginning August 1, 2016. The Company

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

incurred acquisition costs of approximately $11,978,000 for the year ended December 31, 2016 related to the Paris IBX Data Center Acquisition.
Purchase Price Allocation
Under the acquisition method of accounting, the total purchase price is allocated to the assets acquired and liabilities assumed measured at fair value on the date of acquisition. As of the date of this annual report, the Company had completed the detailed valuation analysis to derive the fair value of the following items including, but not limited to property, plant and equipment, intangible assets and leasehold interests. During the fourth quarter of 2016, the Company recorded certain measurement period adjustments that were insignificant to the results from operations for the year ended December 31, 2016.
The purchase price allocation, which excludes settlement of the Paris 3 financing obligations, was as follows (in thousands):

Cash and cash equivalent	$4,073
Accounts receivable	1,507
Other current assets	794
Property, plant and equipment	143,972
Intangible assets	11,758
Goodwill	48,835
Other assets	81
Total assets acquired	211,020
Accounts payable and accrued liabilities	(2,044)
Other current liabilities	(2,798)
Deferred tax liabilities	(42,395)
Other liabilities	(755)
Net assets acquired	$163,028
Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. Goodwill is not expected to be deductible for local tax purposes. Goodwill will not be amortized and will be tested for impairment at least annually.
The following table presents certain information on the acquired identifiable intangible assets (dollars in thousands):

Intangible Assets	Fair Value	Estimated Useful Lives (Years)	Weighted-average Estimated Useful Lives (Years)
In-place leases	$7,485	0.9 - 9.4	4.3
Favorable leasehold interests	4,273	1.9 - 6.7	5.3
The fair value of in-place lease value may consist of a variety of components including, but not necessarily limited to: the value associated with avoiding the cost of originating the acquired in-place leases. The fair value of favorable leases was estimated based on the income approach, by computing the net present value of the difference between the contractual amounts to be paid pursuant to the lease agreements and estimates of the fair market lease rates for the corresponding in place leases measured over remaining non-cancellable terms of the leases. The fair value measurements were based on significant inputs that are not observable in the market and thus represent Level 3 measurements as defined in the accounting standard for fair value measurements.
The fair value of the property, plant and equipment was estimated by applying the income approach or cost approach, such as cash flows or earnings that an asset can be expected to generate over its useful life or the replacement or reproduction cost.
For the year ended December 31, 2016, the incremental revenues from the Paris IBX Data Center Acquisition were $4,084,000 and the incremental net income was not significant to the Company’s consolidated statement of operations. The incremental results of operations from the Paris IBX Data Center Acquisition are not significant; therefore the Company does not present pro forma combined results of operations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

TelecityGroup Acquisition
On January 15, 2016, the Company completed the acquisition of the entire issued and to be issued share capital of TelecityGroup. TelecityGroup operates data center facilities in cities across Europe. The acquisition of TelecityGroup enhances the Company's existing data center portfolio by adding new IBX metro markets in Europe including Dublin, Helsinki, Istanbul, Manchester, Milan, Sofia, Stockholm and Warsaw. As a result of the transaction, TelecityGroup has become a wholly-owned subsidiary of Equinix.
Under the terms of the acquisition, the Company acquired all outstanding shares of TelecityGroup and all vested equity awards of TelecityGroup at 572.5 pence in cash and 0.0336 new shares of Equinix common stock for a total purchase consideration of approximately £2,624,500,000 or approximately $3,743,587,000 at the exchange rate in effect on the acquisition date. In addition, the Company assumed $1,299,000 of vested TelecityGroup's employee equity awards as part of consideration transferred. The Company incurred acquisition costs of approximately $42,490,000 during the year ended December 31, 2016 related to the TelecityGroup acquisition.
In connection with the TelecityGroup acquisition, the Company placed £322,851,000 or approximately $475,689,000 into a restricted cash account, which was included in the current portion of restricted cash in the consolidated balance sheet as of December 31, 2015. The cash was released upon completion of the acquisition.
Also, in connection with TelecityGroup acquisition, the Company entered into a bridge credit agreement with J.P. Morgan Chase Bank, N.A. as the initial lender and as administrative agent for the lenders for a principal amount of £875,000,000 or approximately $1,289,000,000 at the exchange rate in effect on December 31, 2015 (the “Bridge Loan”). The Company did not make any borrowings under the Bridge Loan and the Bridge Loan was terminated on January 8, 2016.
Purchase Price Allocation
Under the acquisition method of accounting, the assets acquired and liabilities assumed in a business combination shall be measured at fair value at the date of the acquisition. As of the date of this annual report, the Company has completed the detailed valuation analysis to derive the fair value of the following items including, but not limited to, intangible assets, accounting for lease contracts; asset retirement obligations; favorable leasehold interests; assets and liabilities held for sale, deferred revenue; property, plant and equipment; accruals and taxes. Prior quarterly reports reported the allocation of the purchase price to acquired assets and liabilities based on provisional estimates that were subject to continuing management analysis. As of December 31, 2016, the Company has updated the final allocation of purchase price for TelecityGroup from provisional amounts reported as of March 31, 2016, which primarily resulted in increases to intangible assets of $36,758,000 and deferred tax liabilities of $19,500,000 and decreases in capital lease and other financing obligations of $34,443,000, goodwill of $22,511,000 and assets held for sale of $36,865,000. The changes did not have a significant impact on the Company’s results from operations for the year ended December 31, 2016.

EQUINIX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

As of the acquisition date, the allocation of the purchase price was as follows (in thousands):

Cash and cash equivalents	$73,368
Accounts receivable	24,042
Other current assets	41,079
Assets held for sale	877,650
Property, plant and equipment	1,058,583
Goodwill	2,215,567
Intangible assets	694,243
Deferred tax assets	994
Other assets	4,102
Total assets acquired	4,989,628
Accounts payable and accrued expenses	(84,367)
Accrued property, plant and equipment	(3,634)
Other current liabilities	(27,233)
Liabilities held for sale	(155,650)
Capital lease and other financing obligations	(165,365)
Mortgage and loans payable	(592,304)
Deferred tax liabilities	(176,168)
Other liabilities	(40,021)
Net assets acquired	$3,744,886

The purchase price allocation above, as of the acquisition date, includes acquired assets and liabilities that were classified by the Company as held for sale (Note 4).
The following table presents certain information on the acquired intangible assets (dollars in thousands):

Intangible Assets	Fair Value	Estimated Useful Lives (Years)	Weighted-average Estimated Useful Lives (Years)
Customer relationships	$591,956	13.5	13.5
Trade names	72,033	1.5	1.5
Favorable leases	30,254	2.0 - 25.4	19.7

The fair value of customer relationships was estimated by applying an income approach. The fair value was determined by calculating the present value of estimated future operating cash flows generated from existing customers less costs to realize the revenue. The Company applied a weighted-average discount rate of approximately 8.5%, which reflected the nature of the assets as it relates to the estimated future operating cash flows. Other significant assumptions used to estimate the fair value of the customer relationships include projected revenue growth, customer attrition rates, sales and marketing expenses and operating margins. The fair value of the TelecityGroup's trade names was estimated using the relief of royalty approach. The Company applied a relief of royalty rate of 2.0% and a weighted-average discount rate of approximately 9.0%. The other acquired identifiable intangible assets were estimated by applying a relief of royalty or cost approach as appropriate. The fair value measurements were based on significant inputs that are not observable in the market and thus represent Level 3 measurements as defined in the accounting standard for fair value measurements.
The fair value of the property, plant and equipment was estimated by applying the income approach or cost approach. The income approach is used to estimate fair value based on the income stream, such as cash flows or earnings that an asset can be expected to generate over its useful life. There are two primary methods of applying the income approach to determine the fair value of assets: the discounted cash flow method and the direct capitalization method. The key assumptions include the estimated earnings, discount rate and direct capitalization rate. The cost approach is to use the replacement or reproduction cost as an indicator of fair value. The premise of the cost approach is that a market participant would pay no more for an asset than the amount for

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

which the asset could be replaced or reproduced. The key assumptions of the cost approach include replacement cost, physical deterioration, functional and economic obsolescence, economic useful life, remaining useful life, age and effective age.
The Company determined the fair value of the loans payable assumed in the TelecityGroup acquisition by estimating TelecityGroup’s debt rating and reviewing market data with a similar debt rating and other characteristics of the debt, including the maturity date and security type. On January 15, 2016, the Company prepaid and terminated these loans payable. In conjunction with the repayment of the loans payable, the Company incurred an insignificant amount of pre-payment penalties and interest rate swap termination costs, which were recorded as interest expense in the consolidated statement of operations.
Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. The goodwill is attributable to the workforce of the acquired business and the significant synergies expected to arise after the acquisition. Goodwill is not expected to be deductible for local tax purposes. Goodwill will not be amortized and will be tested for impairment at least annually. Goodwill recorded as a result of the TelecityGroup acquisition, except for the goodwill associated with asset held for sale, is attributable to the Company’s EMEA region. The Company's results of continuing operations include TelecityGroup revenues of $399,978,000 and net loss from continuing operations of $47,133,000 for the period January 15, 2016 through December 31, 2016.
Bit-isle Acquisition
On November 2, 2015, the Company, acting through its Japanese subsidiary, completed a cash tender offer for approximately 97% of the equity instruments, including stock options, of Tokyo-based Bit-isle. The Company acquired the remaining outstanding equity instruments of Bit-isle in December 2015. The offer price was JPY 922 per share, in an all cash transaction totaling ¥33,196,000,000 or approximately $275,367,000 at the exchange rate in effect on the date of the acquisition.
On September 30, 2015, the Company, acting through its Japanese subsidiaries as borrowers, entered into a term loan agreement (the “Bridge Term Loan Agreement”) with the Bank of Tokyo-Mitsubishi UFJ, Ltd. (“BTMU”). Pursuant to the Bridge Term Loan Agreement, BTMU committed to provide a senior bridge loan facility (the “Bridge Term Loan”) in the amount of up to ¥47,500,000,000, or approximately $395,675,000 at the exchange rate in effect on September 30, 2015. Proceeds from the Bridge Term Loan were to be used exclusively for the acquisition of Bit-isle, the repayment of Bit-isle’s existing debt and transaction costs incurred in connection with the closing of the Bridge Term Loan and the acquisition of Bit-isle. In October 2016, the Company borrowed ¥47,500,000,000 on a five year term loan agreement with BTMU and repaid the Bridge Term Loan. See Note 10 for further information.
The Company included Bit-isle’s results of operations from November 2, 2015 and the estimated fair value of assets acquired and liabilities assumed in its consolidated balance sheets beginning November 2, 2015. The Company incurred acquisition costs of approximately $8,645,000 for the year ended December 31, 2015 related to the Bit-isle Acquisition.
In June 2016, the Company approved the divestiture of the solar power assets of Bit-isle. See Note 4 below for further information.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Purchase Price Allocation
Under the acquisition method of accounting, the total purchase price was allocated to Bit-isle’s net tangible and intangible assets based upon their fair value as of the Bit-isle acquisition date. Based upon the purchase price and the valuation of Bit-isle, the final purchase price allocation was as follows (in thousands):

Cash and cash equivalents	$33,198
Accounts receivable	7,359
Other current assets	51,038
Long-term investments	3,806
Property, plant and equipment	308,985
Goodwill	95,444
Intangible assets	111,374
Other assets	22,981
Total assets acquired	634,185
Accounts payable and accrued expenses	(15,028)
Accrued property, plant and equipment	(465)
Capital lease and other financing obligations	(108,833)
Mortgage and loans payable	(190,227)
Other current liabilities	(8,689)
Deferred tax liabilities	(32,192)
Other liabilities	(3,384)
Net assets acquired	$275,367
The following table presents certain information on the acquired identifiable intangible assets (dollars in thousands):

Intangible Assets	Fair Value	Estimated Useful Lives (Years)	Weighted-average Estimated Useful Lives (Years)
Customer relationships	$105,434	13	13
Trade name	3,455	2	2
Favorable solar contracts	2,410	18	18
Other intangible assets	75	0.25	0.25
The fair value of customer relationships was estimated by applying an income approach. The fair value was determined by calculating the present value of estimated future operating cash flows generated from existing customers less costs to realize the revenue. The Company applied a weighted-average discount rate of approximately 11.0%, which reflected the nature of the assets as it relates to the estimated future operating cash flows. Other significant assumptions used to estimate the fair value of the customer relationships include projected revenue growth, customer attrition rates, sales and marketing expenses and operating margins. The fair value of the Bit-isle trade name was estimated using the relief of royalty approach. The Company applied a relief of royalty rate of 2.0% and a weighted-average discount rate of approximately 12.0%. The other acquired identifiable intangible assets were estimated by applying an income or cost approach as appropriate. The fair value measurements were based on significant inputs that are not observable in the market and thus represent Level 3 measurements as defined in the accounting standard for fair value measurements.
The fair value of the property, plant and equipment was estimated by applying the income approach or cost approach. The income approach is used to estimate fair value based on the income stream, such as cash flows or earnings that an asset can be expected to generate over its useful live. There are two primary methods of applying the income approach to determine the fair value assets: the discounted cash flow method and the direct capitalization method. The key assumptions include the estimated earnings, discount rate and direct capitalization rate. The cost approach is to use the replacement or reproduction cost as an indicator of fair value. The premise of the cost approach is that a market participant would pay no more for an asset than the amount that

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

the asset could be replaced or reproduced. The key assumptions of the cost approach include replacement cost new, physical deterioration, functional and economic obsolescence, economic useful life, remaining useful life, age and effective age.
The Company determined the fair value of the loans payable assumed in the Bit-isle Acquisition by estimating Bit-isle’s debt rating and reviewed market data with a similar debt rating and other characteristics of the debt, including the maturity date and security type. During the year ended December 31, 2015, the Company prepaid and terminated the majority of these loans payable. In conjunction with the repayment of the loans payable, the company incurred an insignificant amount of pre-payment penalties and interest rate swap termination costs, which were recorded as interest expense in the consolidated statement of operations for the year ended December 31, 2015.
Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. The goodwill is attributable to the workforce of the acquired business and the significant synergies expected to arise after the acquisition. The goodwill is not expected to be deductible for local tax purposes. Goodwill will not be amortized and will be tested for impairment at least annually. Goodwill recorded as a result of the Bit-isle acquisition is attributable to the Company’s Asia-Pacific reportable segment (see Note 17) and reporting unit (see Note 6). For the year ended December 31, 2015, the Company's results of continuing operations include Bit-isle revenues of $21,588,000 and net losses of $3,233,000.
Unaudited Pro Forma Combined Consolidated Financial Information
The following unaudited pro forma combined consolidated financial information has been prepared by the Company using the acquisition method of accounting to give effect to the TelecityGroup acquisition as though it occurred on January 1, 2015 and the Bit-isle acquisition as though it occurred on January 1, 2014. The Company completed the TelecityGroup acquisition on January 15, 2016 and the Bit-isle acquisition on November 2, 2015. TelecityGroup's operating results for the period January 15, 2016 through December 31, 2016 are included in the consolidated statement of operations for the year ended December 31, 2016. The pro forma effect for the period January 1 through January 14, 2016 was insignificant. The unaudited pro forma combined consolidated financial information reflects certain adjustments, such as additional depreciation, amortization and interest expense on assets and liabilities acquired.
The unaudited pro forma combined consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations that would have actually been reported had the acquisitions occurred on the above dates, nor is it necessarily indicative of the future results of operations of the combined company.
The following table sets forth the unaudited pro forma consolidated combined results of operations for the years ended December 31, 2015 and 2014 (in thousands):

	2015	2014
Revenues	$3,244,349	$2,614,127
Net income from continuing operations	141,496	(251,067)
Basic EPS	2.10	(4.80)
Diluted EPS	2.08	(4.80)
Nimbo Acquisition
On January 14, 2015, the Company acquired all of the issued and outstanding share capital of Nimbo Technologies Inc. (“Nimbo”), a company which specializes in migrating business applications to the cloud with extensive experience moving legacy applications into a hybrid cloud architecture, and connecting legacy data centers to the cloud, for a cash payment of $10,000,000 and a contingent earn-out arrangement to be paid over two years (the “Nimbo Acquisition”). Nimbo continues to operate under the Nimbo name. The Nimbo Acquisition was accounted for using the acquisition method. As a result of the Nimbo Acquisition, the Company recorded goodwill of $17,192,000, which represents the excess of the total purchase price over the fair value of the assets acquired and liabilities assumed. The Company recorded the contingent earn-out arrangement at its estimated fair value. The results of operations for Nimbo are not significant to the Company; therefore, the Company does not present its purchase price allocation or pro forma combined results of operations. In addition, any prospective changes in the Company’s earn-out estimates are not expected to have a material effect on the Company’s consolidated statement of operations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

ALOG Acquisition
On April 25, 2011, the Company and RW Brasil Fundo de Investimento em Participações, a subsidiary of Riverwood Capital L.P. (“Riverwood”), completed the acquisition of approximately 90% of the outstanding capital stock of ALOG Data Centers do Brasil S.A. (“ALOG”). As a result, the Company acquired an approximate 53% controlling equity interest in ALOG (the “ALOG Acquisition”).
In July 2014, the Company and Riverwood entered into a purchase and sale agreement in which the Company acquired Riverwood’s interest in ALOG and the approximate 10% of ALOG owned by ALOG management, which resulted in the Company owning 100% of ALOG. The net purchase price of $225,629,000 consisted of: (i) $216,484,000 of cash paid to Riverwood and ALOG management to acquire their interests in ALOG, (ii) $8,459,000 of cash paid for the common shares of ALOG related to vested and outstanding stock options to purchase common shares of ALOG that were held by ALOG employees and (iii) $686,000 for the assumption of Riverwood’s portion of the contingent consideration in connection with the acquisition of ALOG in 2011. The cash portion of the purchase price was paid on the closing date in July 2014. The net increase in the redemption value of the redeemable non-controlling interests of $90,966,000 and transaction costs of $1,333,000 were recorded in additional paid-in capital during the year ended December 31, 2014.
3.    Earnings Per Share
The following table sets forth the computation of basic and diluted EPS for the years ended December 31 (in thousands, except per share amounts):

	2016	2015	2014
Net income (loss) from continuing operations	$114,408	$187,774	$(260,726)
Net income from discontinued operations, net of tax	12,392	—	—
Net income (loss)	126,800	187,774	(260,726)
Net loss from continuing operations attributable to redeemable non-controlling interests	—	—	1,179
Net income (loss) attributable to Equinix, basic and diluted	$126,800	$187,774	$(259,547)

Weighted-average shares used to calculate basic EPS	70,117	57,790	52,359
Effect of dilutive securities:
Employee equity awards	699	693	—
Total dilutive potential shares	699	693	—
Weighted-average shares used to calculate diluted EPS	70,816	58,483	52,359

Basic EPS attributable to Equinix:
Continuing operations	$1.63	$3.25	$(4.96)
Discontinued operations	0.18	—	—
Basic EPS	$1.81	$3.25	$(4.96)

Diluted EPS attributable to Equinix:
Continuing operations	$1.62	$3.21	$(4.96)
Discontinued operations	0.17	—	—
Diluted EPS	$1.79	$3.21	$(4.96)

EQUINIX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The following table sets forth potential shares of common stock that are not included in the diluted EPS calculation above because to do so would be anti-dilutive for the years ended December 31 (in thousands):

	2016	2015	2014
Shares related to the potential conversion of 3.00% convertible subordinated notes	—	—	861
Shares related to the potential conversion of 4.75% convertible subordinated notes	893	1,977	2,824
Common stock related to employee equity awards	27	88	1,820
	920	2,065	5,505
4.    Assets Held for Sale
During the fourth quarter of 2015, the Company entered into an agreement to sell a parcel of land in San Jose, California and reported the San Jose land parcel as an asset held for sale in the accompanying consolidated balance sheet as of December 31, 2015. The sale was completed in February 2016 and the Company recognized a gain on sale of $5,242,000.
In order to obtain the approval of the European Commission for the acquisition of TelecityGroup, the Company and TelecityGroup agreed to divest certain data centers, including the Company’s London 2 data center ("LD2") and certain data centers of TelecityGroup in the United Kingdom ("UK"), Netherlands, and Germany. The assets and liabilities of LD2, which were included within the EMEA operating segment, were classified as held for sale in the fourth quarter of 2015 and, therefore, the corresponding depreciation and amortization expense was ceased at that time. This divestiture was not presented as discontinued operations in the consolidated statements of operations, because it did not represent a strategic shift in the Company's business, as the Company continued operating similar businesses after the divestiture. The divestiture was completed on July 5, 2016 and the Company recognized a gain of $27,945,000 on the sale of the LD2 data center, which is included in gain on asset sales in the consolidated statement of operations for year ended December 31, 2016. During the years ended December 31, 2016, 2015 and 2014, LD2 data center generated revenue of $6,116,000, $17,579,000 and $21,772,000, respectively, and net income of $2,327,000, $7,166,000 and $9,218,000, respectively.
The acquisition of TelecityGroup closed on January 15, 2016. Accordingly, the assets and liabilities of the TelecityGroup data centers that were divested were included in assets and liabilities held for sale in the consolidated balance sheet through July 5, 2016, the date the divestiture closed. The results of operations for the TelecityGroup data centers that were divested, as well as the gain on divestiture, were classified as discontinued operations from January 15, 2016, the date the acquisition closed, through July 5, 2016 (see Note 5).
In June 2016, the Company approved the divestiture of the solar power assets of Bit-isle. In October 2016, the Company entered into a Share Transfer Agreement for the transfer of common stock of Terra Power Co., Ltd., relating to the divestiture of the solar power assets of Bit-isle. The Company received ¥400,000,000 upon the closing of the transaction, or approximately$3,816,000 at the exchange rate in effect on October 31, 2016. By November 30, 2016, the Company had received an additional ¥2,500,000,000, or approximately $22,083,000 at the exchange rate in effect at the time of cash receipt. The Company expects to receive the remaining payment of ¥5,313,384,000 in the first quarter of 2017, or approximately $45,483,000 at the exchange rate in effect on December 31, 2016. The associated loss on the sale was insignificant. Furthermore, the revenue and net income generated by the solar power assets of Bit-isle during the years ended December 31, 2016 and 2015 were insignificant.
When an asset is classified as held for sale, the asset’s book value is evaluated and adjusted to the lower of its carrying amount or fair value less cost to sell. The determination of fair value for assets is dependent upon, among other factors, the potential sales transaction, composition of assets in the disposal group, the comparability of the disposal group to market transactions and negotiations with third party purchasers, etc. Such factors impact the range of potential fair values and the selection of the best estimates.
During the quarter ended September 30, 2016, the Company evaluated the recoverability of the carrying value of its assets held for sale. Based on the analysis, it was determined that during negotiation of the sales agreement, the Company would not recover the carrying value of certain assets. Accordingly, the Company recorded an impairment charge on other current assets of $7,698,000 in the third quarter of 2016, reducing the carrying value of such assets from $79,459,000 to the estimated fair value of $71,761,000. The revenue and net income generated by the solar power assets of Bit-isle during the year ended December 31, 2016 were insignificant.

EQUINIX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The following table summarizes the assets and liabilities that were classified in assets and liabilities held for sale in the consolidated balance sheet as of December 31 (in thousands):

	2016	2015
Accounts receivable	$—	$2,222
Other current assets	—	408
Property, plant and equipment	—	23,533
Goodwill	—	5,000
Intangible assets	—	784
Other assets	—	1,310
Total assets held for sale	$—	$33,257

Accounts payable and accrued expenses	$—	$(654)
Accrued property, plant and equipment	—	(816)
Other current liabilities	—	(435)
Other liabilities	—	(1,630)
Total liabilities held for sale	$—	$(3,535)

5. Discontinued Operations
In order to obtain the approval of the European Commission for the acquisition of TelecityGroup, the Company and TelecityGroup agreed to divest certain data centers of TelecityGroup in the United Kingdom, Netherlands and Germany. Accounting guidance requires a business activity that, on acquisition, meets the criteria to be classified as held for sale be reported as a discontinued operation. On July 5, 2016, the Company completed the sale of these data centers and related assets to Digital Realty for approximately €304,564,000 and £376,171,000, or approximately total of $827,314,000 at the exchange rates in effect on July 5, 2016. The Company recognized a gain on sale of the TelecityGroup data centers in discontinued operations of $2,351,000. The results of operations for these data centers that were divested, as well as the gain on divestiture, have been reported as net income from discontinued operations, net of tax, from January 15, 2016, the date of the acquisition, through July 5, 2016 in the Company's consolidated statement of operations.
The following table presents the financial results of the Company's discontinued operations for the year ended December 31, 2016. The Company didn't record income from discontinued operations, net of income taxes for the years ended December 31, 2015 and 2014.

2016
Revenue	$48,782
Costs and operating expenses:
Cost of revenues	24,795
Sales and marketing	1,030
General and administrative	7,026
Total costs and operating expenses	32,851
Income from operations of discontinued operations	15,931
Interest expense and other, net	(1,286)
Income from discontinued operations before income taxes	14,645
Income tax expense	(4,604)
Gain on sale of discontinued operations, net of income taxes	2,351
Income from discontinued operations, net of income taxes	$12,392
As of the date of acquisition, depreciation and amortization of discontinued operations were ceased. Capital expenditures from the date of acquisition through the date of sale were $31,537,000.

EQUINIX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

6.    Balance Sheet Components
Cash, Cash Equivalents and Short-Term and Long-Term Investments
Cash, cash equivalents and short-term and long-term investments consisted of the following as of December 31 (in thousands):

	2016	2015
Cash and cash equivalents:
Cash (1)	$345,119	$1,139,554
Cash equivalents:
Money market funds	400,388	1,089,284
Certificate of deposit	2,969	—
Total cash and cash equivalents	748,476	2,228,838
Marketable securities:
Certificates of deposit	6,988	14,106
Publicly traded equity securities	6,463	3,353
Total marketable securities	13,451	17,459
Total cash, cash equivalents and short-term and long-term investments	$761,927	$2,246,297
_________________________
(1)Excludes restricted cash.
As of December 31, 2016 and 2015, cash and cash equivalents included investments which were readily convertible to cash and had original maturity dates of 90 days or less. The maturities of debt instruments classified as short-term investments were one year or less as of December 31, 2016 and 2015. The maturities of debt instruments classified as long-term investments were greater than one year and less than three years as of December 31, 2016 and 2015.
The following table summarizes the cost and estimated fair value of marketable debt securities based on stated effective maturities as of December 31 (in thousands):

	2016		2015
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due within one year	$3,409	$3,409	$12,875	$12,875
Due after one year through three years	3,579	3,579	1,231	1,231
Total	$6,988	$6,988	$14,106	$14,106
As of December 31, 2016, the Company’s net unrealized gains (losses) on its available-for-sale securities were comprised of the following (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Certificates of deposit	$6,988	$—	$—	$6,988
Publicly traded equity securities	4,850	1,613	—	6,463
Total	$11,838	$1,613	$—	$13,451
None of the securities held at December 31, 2016 were other-than-temporarily impaired.

EQUINIX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

As of December 31, 2015, the Company’s net unrealized gains (losses) on its available-for-sale securities were comprised of the following (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Certificates of deposit	$14,106	$—	$—	$14,106
Publicly traded equity securities	3,561	—	(208)	3,353
Total	$17,667	$—	$(208)	$17,459
None of the securities held at December 31, 2015 were other-than-temporarily impaired.
Accounts Receivable
Accounts receivable, net, consisted of the following as of December 31 (in thousands):

	2016	2015
Accounts receivable	$411,920	$302,316
Allowance for doubtful accounts	(15,675)	(10,352)
Accounts receivable, net	$396,245	$291,964
Trade accounts receivable are recorded at the invoiced amount and generally do not bear interest.
The following table summarizes the activity of the Company’s allowance for doubtful accounts (in thousands):

Balance as of December 31, 2013	$6,640
Provision for allowance for doubtful accounts	7,093
Net write-offs	(3,825)
Impact of foreign currency exchange	(442)
Balance as of December 31, 2014	9,466
Provision for allowance for doubtful accounts	5,037
Net write-offs	(3,438)
Impact of foreign currency exchange	(713)
Balance as of December 31, 2015	10,352
Provision for allowance for doubtful accounts	8,260
Net write-offs	(2,521)
Impact of foreign currency exchange	(416)
Balance as of December 31, 2016	$15,675

EQUINIX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Other Current Assets
Other current assets consisted of the following as of December 31 (in thousands):

	2016	2015
Prepaid expenses	$79,258	$48,322
Taxes receivable	102,002	33,979
Other receivables	46,809	1,925
Derivative instruments	54,072	60,165
Other current assets	22,190	68,538
Total other current assets	$304,331	$212,929
Property, Plant and Equipment, Net
Property, plant and equipment, net consisted of the following as of December 31 (in thousands):

	2016	2015
Core systems	$4,760,868	$3,820,772
Buildings	2,785,799	2,383,387
Leasehold improvements	1,599,424	1,204,900
Construction in progress	645,388	351,697
Personal property	622,069	450,914
Land	237,349	183,946
	10,650,897	8,395,616
Less accumulated depreciation	(3,451,687)	(2,789,180)
Property, plant and equipment, net	$7,199,210	$5,606,436
Core systems, buildings, leasehold improvements, personal property and construction in progress recorded under capital and finance leases aggregated to $715,264,000 and $725,337,000 as of December 31, 2016 and 2015, respectively. Amortization of the assets recorded under capital leases is included in depreciation expense and accumulated depreciation on such assets totaled $161,355,000 and $117,338,000 as of December 31, 2016 and 2015, respectively.

EQUINIX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Goodwill and Other Intangibles
The following table presents goodwill and other intangible assets, net, for the year ended December 31, 2016 and 2015 (in thousands):

	2016	2015
Goodwill:
Americas	$469,438	$460,203
EMEA	2,281,306	374,070
Asia-Pacific	235,320	228,927
	$2,986,064	$1,063,200

Intangible assets, net:
Intangible assets - customer contracts	$839,593	$326,493
Intangible assets - trade names	69,519	10,390
Intangible assets - favorable leases	38,139	7,871
Intangible assets - licenses	9,697	9,697
Intangible assets - others	19	3,101
	956,967	357,552
Accumulated amortization - customer contracts	(183,270)	(120,660)
Accumulated amortization - trade names	(43,830)	(4,303)
Accumulated amortization - favorable leases	(8,027)	(5,416)
Accumulated amortization - licenses	(2,591)	(1,942)
Accumulated amortization - others	(18)	(666)
	(237,736)	(132,987)
Total intangible assets, net	$719,231	$224,565
Changes in the carrying amount of goodwill by geographic regions are as follows (in thousands):

	Americas	EMEA	Asia-Pacific	Total
Balance as of December 31, 2014	$463,902	$404,093	$134,134	$1,002,129
Purchase accounting adjustments	17,192	—	95,437	112,629
Asset held for sale adjustments	—	(5,000)	—	(5,000)
Impact of foreign currency exchange	(20,891)	(25,023)	(644)	(46,558)
Balance as of December 31, 2015	460,203	374,070	228,927	1,063,200
Purchase accounting adjustments - TelecityGroup	—	2,215,567	—	2,215,567
Purchase accounting adjustments - Paris IBX Data Center acquisition	—	48,835	—	48,835
Asset held for sale adjustments	—	1,605	—	1,605
Impact of foreign currency exchange	9,235	(358,771)	6,393	(343,143)
Balance as of December 31, 2016	$469,438	$2,281,306	$235,320	$2,986,064

EQUINIX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Changes in the net book value of intangible assets by geographic regions are as follows (in thousands):

	Americas	EMEA	Asia-Pacific	Total
Balance as of December 31, 2013	$76,224	$82,709	$25,249	$184,182
Amortization of intangibles	(12,257)	(12,795)	(2,704)	(27,756)
Impact of foreign currency exchange	(1,013)	(7,729)	(157)	(8,899)
Balance as of December 31, 2014	62,954	62,185	22,388	147,527
Nimbo acquisition	1,089	—	—	1,089
Bit-isle acquisition	—	—	111,374	111,374
Asset held for sale adjustments	—	(784)	—	(784)
Write-off of intangible asset	—	(357)	—	(357)
Amortization of intangibles	(11,432)	(11,675)	(4,339)	(27,446)
Impact of foreign currency exchange	(1,968)	(5,014)	144	(6,838)
Balance as of December 31, 2015	50,643	44,355	129,567	224,565
TelecityGroup acquisition	—	694,243	—	694,243
Paris IBX Data Center acquisition	—	11,758	—	11,758
Sale of Terra Power	—	—	(2,460)	(2,460)
Write-off of intangible asset	(573)	—	—	(573)
Amortization of intangibles	(11,348)	(97,715)	(13,799)	(122,862)
Impact of foreign currency exchange	1,395	(90,280)	3,445	(85,440)
Balance as of December 31, 2016	$40,117	$562,361	$116,753	$719,231
The Company’s goodwill and intangible assets in EMEA, denominated in the United Arab Emirates Dirham, British Pounds and Euros, goodwill and intangible assets in Asia-Pacific, denominated in Singapore Dollars, Hong Kong Dollars, Japanese Yen and Chinese Yuan and certain goodwill and intangibles in Americas, denominated in Canadian Dollars and Brazilian Reals, are subject to foreign currency fluctuations. The Company’s foreign currency translation gains and losses, including goodwill and intangibles, are a component of other comprehensive income and loss.
Estimated future amortization expense related to these intangibles is as follows (in thousands):

Years ending:
2017	$98,178
2018	71,381
2019	67,056
2020	60,805
2021	53,044
Thereafter	368,767
Total	$719,231

EQUINIX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Other Assets
Other assets consisted of the following as of December 31 (in thousands):

	2016	2015
Deferred tax assets, net	$62,308	$61,152
Prepaid expenses, non-current	80,888	54,372
Debt issuance costs, net	6,611	19,709
Deposits	40,893	33,132
Restricted cash, non-current	9,706	10,172
Derivative instruments	15,907	8,735
Other assets, non-current	9,985	11,358
Total other assets	$226,298	$198,630
Accounts Payable and Accrued Expenses
Accounts payable and accrued expenses consisted of the following as of December 31 (in thousands):

	2016	2015
Accounts payable	$60,211	$49,892
Accrued compensation and benefits	172,808	131,204
Accrued interest	95,832	67,077
Accrued taxes(1)	133,562	37,004
Accrued utilities and security	44,202	31,789
Accrued professional fees	14,071	18,380
Accrued repairs and maintenance	5,430	3,618
Accrued other	55,623	61,984
Total accounts payable and accrued expenses	$581,739	$400,948
__________________________
(1)Includes income taxes payable of $44,048,000 and $14,527,000, respectively, as of December 31, 2016 and 2015.
Other Current Liabilities
Other current liabilities consisted of the following as of December 31 (in thousands):

	2016	2015
Deferred installation revenue	$61,399	$56,055
Customer deposits	13,894	23,676
Derivative instruments	10,819	79,256
Deferred recurring revenue	18,704	12,515
Deferred rent	4,158	3,572
Dividends payable	11,999	13,674
Asset retirement obligations	10,036	—
Other current liabilities	2,131	3,538
Total other current liabilities	$133,140	$192,286

EQUINIX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Other Liabilities
Other liabilities consisted of the following as of December 31 (in thousands):

	2016	2015
Asset retirement obligations, non-current	$92,979	$78,482
Deferred tax liabilities, net	274,341	100,624
Deferred installation revenue, non-current	96,744	86,660
Deferred rent, non-current	76,566	68,787
Accrued taxes, non-current	56,208	26,763
Dividends payable, non-current	8,495	13,394
Customer deposits, non-current	4,773	4,701
Deferred recurring revenue, non-current	2,681	3,645
Derivative instruments	140	669
Other liabilities	10,321	6,688
Total other liabilities	$623,248	$390,413
The following table summarizes the activities of the Company’s asset retirement obligation liability (in thousands):

Asset retirement obligations as of December 31, 2013	$59,548
Additions	5,774
Adjustments (1)	(871)
Accretion expense	2,438
Impact of foreign currency exchange	(2,031)
Asset retirement obligations as of December 31, 2014	64,858
Additions	17,337
Adjustments (1)	(4,676)
Accretion expense	3,349
Impact of foreign currency exchange	(2,386)
Asset retirement obligations as of December 31, 2015	78,482
Additions	22,955
Adjustments (1)	(2,366)
Accretion expense	6,685
Impact of foreign currency exchange	(2,741)
Asset retirement obligations as of December 31, 2016	$103,015
__________________________
(1)Reversal of asset retirement obligations associated with leases that were amended.

7.     Derivatives and Hedging Instruments
Derivatives Designated as Hedging Instruments
Net Investment Hedges. The Company is exposed to the impact of foreign exchange rate fluctuations on its investments in foreign subsidiaries whose functional currencies are other than the U.S. dollar. In order to mitigate the impact of foreign currency exchange rates, the Company has entered into various foreign currency loans which are designated as hedges against the Company's net investment in foreign subsidiaries. As of December 31, 2016 and 2015, the total principal amount of foreign currency loans, which were designated as net investment hedges, was $646,219,000 and $411,881,000, respectively. In March 2016, the Company began using foreign exchange forward contracts to hedge against the effect of foreign exchange rate fluctuations on a portion of its net investment in the foreign subsidiaries. For a net investment hedge, changes in the fair value of the hedging instrument

EQUINIX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

designated as a net investment hedge, except the ineffective portion and forward points, are recorded as a component of other comprehensive income in the consolidated balance sheet.
The Company recorded net foreign exchange gains of $45,505,000 and $4,484,000, net of amounts reclassified to gain on sale of discontinued operations, in other comprehensive income (loss) for the years ended December 31, 2016 and 2015, respectively. The Company recorded no ineffectiveness from its net investment hedges for the years ended December 31, 2016 and 2015.
Cash Flow Hedges. The Company hedges its foreign currency translation exposure for forecasted revenues and expenses in its EMEA region between the U.S. dollar and the British Pound, Euro and Swiss Franc. The foreign currency forward and option contracts that the Company uses to hedge this exposure are designated as cash flow hedges under the accounting standard for derivatives and hedging. The Company also uses purchased collar options to manage a portion of its exposure to foreign currency exchange rate fluctuations, where the Company writes a foreign currency call option and purchases a foreign currency put option. When two or more derivative instruments in combination are jointly designated as a cash flow hedging instrument, they are treated as a single instrument.
Effective January 1, 2015, the Company began to enter into intercompany hedging instruments (“intercompany derivatives”) with a wholly-owned subsidiary of the Company in order to hedge certain forecasted revenues and expenses denominated in currencies other than the U.S. dollar. Simultaneously, the Company enters into derivative contracts with unrelated third parties to externally hedge the net exposure created by such intercompany derivatives.
The following disclosure is prepared on a consolidated basis. Assets and liabilities resulting from intercompany derivatives have been eliminated in consolidation. As of December 31, 2016, the Company's cash flow hedge instruments had maturity dates ranging from January 2017 to November 2018 as follows (in thousands):

	Notional Amount	Fair Value (1)	Accumulated Other Comprehensive Income (Loss) (2)(3)
Derivative assets	$545,638	$44,570	$42,634
Derivative liabilities	42,207	(1,815)	(1,453)
	$587,845	$42,755	$41,181
__________________________

(1)	All derivative assets related to cash flow hedges are included in the consolidated balance sheets within other current assets, other assets, other current liabilities and other liabilities.

(2)	Included in the consolidated balance sheets within accumulated other comprehensive income (loss).

(3)
The Company recorded a net gain of $31,896 within accumulated other comprehensive income (loss) relating to cash flow hedges that will be reclassified to revenue and expenses as they mature over the next 12 months.

As of December 31, 2015, the Company's cash flow hedge instruments had maturity dates ranging from January 2016 to December 2017 as follows (in thousands):

	Notional Amount	Fair Value (1)	Accumulated Other Comprehensive Income (Loss) (2)(3)
Derivative assets	$367,330	$16,027	$34,578
Derivative liabilities	47,447	(813)	(19,709)
	$414,777	$15,214	$14,869
__________________________

(1)	All derivative assets related to cash flow hedges are included in the consolidated balance sheets within other current assets, other assets, other current liabilities and other liabilities.

(2)	Included in the consolidated balance sheets within accumulated other comprehensive income (loss).

(3)
The Company recorded a net gain of $12,940 within accumulated other comprehensive income (loss) relating to cash flow hedges that will be reclassified to revenue and expenses as they mature over the next 12 months.

During the years ended December 31, 2016 and 2015, the ineffective and excluded portions of cash flow hedges recognized in other income (expense) were not significant. During the year ended December 31, 2016, the amount of net gains reclassified from accumulated other comprehensive income (loss) to revenues was $38,427,000 and the amount of net losses reclassified from

EQUINIX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

accumulated other comprehensive income (loss) to operating expenses were $19,908,000. During the year ended December 31, 2015, the amount of net gains reclassified from accumulated other comprehensive income (loss) to revenues was $27,973,000 and the amount of net losses reclassified from accumulated other comprehensive income (loss) to operating expenses was $6,256,000. During the year ended December 31, 2014, the amount of net gains reclassified from accumulated other comprehensive income (loss) to revenues was $4,332,000 and the amount of net losses reclassified from accumulated other comprehensive income (loss) to operating expenses was not significant.
Derivatives Not Designated as Hedging Instruments
Embedded Derivatives. The Company is deemed to have foreign currency forward contracts embedded in certain of the Company’s customer agreements that are priced in currencies different from the functional or local currencies of the parties involved. These embedded derivatives are separated from their host contracts and carried on the Company’s balance sheet at their fair value. The majority of these embedded derivatives arise as a result of the Company’s foreign subsidiaries pricing their customer contracts in the U.S. dollar. Gains and losses on these embedded derivatives are included within revenues in the Company’s consolidated statements of operations. During the years ended December 31, 2016 and 2015, the gain or loss associated with these embedded derivatives was insignificant. During the year ended December 31, 2014, the Company recognized a net gain of $3,807,000 associated with these embedded derivatives.
Economic Hedges of Embedded Derivatives. The Company uses foreign currency forward contracts to help manage the foreign exchange risk associated with the Company’s customer agreements that are priced in currencies different from the functional or local currencies of the parties involved (“economic hedges of embedded derivatives”). Foreign currency forward contracts represent agreements to exchange the currency of one country for the currency of another country at an agreed-upon price on an agreed-upon settlement date. Gains and losses on these contracts are included in revenues along with gains and losses of the related embedded derivatives. The Company entered into various economic hedges of embedded derivatives during the years ended December 31, 2016, 2015 and 2014. The Company recognized a net gain of $2,884,000 during the year ended December 31, 2016 and a net loss of $2,287,000 and $2,602,000 during the years ended December 31, 2015 and 2014, respectively.
Foreign Currency Forward and Option Contracts. The Company also uses foreign currency forward and option contracts to manage the foreign exchange risk associated with certain foreign currency-denominated assets and liabilities. As a result of foreign currency fluctuations, the U.S. dollar equivalent values of its foreign currency-denominated assets and liabilities change. Gains and losses on these contracts are included in other income (expense), net, along with the foreign currency gains and losses of the related foreign currency-denominated assets and liabilities associated with these foreign currency forward contracts. The Company entered into various foreign currency forward and option contracts during the years ended December 31, 2016, 2015 and 2014. The Company recognized a net gain of $74,173,000 during the year ended December 31, 2016. The Company recognized a net loss of $24,319,000 during the year ended December 31, 2015 and a net gain of $12,657,000 during the year ended December 31, 2014.

EQUINIX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Offsetting Derivative Assets and Liabilities
The following table presents the fair value of derivative instruments recognized in the Company’s consolidated balance sheets as of December 31, 2016 (in thousands):

	Gross Amounts	Gross Amounts Offset in the Consolidated Balance Sheet	Net Consolidated Balance Sheet Amounts(1)	Gross Amounts not Offset in the Consolidated Balance Sheet (2)	Net
Assets:
Designated as hedging instruments:
Cash flow hedges
Foreign currency forward and option contracts	$44,570	$—	$44,570	$(1,815)	$42,755
Net investment hedges
Foreign currency forward contracts	6,930	—	6,930	(3,310)	3,620
	51,500	—	51,500	(5,125)	46,375

Not designated as hedging instruments:
Embedded derivatives	9,745	—	9,745	—	9,745
Foreign currency forward contracts	8,734	—	8,734	(1,873)	6,861
	18,479	—	18,479	(1,873)	16,606
Additional netting benefit	—	—	—	(2,436)	(2,436)
	$69,979	$—	$69,979	$(9,434)	$60,545

Liabilities:
Designated as hedging instruments:
Cash flow hedges
Foreign currency forward and option contracts	$1,815	$—	$1,815	$(1,815)	$—
Net investment hedges
Foreign currency forward contracts	3,525	—	3,525	(3,310)	215
	5,340	—	5,340	(5,125)	215

Not designated as hedging instruments:
Embedded derivatives	1,525	—	1,525	—	1,525
Economic hedges of embedded derivatives	866	—	866	—	866
Foreign currency forward contracts	3,228	—	3,228	(1,873)	1,355
	5,619	—	5,619	(1,873)	3,746
Additional netting benefit	—	—	—	(2,436)	(2,436)
	$10,959	$—	$10,959	$(9,434)	$1,525
_______________________

(1)	As presented in the Company’s consolidated balance sheets within other current assets, other assets, other current liabilities and other liabilities.

(2)
The Company enters into master netting agreements with its counterparties for transactions other than embedded derivatives to mitigate credit risk exposure to any single counterparty. Master netting agreements allow for individual derivative contracts with a single counterparty to offset in the event of default.

EQUINIX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The following table presents the fair value of derivative instruments recognized in the Company’s consolidated balance sheets as of December 31, 2015 (in thousands):

	Gross Amounts	Gross Amounts Offset in the Consolidated Balance Sheet	Net Consolidated Balance Sheet Amounts(1)	Gross Amounts not Offset in the Consolidated Balance Sheet (2)	Net
Assets:
Designated as hedging instruments:
Foreign currency forward and option contracts	$16,027	$—	$16,027	$(813)	$15,214

Not designated as hedging instruments:
Embedded derivatives	8,926	—	8,926	—	8,926
Economic hedges of embedded derivatives	744	—	744	—	744
Foreign currency forward contracts	43,203	—	43,203	(34,577)	8,626
	52,873	—	52,873	(34,577)	18,296
Additional netting benefit	—	—	—	(9,512)	(9,512)
	$68,900	$—	$68,900	$(44,902)	$23,998

Liabilities:
Designated as hedging instruments:
Foreign currency forward and option contracts	$813	$—	$813	$(813)	$—

Not designated as hedging instruments:
Embedded derivatives	1,772	—	1,772	—	1,772
Economic hedges of embedded derivatives	417	—	417	—	417
Foreign currency forward contracts	76,923	—	76,923	(34,577)	42,346
	79,112	—	79,112	(34,577)	44,535
Additional netting benefit	—	—	—	(9,512)	(9,512)
	$79,925	$—	$79,925	$(44,902)	$35,023
_________________________

(1)	As presented in the Company’s consolidated balance sheets within other current assets, other assets, other current liabilities and other liabilities.

(2)
The Company enters into master netting agreements with its counterparties for transactions other than embedded derivatives to mitigate credit risk exposure to any single counterparty. Master netting agreements allow for individual derivative contracts with a single counterparty to offset in the event of default.

8.     Fair Value Measurements
Valuation Methods
Fair value estimates are made as of a specific point in time based on methods using the market approach valuation method which uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities or other valuation techniques. These techniques involve uncertainties and are affected by the assumptions used and the judgments made regarding risk characteristics of various financial instruments, discount rates, estimates of future cash flows, future expected loss experience and other factors.
Cash, Cash Equivalents and Investments. The fair value of the Company's investments in money market funds approximates their face value. Such instruments are included in cash equivalents. The Company’s money market funds and publicly traded equity securities are classified within Level 1 of the fair value hierarchy because they are valued using quoted prices for identical

EQUINIX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

instruments in active markets. The fair value of the Company's other investments approximate their face value and include certificates of deposit. The fair value of these investments is priced based on the quoted market price for similar instruments or nonbinding market prices that are corroborated by observable market data. Such instruments are classified within Level 2 of the fair value hierarchy. The Company determines the fair values of its Level 2 investments by using inputs such as actual trade data, benchmark yields, broker/dealer quotes, and other similar data, which are obtained from quoted market prices, custody bank, third-party pricing vendors, or other sources. The Company uses such pricing data as the primary input to make its assessments and determinations as to the ultimate valuation of its investment portfolio and has not made, during the periods presented, any material adjustments to such inputs. The Company is responsible for its consolidated financial statements and underlying estimates.
The Company uses the specific identification method in computing realized gains and losses. Realized gains and losses on the investments are included within other income (expense) in the Company’s consolidated statements of operations. Short-term and long-term investments are classified as available-for-sale and are carried at fair value with unrealized gains and losses reported in stockholders’ equity as a component of other comprehensive income or loss, net of any related tax effect. The Company reviews its investment portfolio quarterly to determine if any securities may be other-than-temporarily impaired due to increased credit risk, changes in industry or sector of a certain instrument or ratings downgrades over an extended period of time.
Derivative Assets and Liabilities. For derivatives, the Company uses forward contract and option models employing market observable inputs, such as spot currency rates and forward points with adjustments made to these values utilizing published credit default swap rates of its foreign exchange trading counterparties and other comparable companies. The Company has determined that the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, therefore the derivatives are categorized as Level 2.
During the years ended December 31, 2016 and 2015, the Company did not have any nonfinancial assets or liabilities measured at fair value on a recurring basis.
The Company’s financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2016 were as follows (in thousands):

	Fair Value at December 31,	Fair Value Measurement Using
	2016	Level 1	Level 2
Assets:
Cash	$345,119	$345,119	$—
Money market and deposit accounts	400,388	400,388	—
Publicly traded equity securities	6,463	6,463	—
Certificates of deposit	9,957	—	9,957
Derivative instruments (1)	69,979	—	69,979
	$831,906	$751,970	$79,936
Liabilities:
Derivative instruments (1)	$10,959	$—	$10,959
_________________________

(1)
Includes both foreign currency embedded derivatives and foreign currency forward and option contracts. Amounts are included within other current assets, other assets, other current liabilities and other liabilities in the Company’s consolidated balance sheet.

EQUINIX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The Company’s financial assets and liabilities measured at fair value on a recurring basis at December 31, 2015 were as follows (in thousands):

	Fair Value at December 31,	Fair Value Measurement Using
	2015	Level 1	Level 2
Assets:
Cash	$1,139,554	$1,139,554	$—
Money market and deposit accounts	1,089,284	1,089,284	—
Publicly traded equity securities	3,353	3,353	—
Certificates of deposit	14,106	—	14,106
Derivative instruments (1)	68,900	—	68,900
	$2,315,197	$2,232,191	$83,006
Liabilities:
Derivative instruments (1)	$79,925	$—	$79,925
_________________________

(1)
Includes embedded derivatives, foreign currency embedded derivatives and foreign currency forward contracts. Amounts are included within other current assets, other current liabilities and other liabilities in the Company’s consolidated balance sheet.

The Company did not have any Level 3 financial assets or financial liabilities during the years ended December 31, 2016 and 2015.
9.     Leases
Capital Lease and Other Financing Obligations
The Company’s capital lease and other financing obligations expire at various dates ranging from 2017 to 2053. The weighted average effective interest rate of the Company’s capital lease and other financing obligations was 7.96% as of December 31, 2016.
The Company’s capital lease and other financing obligations are summarized as follows as of December 31, 2016 (in thousands):

	Capital Lease Obligations	Other Financing Obligations	Total
2017	$82,688	$78,914	$161,602
2018	83,046	75,841	158,887
2019	83,871	70,893	154,764
2020	83,925	69,838	153,763
2021	84,192	70,911	155,103
Thereafter	827,125	693,385	1,520,510
Total minimum lease payments	1,244,847	1,059,782	2,304,629
Plus amount representing residual property value	—	508,857	508,857
Less amount representing interest	(551,507)	(750,191)	(1,301,698)
Present value of net minimum lease payments	693,340	818,448	1,511,788
Less current portion	(26,973)	(74,073)	(101,046)
	$666,367	$744,375	$1,410,742

EQUINIX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Tokyo 5 ("TY5") Phase 1 Equipment Leases
In February 2016, the Company entered into a lease agreement for certain equipment in TY5 data center in Tokyo metro area. The lease was accounted for as a capital lease. Monthly payments under the equipment lease will be made through February 2032 at an effective interest rate of 6.33%. The total outstanding obligation under the equipment lease was approximately ¥3,074,947,000, or $27,244,000 in U.S. dollars at the exchange rate in effect as of February 29, 2016.
Operating Leases
The Company also leases its IBX data centers and certain equipment under noncancelable operating lease agreements. The majority of the Company’s operating leases for its land and IBX data centers expire at various dates through 2065 with renewal options available to the Company. The lease agreements typically provide for base rental rates that increase at defined intervals during the term of the lease. In addition, the Company has negotiated some rent expense abatement periods for certain leases to better match the phased build out of its IBX data centers. The Company accounts for such abatements and increasing base rentals using the straight-line method over the life of the lease. The difference between the straight-line expense and the cash payment is recorded as deferred rent (see Note 6, “Other Current Liabilities” and “Other Liabilities”).
Minimum future operating lease payments as of December 31, 2016 are summarized as follows (in thousands):

Years ending:
2017	$142,854
2018	138,555
2019	134,123
2020	122,781
2021	114,890
Thereafter	958,068
Total	$1,611,271
Total rent expense was approximately $140,604,000, $101,547,000 and $105,391,000 for the years ended December 31, 2016, 2015 and 2014, respectively.
10.    Debt Facilities
Mortgage and Loans Payable
The Company’s mortgage and loans payable consisted of the following as of December 31 (in thousands):

	2016	2015
Term loans	$1,006,982	$456,740
Bridge term loan	—	386,547
Japanese Yen term loan	406,600	—
Revolving credit facility borrowings	—	325,622
Brazil financings	—	27,113
Mortgage payable and other loans payable	44,382	47,677
	1,457,964	1,243,699
Less the amount representing debt discount and debt issuance cost	(22,811)	(2,681)
Add the amount representing mortgage premium	1,862	1,987
	1,437,015	1,243,005
Less current portion	(67,928)	(770,236)
	$1,369,087	$472,769

EQUINIX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Senior Credit Facility
On December 17, 2014, the Company entered into a credit agreement with a group of lenders for a $1,500,000,000 credit facility (“Senior Credit Facility”), comprised of a $1,000,000,000 multicurrency revolving credit facility (“Revolving Credit Facility”) and a $500,000,000 multicurrency term loan facility (“Term Loan A Facility”). The Senior Credit Facility contains two financial covenants with which the Company must comply on a quarterly basis, including a maximum consolidated net lease adjusted leverage ratio and a minimum consolidated fixed charge coverage ratio. The Senior Credit Facility is guaranteed by certain of the Company’s domestic subsidiaries and is secured by its domestic accounts receivable as well as pledges of the equity interest of certain of the Company’s direct and indirect subsidiaries. The Revolving Credit Facility and the Term Loan A Facility both have a five-year term, maturing on December 17, 2019, subject to the satisfaction of certain conditions with respect to the Company’s outstanding convertible subordinated notes. The Company may use the remaining Senior Credit Facility for working capital, capital expenditures and other corporate purposes.
The Company is required to repay the Term Loan A Facility in quarterly installments in the amount of $10,000,000 per quarter, with a balloon payment of $300,000,000 at the end of the term. The Term Loan A Facility bears interest at a rate based on LIBOR or, at the Company’s option, the base rate, which is defined as the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the Bank of America prime rate and (c) LIBOR plus, in either case, a margin that varies as a function of the Company’s consolidated net lease adjusted leverage ratio that ranges between 1.25% and 1.75% per annum if the Company elects to use the LIBOR index and in the range of 0.25% to 0.75% per annum if the Company elects to use the base rate index. In December 2014, the Company utilized $110,740,000 of the Term Loan A Facility to repay the remaining principal of the U.S. term loan as well as fees and interest.

The Revolving Credit Facility allows the Company to borrow, repay and reborrow over the term. The Revolving Credit Facility provides a sublimit for the issuance of letters of credit of up to $150,000,000 at any one time.  Borrowings under the Revolving Credit Facility bear interest at a rate based on LIBOR or, at the Company’s option, the base rate, as defined above, plus, in either case, a margin that varies as a function of its consolidated net lease adjusted leverage ratio that ranges between 1.00% and 1.40% per annum if the Company elects to use the LIBOR index and in the range of 0.25% to 0.75% per annum if the Company elects to use the base rate index. The Company is required to pay a quarterly letter of credit fee on the face amount of each letter of credit, which fee is based on the same margin that applies from time to time to LIBOR-indexed borrowings under the revolving credit line. The Company is also required to pay a quarterly facility fee ranging from 0.25% to 0.35% per annum of the revolving credit facility, regardless of the amount utilized, which fee also varies as a function of our consolidated net lease adjusted leverage ratio. In December 2014, the outstanding letters of credit issued under the U.S. revolving credit line (see below) were assumed under the Revolving Credit Facility and the U.S. revolving credit line was terminated.
First Amendment
On April 30, 2015, the Company, as borrower, and certain subsidiaries as guarantors entered into the first amendment (the “First Amendment”) to the Senior Credit Facility. The First Amendment provided for the conversion of the outstanding U.S. dollar-denominated borrowings under the Term Loan A Facility into an approximately equivalent amount denominated in four foreign currencies. In connection with the execution of the First Amendment, on April 30, 2015 the Company repaid the U.S. dollar-denominated $490,000,000 remaining principal balance of the Term Loan A Facility and immediately reborrowed under the Term Loan A Facility in the aggregate principal amounts of CHF 47,780,000, €184,945,000, £92,586,000 and ¥11,924,000,000, or approximately $490,000,000 in U.S. dollars at exchange rates in effect on April 30, 2015. The Company accounted for this transaction as a debt modification. Fees paid to third parties were expensed.
The Company is required to repay the foreign-currency denominated borrowings under the Term Loan A Facility in equal quarterly installments on the last business day of each March, June, September and December, commencing on June 30, 2015, equal to the amount of 2.00% of the result of the respective Term Loan A Facility on April 30, 2015 divided by 0.98. The remaining principal amount will be paid on the maturity date of the Term Loan A Facility.
Second Amendment
On December 8, 2015, the Company, as borrower, and certain subsidiaries as guarantors entered into the second amendment (the “Second Amendment”) to the Senior Credit Facility. Pursuant to the Second Amendment, the Revolving Credit Facility was increased by $500,000,000 to $1,500,000,000 and the Company received commitments from the lenders for a $250,000,000 seven year term loan (the “USD Term Loan B Commitment”) and for a £300,000,000, or approximately $442,020,000 in U.S. dollars at the exchange rate in effect on December 31, 2015, seven year term loan (the “Sterling Term Loan B Commitment”, and collectively,

EQUINIX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

the “Term Loan B Commitments”). On January 8, 2016, the Company borrowed the full amount of the $250,000,000 and £300,000,000 under the Term Loan B Commitment.
An original issue discount applied to borrowings under the Term Loan B Commitments. The original issue discount for borrowings under the USD Term Loan B Commitment was 0.25% of the principal. The original issue discount for borrowings under the Sterling Term Loan B Commitment was 0.50% of the principal. Funding of the Term Loan B will be net of the applicable original issue discount.
Loans made under the Term Loan B Commitments (the “Term Loan B”) must be repaid in equal quarterly installments of 0.25% of the original principal, with the remaining amount outstanding to be repaid in full on the seventh anniversary of the funding date of the Term Loan B. Once repaid, amounts borrowed under the Term Loan B Commitments may not be reborrowed.
Term Loan B made under the USD Term Loan B Commitment bear interest at a rate based on LIBOR or, at the Company’s option, the base rate, which is defined as the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the Bank of America prime rate and (c) one-month LIBOR, or 0.75% if LIBOR is less than 0.75%, plus a margin of 3.25%. Term Loan B made under the Sterling Term Loan B Commitment bear interest at a rate based on LIBOR, or 0.75% if LIBOR is less than 0.75%, plus a margin of 3.75%.
Third Amendment
On December 22, 2016, the Company, as borrower, and certain subsidiaries as guarantors, entered into the third amendment (the "Third Amendment") to the Senior Credit Facility. Pursuant to the Third Amendment, (i) the Company may borrow up to €1,000,000,000 in additional term B loan (the "Term B-2 Loan"), (ii) the interest rate margin applicable to the existing Term Loan B (the "Term Loan B-1 Facility") in US Dollars was reduced from 3.25% to 2.50% and the LIBOR floor applicable to such loans were reduced from 0.75% to zero and (iii) the interest rate margin applicable to the loans borrowed under the Term Loan B-1 Facility in Pounds Sterling was reduced from 3.75% to 3.00%, with no change to the existing LIBOR floor of 0.75% applicable to such loans. The Company accounted for this transaction as a debt modification.
On January 6, 2017, the Company borrowed the full amount of the Term B-2 Loan for €1,000,000,000, or approximately $1,059,800,000 in U.S dollars at the exchange rate in effect on January 6, 2017. The Term B-2 Loan will bear interest at an index rate based on EURIBOR plus a margin of 3.25%. No original issue discount is applicable to the Term B-2 Loan. The Term B-2 Loan must be repaid in equal quarterly installments of 0.25% of the original principal amount of the Term B-2 Loan starting in the second quarter of 2017, with the remaining amount outstanding to be repaid in full on the seventh anniversary of the funding date of the Term B-2 Loan.
Outstanding Borrowings
As of December 31, 2016, the Company had CHF 40,954,000, €158,525,000, £79,360,000 and ¥10,220,571,000, or approximately $392,238,000 in U.S dollars at exchange rates in effect as of December 31, 2016, outstanding under the Term Loan A Facility with a weighted average effective interest rate of 1.59% per annum. Debt issuance costs related to the Term Loan A, net of amortization, were $734,000 as of December 31, 2016. As of December 31, 2016, the Company had $248,125,000 and £297,750,000 outstanding term loan balances, or a total of approximately $614,745,000 at the exchange rate in effect on December 31, 2016, under the Term Loan B Commitments with a weighted average effective interest rate of 3.56% per annum. Debt issuance costs related to the Term Loan B, net of amortization were approximately $9,383,000 as of December, 31, 2016.
The Company commenced borrowing under the Revolving Credit Facility in late 2015. During 2015, the Company borrowed $245,000,000, of which $20,000,000 had been repaid as of December 31, 2015 and ¥12,094,000,000, or approximately $100,622,000 in U.S dollars at the exchange rate in effect on December 31, 2015. As of December 31, 2015, a total of $325,622,000 was outstanding under the Revolving Credit Facility with interest rates ranging from 1.25% to 1.60%. During the first quarter of 2016, the Company repaid $331,357,000 of the borrowings under the revolving credit facility at the exchange rate in effect on the repayment. No borrowings were outstanding under the revolving credit facility as of December 31, 2016.
Bridge Term Loan
In connection with its acquisition of Bit-isle, on September 30, 2015, the Company, acting through its Japanese subsidiaries as borrowers, entered into a term loan agreement (the “Bridge Term Loan”) with the Bank of Tokyo-Mitsubishi UFJ, Ltd. (“BTMU”). Pursuant to the Bridge Term Loan Agreement, BTMU committed to provide a senior bridge loan facility (the “Bridge Term Loan”)

EQUINIX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

in the amount of up to ¥47,500,000,000, or approximately $395,200,000 in U.S dollars at the exchange rate in effect on December 31, 2015. Proceeds from the Bridge Term Loan were used exclusively for the acquisition of Bit-isle, the repayment of Bit-isle’s existing debt and transaction costs incurred in connection with the closing of the Bridge Term Loan and the acquisition of Bit-isle. Borrowings under the Bridge Term Loan bore interest at the Tokyo Interbank Offered Rate for Japanese Yen, plus a margin of 0.4% per annum for the first ten months following the first draw down. Thereafter, the margin increased to 1.75% per annum. The Company repaid the Bridge Term Loan at the end of its term on October 31, 2016.
Japanese Yen Term Loan
On September 30, 2016, the Company entered into a five year term loan agreement (the "Japanese Yen Term Loan") with BTMU for ¥47,500,000,000, or approximately $468,350,000 at the exchange rate in effect on September 30, 2016. Loans made under the Japanese Yen Term Loan must be repaid in equal quarterly installments of ¥625,000,000, with the remaining¥35,625,000,000 to be repaid in full on October 29, 2021. Borrowings under the Japanese Yen Term Loan bear interest at the Tokyo Interbank Offered Rate for Japanese Yen, plus a margin of 1.5% per annum.

In October 2016, the Company drew down the full amount of the Japanese Yen Term Loan of ¥47,500,000,000, or approximately$453,150,000 at the exchange rate in effect on October 31, 2016, and repaid the Bridge Term Loan. Total outstanding borrowings under the Term Loan Commitment were ¥47,500,000,000, or approximately $406,600,000 in U.S dollars at the exchange rate in effect as of December 31, 2016. As of December 31, 2016, debt issuance cost, net of amortization, related to the Japanese Yen Term Loan was ¥1,094,395,000, or approximately $9,401,000 in U.S. dollars at the exchange rate in effect on December 31, 2016.

U.S. Financing
In June 2012, the Company entered into a credit agreement with a group of lenders for a $750,000,000 credit facility (the “U.S. Financing”), comprised of a $200,000,000 term loan facility (the “U.S. Term Loan”) and a $550,000,000 multicurrency revolving credit facility (the “U.S. Revolving Credit Line”). The U.S. Term Loan bore interest at a rate based on LIBOR or, at the option of the Company, the Base Rate (defined as the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the Bank of America prime rate and (c) one-month LIBOR plus 1.00%) plus, in either case, a margin that varies as a function of the Company’s senior leverage ratio in the range of 1.25%-2.00% per annum if the Company elects to use the LIBOR index and in the range of 0.25%-1.00% per annum if the Company elected to use the Base Rate index. In July 2012, the Company fully utilized the U.S. Term Loan and used the funds to prepay the outstanding balance of and terminate a multi-currency credit facility in the Company’s Asia-Pacific region. Borrowings under the U.S. Revolving Credit Line bore interest at a rate based on LIBOR or, at the option of the Company, the Base Rate (defined above) plus, in either case, a margin that varies as a function of the Company’s senior leverage ratio in the range of 0.95%-1.60% per annum if the Company elected to use the LIBOR index and in the range of 0.00%-0.60% per annum if the Company elected to use the Base Rate index. The Company was required to pay a quarterly letter of credit fee on the face amount of each letter of credit, which fee was based on the same margin that applies from time to time to LIBOR-indexed borrowings under the U.S. Revolving Credit Line. The Company was also required to pay a quarterly facility fee ranging from 0.30%-0.40% per annum of the U.S. Revolving Credit Line (regardless of the amount utilized), which fee also varied as a function of the Company’s senior leverage ratio.  In June 2012, the outstanding letters of credit issued under an existing revolving credit facility were replaced by the U.S. Revolving Credit Line and the existing revolving credit facility was terminated.
In December 2014, the Company paid down the remaining principal of U.S. Term Loan of $110,000,000 and replaced the U.S. Revolving Credit Line with the revolving credit facility (see above). As a result, Company recorded a loss on debt extinguishment of $2,534,000.
Brazil Financings
In November 2013, the Company completed a 60,318,000 Brazilian real borrowing agreement, or approximately $25,536,000 (the “2013 Brazil Financing”).  The 2013 Brazil Financing had a five-year term with semi-annual principal payments beginning in the third year of its term and semi-annual interest payments during its term.  The 2013 Brazil Financing bears an interest rate of 2.25% above the local borrowing rate. The 2013 Brazil Financing had a final maturity date of November 2018.
In June 2012, the Company completed a 100,000,000 Brazilian real borrowing agreement, or approximately $48,807,000 (the “2012 Brazil Financing”). The 2012 Brazil Financing had a five-year term with semi-annual principal payments beginning in the third year of its term and quarterly interest payments during its term. The 2012 Brazil Financing bears an interest rate of 2.75% above the local borrowing rate. The 2012 Brazil Financing had a final maturity date of June 2017.

EQUINIX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

In June 2016, the Company prepaid and terminated its 2012 and 2013 Brazil financings. In connection with this prepayment, the Company paid 90,652,000 Brazilian Reals including principal, accrued interest and termination fees, or approximately $28,298,000 at the exchange rate in effect as of June 30, 2016. The loss on debt extinguishment recognized in the consolidated statements of operations was insignificant.

Mortgage Payable
In October 2013, as a result of the Frankfurt Kleyer 90 Carrier Hotel Acquisition, the Company assumed a mortgage payable of $42,906,000 with an effective interest rate of 4.25%. The mortgage payable has monthly principal and interest payments and has an expiration date of August 2022.
Convertible Debt
The Company’s convertible debt consisted of the following as of December 31 (in thousands):

	2016	2015
4.75% Convertible Subordinated Notes	$—	$150,082
Less amount representing debt discount and debt issuance cost	—	(3,961)
	$—	$146,121
3.00% Convertible Subordinated Notes
In September 2007, the Company issued $395,986,000 aggregate principal amount of 3.00% Convertible Subordinated Notes due October 15, 2014 (the “3.00% Convertible Subordinated Notes”). Interest was payable semi-annually on April 15 and October 15 of each year and commenced April 15, 2008.
In June 2014, the Company entered into an agreement with a note holder to exchange an aggregate of $217,199,000 of the principal amount of the 3.00% Convertible Subordinated Notes for 1,948,578 shares of the Company’s common stock and $5,387,000 in cash, comprised of accrued interest and a premium. As a result, the Company recognized a loss on debt extinguishment of $4,210,000 during the three months ended June 30, 2014 in its consolidated statement of operations. In the Company’s consolidated statement of cash flows for the year ended December 31, 2014, the premium paid was included within net cash provided by financing activities and the accrued interest paid was included within net cash provided by operating activities.
In October 2014, upon maturity the Company settled with the remaining holders of 3.00% Convertible Subordinated Notes. The conversion rate was adjusted to 8.9264 per $1,000 principal amount of 3.00% convertible notes. Approximately $178,741,000 in aggregate principal amount of the 3.00% Convertible Subordinated Notes was converted into 1,595,496 shares of common stock. The remaining 3.00% Convertible Subordinated Notes, plus accrued interest, were settled in cash.
4.75% Convertible Subordinated Notes
In June 2009, the Company issued $373,750,000 aggregate principal amount of 4.75% Convertible Subordinated Notes due June 15, 2016 (the “4.75% Convertible Subordinated Notes”). Interest was payable semi-annually on June 15 and December 15 of each year and commenced on December 15, 2009.
In May and June 2014, certain holders of the 4.75% Convertible Subordinated Notes elected to convert a total of $215,830,000 of the principal amount of the notes for 2,411,851 shares of the Company’s common stock and $51,671,000 in cash, comprised of accrued interest, premium and cash paid in lieu of issuing shares for certain note holders’ principal amount. As a result, the Company recognized a loss on debt extinguishment of $46,973,000 for the year ended December 31, 2014 in its consolidated statement of operations. The loss on debt extinguishment included the premium paid and the excess of the fair value of liability component of the 4.75% Convertible Subordinated Notes over its carrying amount, including debt discount and unamortized debt issuance costs, in accordance with the accounting standard for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement). In the Company’s consolidated statement of cash flows for the year ended December 31, 2014, the premium and cash paid in lieu of issuing shares to settle a portion of the principal amount were included within net cash provided by financing activities and the accrued interest paid was included within net cash provided by operating activities.

EQUINIX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

In December 2015, certain holders of the 4.75% Convertible Subordinated Notes elected to convert a total of $7,803,000 of the principal amount of the notes at a conversion rate of 13.0655 shares of the Company’s common stock per $1,000 principal amount of the notes. The Company issued a total 101,947 shares of its common stock and paid approximately $1,000 in cash for residual shares in connection with the conversions. The Company recorded a $289,000 loss on debt extinguishment as a result of the conversions.
In April and June 2016, holders of the 4.75% convertible subordinated notes converted or redeemed a total of $150,082,000 of the principal amount of the notes for 1,981,662 shares of the Company’s common stock and $3,619,000 in cash, comprised of accrued interest, cash paid in lieu of fractional shares and principal redemption. In the Company’s consolidated statement of cash flows for the year ended December 31, 2016, the principal redemption and cash paid in lieu of issuing fractional shares to settle a portion of the principal amount were included within net cash provided by (used in) financing activities and the accrued interest paid was included within net cash provided by operating activities.

Issuance and transaction costs incurred at the time of the issuance of the 4.75% Convertible Subordinated Notes with third parties are allocated to the liability and equity components and accounted for as debt issuance costs and equity issuance costs, respectively. The 4.75% Convertible Subordinated Notes consisted of the following as of December 31 (in thousands):

	2016	2015
Equity component (1)	$—	$42,091
Liability component:
Principal	$—	$150,082
Less debt discount and debt issuance costs, net (2)	—	(3,961)
Net carrying amount	$—	$146,121
__________________________
(1)Included in the consolidated balance sheets within additional paid-in capital.
(2)Included in the consolidated balance sheets within convertible debt and is amortized over the remaining life of the 4.75% Convertible Subordinated Notes.
The following table sets forth total interest expense recognized related to the 4.75% Convertible Subordinated Notes for the years ended December 31 (in thousands):

	2016	2015
Contractual interest expense	$3,267	$7,501
Amortization of debt issuance costs	186	428
Amortization of debt discount	3,775	8,060
	$7,228	$15,989
Effective interest rate of the liability component	10.48%	10.65%
To minimize the impact of potential dilution upon conversion of the 4.75% Convertible Subordinated Notes, the Company entered into capped call transactions ("the Capped Call") separate from the issuance of the 4.75% Convertible Subordinated Notes and paid a premium of $49,664,000 for the Capped Call in 2009. The Capped Call covers a total of approximately 4,432,638 shares of the Company’s common stock, subject to adjustment.
Upon maturity of the 4.75% convertible subordinated notes on June 15, 2016, the Company settled the capped call transaction and received 380,779 shares of common stock, which were placed in treasury and resulted in a credit of $141,688,000 to additional paid in capital at the market price of $372.10 on June 15, 2016.

EQUINIX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Senior Notes
The Company’s senior notes consisted of the following as of December 31 (in thousands):

	2016	2015
5.375% Senior Notes due 2023	$1,000,000	$1,000,000
5.375% Senior Notes due 2022	750,000	750,000
4.875% Senior Notes due 2020	500,000	500,000
5.75% Senior Notes due 2025	500,000	500,000
5.875% Senior Notes due 2026	1,100,000	1,100,000
	3,850,000	3,850,000
Less amount representing debt issuance cost	(39,230)	(45,366)
	$3,810,770	$3,804,634
2022 Senior Notes and 2025 Senior Notes
In November 2014, the Company issued $750,000,000 aggregate principal amount of 5.375% senior notes due January 1, 2022, and $500,000,000 aggregate principal amount of 5.750% senior notes due January 1, 2025, which are referred to as the “2022 Senior Notes” and “2025 Senior Notes”, respectively, and collectively, as the “2022 and 2025 Senior Notes”. Interest on each series of the notes is payable semi-annually in arrears on January 1 and July 1 of each year, commencing on July 1, 2015.
The 2022 and 2025 Senior Notes are unsecured and rank equal in right of payment to the Company’s existing or future senior indebtedness and senior in right of payment to the Company’s existing and future subordinated indebtedness. The 2022 and 2025 Senior Notes are effectively subordinated to all of the existing and future secured debt, including debt outstanding under any bank facility or secured by any mortgage, to the extent of the assets securing such debt. They are also structurally subordinated to any existing and future indebtedness and other liabilities (including trade payables) of any of the Company’s subsidiaries.
The 2022 and 2025 Senior Notes are governed by an indenture between the Company and U.S. Bank National Association, as trustee. The indenture contains covenants that limit the Company’s ability and the ability of its subsidiaries to, among other things:

•	incur additional debt;

•	pay dividends or make other restricted payments;

•	purchase, redeem or retire capital stock or subordinated debt;

•	make asset sales;

•	enter into transactions with affiliates;

•	incur liens;

•	enter into sale-leaseback transactions;

•	provide subsidiary guarantees;

•	make investments; and

•	merge or consolidate with any other person.
Subject to compliance with the limitations described above, the Company may issue an unlimited principal amount of additional notes at later dates under the same indenture as the 2022 and 2025 Senior Notes. Any additional notes the Company issues under the indenture will be identical in all respects to the 2022 and 2025 Senior Notes except that the additional notes will have different issuance dates and may have different issuance prices.
The Company is not required to make any mandatory redemption with respect to the 2022 and 2025 Senior Notes, however under certain circumstances as specified in the restrictions described above, the Company may be required to offer to purchase the 2022 and 2025 Senior Notes.
At any time prior to January 1, 2018, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the 2022 Senior Notes (calculated giving effect to any issuance of additional notes of such series) outstanding under the 2022 Senior Notes indenture, at a redemption price equal to 105.375% of the principal amount of the notes to be redeemed,

EQUINIX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

plus accrued and unpaid interest to, but not including, the redemption date, with the net cash proceeds of one or more equity offerings, provided that (i) at least 65% of the aggregate principal amount of the 2022 Senior Notes issued under the 2022 indenture remains outstanding immediately after the occurrence of such redemption (excluding 2022 Senior Notes held by the Company and its subsidiaries) and (ii) the redemption must occur within 90 days of the date of the closing of such equity offerings.
On or after January 1, 2018, the Company may redeem all or a part of the 2022 Senior Notes, on any one or more occasions, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to, but not including, the applicable redemption date, if redeemed during the twelve-month period beginning January 1 of the years indicated below:

Redemption Price of the 2022 Notes
2018	104.031%
2019	102.688%
2020	101.344%
2021 and thereafter	100.000%
In addition, at any time prior to January 1, 2018, the Company may redeem all or a part of the 2022 Senior Notes at a redemption price equal to 100% of the principal amount of 2022 Senior Notes redeemed plus the applicable premium (the “2022 Senior Notes Applicable Premium”) as of, and accrued and unpaid interest, if any, to, but not including, the date of the redemption, subject to the rights of the holders of record of 2022 Senior Notes on the relevant record date to receive interest due on the relevant interest payment date. The 2022 Senior Notes Applicable Premium means the greater of:

•	1.0% of the principal amount of the 2022 Senior Notes;

•
the excess of: (a) the present value at such redemption date of (i) the redemption price of the 2022 Senior Notes at January 1, 2018 (such redemption price being set forth in the table as shown in the above table ), plus (ii) all required interest payments due on the 2022 Senior Notes through January 1, 2018 (excluding accrued but unpaid interest, if any, to, but not including the, the redemption date,) computed using a discount rate equal to the treasury rate as of such redemption date plus 0.5 basis points; and

•	the principal amount of the 2022 Senior Notes.
At any time prior to January 1, 2018, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the 2025 Senior Notes (calculated giving effect to any issuance of additional notes of such series) outstanding under the 2025 Senior Notes indenture, at a redemption price equal to 105.750% of the principal amount of the 2025 Senior Notes to be redeemed, plus accrued and unpaid interest to, but not including, the redemption date, with the net cash proceeds of one or more equity offerings; provided that (1) at least 65% of the aggregate principal amount of the 2025 Senior Notes issued under the 2025 Senior Notes indenture remains outstanding immediately after the occurrence of such redemption (excluding 2025 Senior Notes held by the Company and its subsidiaries); and (2) the redemption must occur within 90 days of the date of the closing of such equity offering.
On or after January 1, 2020, the Company may redeem all or a part of the 2025 Senior Notes, on any one or more occasions, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to, but not including, the applicable redemption date, if redeemed during the twelve-month period beginning January 1 of the years indicated below:

Redemption Price of the 2025 Notes
2020	102.875%
2021	101.917%
2022	100.958%
2023 and thereafter	100.000%

EQUINIX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

In addition, at any time prior to January 1, 2020, the Company may also redeem all or a part of the 2025 Senior Notes at a redemption price equal to 100% of the principal amount of 2025 Senior Notes redeemed plus the applicable premium (the “2025 Senior Notes Applicable Premium”) as of, and accrued and unpaid interest, if any, to, but not including, the redemption date, subject to the rights of holders of record of 2025 Senior Notes on the relevant record date to receive interest due on the relevant interest payment date. The 2025 Senior Notes Applicable Premium means the greater of:

•	1.0% of the principal amount of the 2025 Senior Notes;

•
the excess of: (a) the present value at such redemption date of (i) the redemption price of the 2025 Senior Notes at January 1, 2020 (such redemption price being set forth in the table as shown in the above table ), plus (ii) all required interest payments due on the 2025 Senior Notes through January 1, 2020 (excluding accrued but unpaid interest, if any, to, but not including the, the redemption date,) computed using a discount rate equal to the treasury rate as of such redemption date plus 0.5 basis points; and

•	the principal amount of the 2025 Senior Notes.
As of December 31, 2016 and 2015, debt issuance costs related to the 2022 and 2025 Senior Notes, net of amortization, were $12,532,000 and $14,622,000, respectively.
2026 Senior Notes
In December 2015, the Company issued $1,100,000,000 aggregate principal amount of 5.875% of additional senior notes due January 15, 2026, which are referred to as the “2026 Senior Notes”. Interest on the notes is payable semi-annually in arrears on January 15 and July 15 of each year, commencing on July 15, 2016.
The 2026 Senior Notes are unsecured and rank equal in right of payment to the Company’s existing or future senior indebtedness and senior in right of payment to the Company’s existing and future subordinated indebtedness. The senior notes are effectively subordinated to all of the existing and future secured debt, including debt outstanding under any bank facility or secured by any mortgage, to the extent of the assets securing such debt. They are also structurally subordinated to any existing and future indebtedness and other liabilities (including trade payables) of any of the Company’s subsidiaries.
The 2026 Senior Notes are governed by a supplemental indenture to the indenture between the Company and U.S. Bank National Association, as trustee, that governs the Company’s 2022 and 2025 Senior Notes. The supplemental indenture contains covenants that limit the Company’s ability and the ability of its subsidiaries to, among other things:

•	incur additional debt;

•	pay dividends or make other restricted payments;

•	purchase, redeem or retire capital stock or subordinated debt;

•	make asset sales;

•	enter into transactions with affiliates;

•	incur liens;

•	enter into sale-leaseback transactions;

•	provide subsidiary guarantees;

•	make investments; and

•	merge or consolidate with any other person.
The 2026 Senior Notes provided for a special mandatory redemption if the TelecityGroup acquisition was not completed on or prior to November 29, 2016, or if, prior to such date, the TelecityGroup offer had lapsed or been withdrawn for the purposes of the UK City Code on Takeovers and Mergers. In either case, the Company would have been required to redeem all of the 2026 Senior Notes at a redemption price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding, the redemption date. The acquisition of TelecityGroup closed on January 15, 2016. As a result, the Company is no longer subject to a mandatory redemption of the 2026 Senior Notes.
The 2026 Senior Notes also provide for optional redemption. At any time prior to January 15, 2019, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the 2026 Senior Notes (calculated giving effect to any issuance of additional notes of such series) outstanding under the 2026 Senior Notes indenture, at a redemption price equal to 105.875% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but not including, the redemption date, with the net cash proceeds of one or more equity offerings, provided that (i) at least 65% of the aggregate principal amount of the 2026 Senior Notes (calculated giving effect to any issuance of additional notes) issued under the 2026 indenture

EQUINIX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

remains outstanding immediately after the occurrence of such redemption and (ii) the redemption must occur within 90 days of the date of the closing of such equity offerings.
On or after January 15, 2021, the Company may redeem all or a part of the 2026 Senior Notes, on any one or more occasions, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to, but not including, the applicable redemption date, if redeemed during the twelve-month period beginning January 15 of the years indicated below:

Redemption Price of the 2026 Notes
2021	102.938%
2022	101.958%
2023	100.979%
2024 and thereafter	100.000%
In addition, at any time prior to January 15, 2021, the Company may redeem all or a part of the 2026 Senior Notes at a redemption price equal to 100% of the principal amount of 2026 Senior Notes redeemed plus the applicable premium (the “2026 Senior Notes Applicable Premium”) as of, and accrued and unpaid interest, if any, to, but not including, the date of the redemption, subject to the rights of the holders of record of 2026 Senior Notes on the relevant record date to receive interest due on the relevant interest payment date. The 2026 Senior Notes Applicable Premium means the greater of:

•	1.0% of the principal amount of the 2026 Senior Notes;

•
the excess of: (a) the present value at such redemption date of (i) the redemption price of the 2026 Senior Notes at January 15, 2021 (such redemption price being set forth in the table as shown in the above table ), plus (ii) all required interest payments due on the 2026 Senior Notes through January 15, 2021 (excluding accrued but unpaid interest, if any, to, but not including the, the redemption date,) computed using a discount rate equal to the treasury rate as of such redemption date plus 0.5 basis points; over (b) the principal amount of the 2026 Senior Notes, if greater.

As of December 31, 2016 and 2015, debt issuance costs related to the 2026 Senior Notes, net of amortization, were $15,112,000 and $16,879,000, respectively.
2020 Senior Notes and 2023 Senior Notes
In March 2013, the Company issued $1,500,000,000 aggregate principal amount of senior notes, which consist of $500,000,000 aggregate principal amount of 4.875% senior notes due April 1, 2020 (the “2020 Senior Notes”) and $1,000,000,000 aggregate principal amount of 5.375% senior notes due April 1, 2023 (the “2023 Senior Notes”). Interest on both the 2020 Senior Notes and the 2023 Senior Notes is payable semi-annually on April 1 and October 1 of each year and commenced on October 1, 2013.
The 2020 Senior Notes and the 2023 Senior Notes are governed by separate indentures dated March 5, 2013, between the Company, as issuer, and U.S. Bank National Association, as trustee (the “Senior Notes Indentures”). The Senior Notes Indentures contain covenants that limit the Company’s ability and the ability of its subsidiaries to, among other things:

•	incur additional debt;

•	pay dividends or make other restricted payments;

•	purchase, redeem or retire capital stock or subordinated debt;

•	make asset sales;

•	enter into transactions with affiliates;

•	incur liens;

•	enter into sale-leaseback transactions;

•	provide subsidiary guarantees;

•	make investments; and

•	merge or consolidate with any other person.

EQUINIX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Each of these restrictions has a number of important qualifications and exceptions. The 2020 Senior Notes and the 2023 Senior Notes are unsecured and rank equal in right of payment with the Company’s existing or future senior unsecured debt and senior in right of payment with the Company’s existing and future subordinated debt. The 2020 Senior Notes and the 2023 Senior Notes are junior to the Company’s secured indebtedness and guaranteed indebtedness of its subsidiaries.
At any time prior to April 1, 2016, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the 2020 Senior Notes outstanding at a redemption price equal to 104.875% of the principal amount of the 2020 Senior Notes to be redeemed, plus accrued and unpaid interest to, but not including, the redemption date, with the net cash proceeds of one or more equity offerings; provided that (i) at least 65% of the aggregate principal amount of the 2020 Senior Notes issued under the 2020 Senior Notes indenture remains outstanding immediately after the occurrence of such redemption (excluding the 2020 Senior Notes held by the Company and its subsidiaries); and (ii) the redemption must occur within 90 days of the date of the closing of such equity offering.
On or after April 1, 2017, the Company may redeem all or a part of the 2020 Senior Notes, on any one or more occasions, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to, but not including, the applicable redemption date, if redeemed during the twelve-month period beginning on April 1 of the years indicated below:

Redemption Price of the 2020 Senior Notes
2018	102.438%
2019	101.219%
2020 and thereafter	100.000%
At any time prior to April 1, 2017, the Company may also redeem all or a part of the 2020 Senior Notes at a redemption price equal to 100% of the principal amount of the 2020 Senior Notes redeemed plus an applicable premium (the “2020 Senior Notes Applicable Premium”), and accrued and unpaid interest, if any, to, but not including, the date of redemption (the “2020 Senior Notes Redemption Date”). The 2020 Senior Notes Applicable Premium means the greater of:

•	1.0% of the principal amount of the 2020 Senior Notes; and

•
the excess of: (a) the present value at such redemption date of (i) the redemption price of the 2020 Senior Notes at April 1, 2017 as shown in the above table, plus (ii) all required interest payments due on the 2020 Senior Notes through April 1, 2017 (excluding accrued but unpaid interest, if any, to, but not including the 2020 Senior Notes Redemption Date), computed using a discount rate equal to the yield to maturity of the U.S. Treasury securities with a constant maturity most nearly equal to the period from the 2020 Senior Notes Redemption Date to April 1, 2017, plus 0.50%; over (b) the principal amount of the 2020 Senior Notes.

At any time prior to April 1, 2016, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the 2023 Senior Notes outstanding at a redemption price equal to 105.375% of the principal amount of the 2023 Senior Notes to be redeemed, plus accrued and unpaid interest to, but not including, the redemption date, with the net cash proceeds of one or more equity offerings; provided that (i) at least 65% of the aggregate principal amount of the 2023 Senior Notes issued under the 2023 Senior Notes indenture remains outstanding immediately after the occurrence of such redemption (excluding the 2023 Senior Notes held by the Company and its subsidiaries); and (ii) the redemption must occur within 90 days of the date of the closing of such equity offering.
On or after April 1, 2018, the Company may redeem all or a part of the 2023 Senior Notes, on any one or more occasions, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to, but not including, the applicable redemption date, if redeemed during the twelve-month period beginning on April 1 of the years indicated below:

EQUINIX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Redemption Price of the 2023 Senior Notes
2018	102.688%
2019	101.792%
2020	100.896%
2021 and thereafter	100.000%
At any time prior to April 1, 2018, the Company may also redeem all or a part of the 2023 Senior Notes at a redemption price equal to 100% of the principal amount of the 2023 Senior Notes redeemed plus an applicable premium (the “2023 Senior Notes Applicable Premium”), and accrued and unpaid interest, if any, to, but not including, the date of redemption (the “2023 Senior Notes Redemption Date”). The 2023 Senior Notes Applicable Premium means the greater of:

•	1.0% of the principal amount of the 2023 Senior Notes; and

•
the excess of: (a) the present value at such redemption date of (i) the redemption price of the 2023 Senior Notes at April 1, 2018 as shown in the above table, plus (ii) all required interest payments due on the 2023 Senior Notes through April 1, 2018 (excluding accrued but unpaid interest, if any, to, but not including the 2023 Senior Notes Redemption Date), computed using a discount rate equal to the yield to maturity of the U.S. Treasury securities with a constant maturity most nearly equal to the period from the 2023 Senior Notes Redemption Date to April 1, 2018, plus 0.50%; over (b) the principal amount of the 2023 Senior Notes.

Debt issuance costs related to the 2020 Senior Notes and 2023 Senior Notes, net of amortization, were $11,585,000 and $13,865,000 as of December 31, 2016 and 2015, respectively.
7.00% Senior Notes
In July 2011, the Company issued $750,000,000 aggregate principal amount of 7.00% Senior Notes due July 15, 2021 (the “7.00% Senior Notes”). Interest was payable semi-annually in arrears on January 15 and July 15 of each year and commenced on January 15, 2012. The indenture governing the 7.00% senior notes permitted the Company to redeem the 7.00% senior notes at the redemption prices set forth in the 7.00% senior notes indenture plus accrued and unpaid interest to, but not including the redemption price.
In December 2014, the Company redeemed the 7.00% Senior Notes and paid $866,861,000 in cash including the principal amount of $750,000,000 plus a premium of $93,965,000 and accrued and unpaid interest of $22,896,000. During the three months of December 31, 2014, the Company recognized a loss on debt extinguishment of $103,273,000, including the unamortized debt issuance costs and the redemption premium.
Loss on Debt Extinguishment
During the year ended December 31, 2016, the Company recorded of $12,276,000 loss on debt extinguishment as a result of (i) the settlement of the financing obligations for Paris 3 IBX data center, (ii) a portion of the lender fees associated with the Japanese Yen Term Loan and (iii) the prepayment and terminations of the 2012 and 2013 Brazil financings.
During the year ended December 31, 2015, the Company recorded $289,000 of loss on debt extinguishment as a result of the conversions of the 4.75% Convertible Subordinated Notes.
During the year ended December 31, 2014, the Company recorded $156,990,000 of loss on debt extinguishment comprised of (i) $103,273,000 of loss on debt extinguishment from the redemption of the 7.00% Senior Notes, which included the $93,965,000 redemption premium that was paid in cash and $9,307,000 related to the write-off of unamortized debt issuance costs, (ii) $51,183,000 related to the exchanges of the 3.00% Convertible Subordinated Notes and 4.75% Convertible Subordinated Notes and (iii) $2,534,000 as a result of the prepayment and termination of the U.S. Term Loan and the U.S. Revolving Credit Line.

EQUINIX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Maturities of Debt Facilities
The following table sets forth maturities of the Company’s debt, including mortgage, loans payable, and senior notes, gross of debt issuance costs and debt discounts, as of December 31, 2016 (in thousands):

Years ending:
2017	$67,928
2018	68,013
2019	348,271
2020	530,836
2021	330,530
Thereafter	3,964,248
$5,309,826
Fair Value of Debt Facilities
The following table sets forth the estimated fair values of the Company’s mortgage, loans payable, convertible debt, senior notes and revolving credit line, including current maturities, as of December 31 (in thousands):

	2016	2015
Mortgage and loans payable	$1,461,954	$916,602
Convertible debt	—	151,997
Senior notes	4,033,985	3,954,000
Revolving credit facility	—	325,617
The fair value of the mortgage, loans payable and convertible debt, which were not publicly traded, was estimated by considering the Company’s credit rating, current rates available to the Company for debt of the same remaining maturities and terms of the debt (level 2). The fair value of the senior notes, which were traded in the public debt market, was based on quoted market prices (level 1).
Interest Charges
The following table sets forth total interest costs incurred and total interest costs capitalized for the years ended December 31 (in thousands):

	2016	2015	2014
Interest expense	$392,156	$299,055	$270,553
Interest capitalized	13,338	10,943	19,004
Interest charges incurred	$405,494	$309,998	$289,557
11.    Redeemable Non-Controlling Interests
In July 2014, the Company and Riverwood entered into a purchase and sale agreement in which the Company acquired Riverwood’s interest in ALOG and approximate 10% of ALOG owned by ALOG management, which resulted in the Company owning 100% of ALOG (See Note 2). The Company did not have redeemable non-controlling interests as of December 31, 2015 and 2016.
The following table provides a summary of the activities of the Company’s redeemable non-controlling interests (in thousands):

EQUINIX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Balance as of December 31, 2013	$123,902
Net loss attributable to redeemable non-controlling interest	(1,179)
Other comprehensive income attributable to redeemable non-controlling interests	1,810
Increase in redemption value of non-controlling interests	90,913
Impact of foreign currency translation	1,724
Exercise of vested and outstanding ALOG stock options	8,459
Purchase price of redeemable non-controlling interests	(225,629)
Balances as of December 31, 2014	$—
12.     Stockholders’ Equity
The Company’s authorized share capital is 300,000,000 shares of common stock and 100,000,000 shares of preferred stock, of which 25,000,000 is designated Series A, 25,000,000 is designated as Series A-1 and 50,000,000 is undesignated. As of December 31, 2016 and 2015, the Company had no preferred stock issued and outstanding.
Common Stock
In November 2015, the Company issued and sold 2,994,792 shares of its common stock in a public offering pursuant to a registration statement and a related prospectus and prospectus supplement, in each case filed with the Securities and Exchange Commission. The shares issued and sold included the full exercise of the underwriters’ option to purchase 390,625 additional shares. The Company received net proceeds of approximately $829,496,000, after deducting underwriting discounts and commissions of $32,344,000 and offering expenses of $660,000.
In December 2015, certain holders of the Company's 4.75% Convertible Subordinated Notes elected to convert a portion of the notes into 101,947 shares of the Company's common stock. See convertible debt in Note 10 for additional information.
In April and June 2016, upon the maturity of the Company's 4.75% Convertible Subordinated Notes, holders of the Company's 4.75% Convertible Subordinated Notes converted $150,082,000 principal amount of the notes into 1,981,662 shares of the Company's common stock. In June 2016, the Company also settled the capped call transaction and received 380,779 shares of common stock, which were placed in treasury and resulted in a credit of $141,688,000 to additional paid in capital at the market price of $372.10 on June 15, 2016. See convertible debt in Note 10 for additional information.
As of December 31, 2016, the Company had reserved the following shares of authorized but unissued shares of common stock for future issuances:

Common stock options and restricted stock units	5,134,885
Common stock employee purchase plans	3,427,867
Total	8,562,752

EQUINIX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Accumulated Other Comprehensive Loss
The components of the Company’s accumulated other comprehensive loss (OCI) consisted of the following as of December 31, 2014, 2015 and 2016 (in thousands):

	December 31, 2013	Net Change	December 31, 2014	Net Change	December 31, 2015	Net Change	December 31, 2016
Foreign currency translation adjustment ("CTA") loss	$(132,881)	$(204,065)	$(336,946)	$(186,763)	$(523,709)	$(507,420)	$(1,031,129)
Unrealized gain (loss) on cash flow hedges(1)	(2,187)	8,790	6,603	4,550	11,153	19,551	30,704
Net investment hedge CTA gain(1)	—	—	—	4,484	4,484	45,505	49,989
Unrealized gain (loss) on available for sale securities(2)	180	(279)	(99)	(40)	(139)	2,249	2,110
Net actuarial gain (loss) on defined benefit plans(3)	—	(2,001)	(2,001)	1,153	(848)	32	(816)
OCI attributable to redeemable non-controlling interests (4)	21,121	(21,121)	—	—	—	—	—
	$(113,767)	$(218,676)	$(332,443)	$(176,616)	$(509,059)	$(440,083)	$(949,142)
__________________________

(1)	Refer to Note 7 for a discussion of the amounts reclassified from accumulated other comprehensive loss to net income (loss).

(2)	The realized gains and losses reclassified from accumulated other comprehensive loss to net income (loss) were insignificant for the year ended December 31, 2016.

(3)
The Company has a defined benefit pension plan covering all employees in one country where such plans are mandated by law. The Company does not have any defined benefit plans in any other countries. The unamortized gain (loss) on defined benefit plans includes gains or losses resulting from a change in the value of either the projected benefit obligation or the plan assets resulting from a change in an actuarial assumption, net of amortization.

(4)
The Company purchased the redeemable non-controlling interests in ALOG in July 2014. Changes include $1,810 of other comprehensive income attributable to redeemable non-controlling interests for the seven months and $19,311 of accumulated other comprehensive income reclassified to additional paid-in capital upon the Company’s purchase of the redeemable non-controlling interests in ALOG in July 2014.

Changes in foreign currencies can have a significant impact to the Company’s consolidated balance sheets (as evidenced above in the Company’s foreign currency translation gain or loss), as well as its consolidated results of operations, as amounts in foreign currencies are generally translating into more U.S. dollars when the U.S. dollar weakens or less U.S. dollars when the U.S. dollar strengthens. At December 31, 2016, the U.S. dollar was generally stronger relative to certain of the currencies of the foreign countries in which the Company operates. This overall strength of the U.S. dollar had an overall negative impact on the Company’s consolidated financial position because the foreign denominations translated into less U.S. dollars as evidenced by an increase in foreign currency translation loss for the year ended December 31, 2016 compared to the year ended December 31, 2015 as reflected in the above table. In future periods, the volatility of the U.S. dollar as compared to the other currencies in which the Company does business could have a significant impact on its consolidated financial position and results of operations including the amount of revenue that the Company reports in future periods.
Share Repurchase Program
2013 Share Repurchase Program
In December 2013, the Company’s Board of Directors (the “Board”) approved a share repurchase program (the “2013 Share Repurchase Program”) to repurchase up to $500,000,000 in value of the Company’s common stock in the open market or private transactions through December 31, 2014. The 2013 Share Repurchase Program was designed to return value to the Company’s stockholders and minimize dilution from stock issuances.
During the year ended December 31, 2014, the Company repurchased a total of 1,517,743 shares of its common stock in the open market at an average price of $196.32 per share for total consideration of $297,958,000 under the 2013 Share Repurchase Program. The 2013 Share Repurchase Program expired on December 31, 2014.

EQUINIX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

During the year ended December 31, 2015, the Company re-issued 7,348 shares of its treasury stock with a total value of $1,807,000 related to the settlement of restricted stock units and 11,784 shares of its treasury stock with a total value of $3,546,000 related to the exchange and conversion of the 4.75% Convertible Subordinated Notes (see Note 10). During the year ended December 31, 2014, the Company re-issued a total of 1,752,615 shares of treasury stock acquired under the 2013 Share Repurchase Program with a total value of $345,858,000 primarily related to the exchange and conversions of the 4.75% Convertible Subordinated Notes and the exchanges and settlement of the 3.00% Convertible Subordinated Notes (see Note 10).
2011 Share Repurchase Program
In November 2011, the Board approved a share repurchase program (the “2011 Share Repurchase Program”) to repurchase up to $250,000,000 in value of the Company’s common stock in the open market or private transactions through December 31, 2012. The 2011 Share Repurchase Program was designed to return value to the Company’s stockholders and minimize dilution from stock issuances.
During the year ended December 31, 2014, the Company re-issued a total of 355,477 shares of its treasury stock with a total value of $66,424,000, primarily related to the exchange and conversions of the 4.75% Convertible Subordinated Notes (see Note 10).
Special Distributions
In September 2015, the Company’s Board of Directors declared a special distribution of $627,000,000, or approximately $10.95 per share (the “2015 Special Distribution”), to its common stockholders. The 2015 Special Distribution represents an amount that includes the sum of: (1) foreign earnings and profits repatriated as dividend income in 2015; (2) taxable income in 2015 from depreciation recapture in respect of accounting method changes commenced in the Company’s pre-REIT period; and (3) certain other items of taxable income.
The 2015 Special Distribution was paid on November 10, 2015 to the Company’s common stockholders of record as of the close of business on October 8, 2015. Common stockholders had the option to elect to receive payment of the 2015 Special Distribution in the form of stock or cash. The number of shares distributed was determined based upon common stockholder elections and the average closing price of the Company’s common stock on the three trading days commencing on November 3, 2015 or $297.03 per share. As such, the Company issued 1,688,411 shares of its common stock and paid $125,486,000 in connection with the 2015 Special Distribution.
In October 2014, the Company’s Board of Directors declared a special distribution of $416,000,000, or approximately $7.57 per share (the “2014 Special Distribution”), to its common stockholders in connection with the Company’s planned conversion to a REIT. The 2014 Special Distribution was paid on November 25, 2014 to the Company’s common stockholders of record as of the close of business on October 27, 2014. Common stockholders had the option to elect to receive payment of the 2014 Special Distribution in the form of stock or cash, with the total cash payment to all stockholders limited to no more than 20% of the total distribution. The number of shares distributed was determined based upon common stockholder elections and the average closing price of the Company’s common stock on the three trading days commencing on November 18, 2014 or $224.45 per share. As such, the Company issued 1,482,419 shares of its common stock and paid $83,266,000 in connection with the 2014 Special Distribution.
Shares issued in connection with the 2015 Special Distribution and the 2014 Special Distribution impact weighted average shares outstanding from the date of issuance, thus impacting the Company’s earnings per share data prospectively from the distribution date.
Dividends
During the year ended December 31, 2016, the Company's Board of Directors declared quarterly cash dividends of $1.75 per share on November 2, August 3, May 4, and February 18, 2016, with record dates of November 16, August 24, May 25, and March 9, 2016, respectively, and payment dates of December 14, September 14, June 15, and March 23, 2016, respectively. The Company paid a total of $492,403,000 in cash dividends during the year ended December 31, 2016.
During the year ended December 31, 2015, the Company's Board of Directors declared quarterly cash dividends of $1.69 per share on October 28, July 29, May 7 and February 19, 2015, with record dates of December 9, August 26, May 27 and March 11,

EQUINIX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

2015, respectively, and payment dates of December 16, September 16, June 17 and March 25, 2015, respectively. The Company paid a total of $393,584,000 in cash dividends during the year ended December 31, 2015.
In addition, as of December 31, 2016, for dividends and special distributions attributed to the RSU awards, the Company recorded a short term dividend payable of $11,999,000 and a long term dividend payable of $8,495,000 for the restricted stock units that have not yet vested.
For Federal income tax purposes, distributions to stockholders are treated as ordinary income, capital gains, return of capital or a combination thereof. For the years ended December 31, 2016 and 2015, the quarterly dividend and special distributions were classified as follows:

Record Date	Payment Date	Total Distribution	Nonqualified Ordinary Dividend	Qualified Ordinary Dividend	Return of Capital
		(per share)
Fiscal 2016
3/9/2016	3/23/2016	$1.750000	$1.231334	$0.518666	$—
5/25/2016	6/15/2016	1.750000	1.231334	0.518666	—
8/24/2016	9/14/2016	1.750000	1.231334	0.518666	—
11/16/2016	12/14/2016	1.750000	1.231334	0.518666	—
Total		$7.000000	$4.925336	$2.074664	$—

Fiscal 2015
3/11/2015	3/25/2015	$1.690000	$0.978733	$0.711267	$—
5/27/2015	6/17/2015	1.690000	0.978733	0.711267	—
8/26/2015	9/16/2015	1.690000	0.978733	0.711267	—
10/8/2015	11/10/2015	10.945146	6.338687	4.606459	—
12/9/2015	12/16/2015	1.690000	0.978733	0.711267	—
Total		$17.705146	$10.253619	$7.451527	$—
13.     Stock-Based Compensation
Equinix Equity Awards
Equity Compensation Plans
In May 2000, the Company’s stockholders approved the adoption of the 2000 Equity Incentive Plan as the successor plan to the 1998 Stock Plan. Beginning in August 2000, the Company no longer issued additional grants under the 1998 Stock Plan, and unexercised options under the 1998 Stock Plan that are canceled due to an optionee’s termination may be reissued under the successor 2000 Equity Incentive Plan. Under the 2000 Equity Incentive Plan, nonstatutory stock options, restricted shares, restricted stock units, and stock appreciation rights may be granted to employees, outside directors and consultants at not less than 85% of the fair value on the date of grant, and incentive stock options may be granted to employees at not less than 100% of the fair value on the date of grant. Options granted prior to October 1, 2005 generally expire 10 years from the grant date, and equity awards granted to employees and consultants on or after October 1, 2005 will generally expire 7 years from the grant date, subject to continuous service of the optionee. Equity awards granted under the 2000 Equity Incentive Plan generally vest over 4 years. As of December 31, 2016, the Company had reserved a total of 16,636,172 shares for issuance under the 2000 Equity Incentive Plan of which 3,001,796 were still available for grant. The 2000 Equity Incentive Plan is administered by the Compensation Committee of the Board of Directors (the “Compensation Committee”), and the Compensation Committee may terminate or amend the plan, with approval of the stockholders as may be required by applicable law, at any time.
In May 2000, the Company’s stockholders approved the adoption of the 2000 Director Option Plan, which was amended and restated effective January 1, 2003. Under the 2000 Director Option Plan, each non-employee board member who was not previously an employee of the Company will receive an automatic initial nonstatutory stock option grant, which vests in four annual

EQUINIX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

installments. In addition, each non-employee board member will receive an annual non-statutory stock option grant on the date of the Company’s regular Annual Meeting of Stockholders, provided the board member will continue to serve as a director thereafter. Such annual option grants shall vest in full on the earlier of a) the first anniversary of the grant, or b) the date of the regular Annual Meeting of Stockholders held in the year following the grant date. A new director who receives an initial option will not receive an annual option in the same calendar year. Options granted under the 2000 Director Option Plan will have an option price not less than 100% of the fair value on the date of grant and will have a 10-year contractual term, subject to continuous service of the board member. On December 18, 2008, the Company’s Board of Directors passed resolutions eliminating all automatic stock option grant mechanisms under the 2000 Director Option Plan, and replaced them with an automatic restricted stock unit grant mechanism under the 2000 Equity Incentive Plan. As of December 31, 2016, the Company had reserved 594,403 shares for issuance under the 2000 Director Option Plan of which 505,646 were still available for grant. The 2000 Director Option Plan is administered by the Compensation Committee and the Compensation Committee may terminate or amend the plan, with approval of the stockholders as may be required by applicable law, at any time.
In September 2001, the Company adopted the 2001 Supplemental Stock Plan, under which non-statutory stock options and restricted shares/restricted stock units may be granted to consultants and employees who are not executive officers or board members, at not less than 85% of the fair value on the date of grant. Options granted prior to October 1, 2005 generally expire 10 years from the grant date, and options granted on or after October 1, 2005 will generally expire seven years from the grant date, subject to continuous service of the optionee. Current stock options granted under the 2001 Supplemental Stock Plan generally vest over four years. As of December 31, 2016, the Company had reserved a total of 1,494,275 shares for issuance under the 2001 Supplemental Stock Plan, of which 260,498 were still available for grant. The 2001 Supplemental Stock Plan is administered by the Compensation Committee, and the plan will continue in effect indefinitely unless the Compensation Committee decides to terminate it earlier.
The 1998 Stock Plan, 2000 Equity Incentive Plan, 2000 Director Option Plan and 2001 Supplemental Stock Plan are collectively referred to as the “Equity Compensation Plans.”
Stock Options
Stock option activity under the Equity Compensation Plans is summarized as follows:

	Number of Shares Outstanding	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (1) (Dollars in Thousands)
Stock options outstanding at December 31, 2013	148,055	$73.99
Stock options exercised	(71,780)	72.44
Additional shares granted due to special distribution	1,659	—
Stock options outstanding at December 31, 2014	77,934	73.84
Stock options exercised	(41,889)	64.18
Additional shares granted due to special distribution	1,454	—
Stock options expired	(250)	41.12
Stock options outstanding at December 31, 2015	37,249	82.06
Stock options exercised	(18,183)	80.10
Stock options outstanding at December 31, 2016	19,066	82.01	1.2	$5,251
Stock options vested and exercisable at December 31, 2016	19,066	82.01	1.2	$5,251
__________________________

(1)	The aggregate intrinsic value is calculated as the difference between the market value of the stock as of December 31, 2016 and the exercise price of the option.

EQUINIX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The following table summarizes information about outstanding stock options as of December 31, 2016:

	Outstanding			Exercisable
Range of exercise prices	Number of Shares	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
$28.56 to $54.22	1,585	1.89	$35.55	1,585	$35.55
$80.84 to $88.56	17,481	1.14	86.22	17,481	86.22
	19,066	1.2	82.01	19,066	82.01
The Company provides the following additional disclosures for stock options as of December 31 (in thousands):

	2016	2015	2014
Total fair value of stock options vested	$—	$—	$45
Total aggregate intrinsic value of stock options exercised (1)	4,712	7,198	9,227
_________________________

(1)	The intrinsic value is calculated as the difference between the market value of the stock on the date of exercise and the exercise price of the option.

EQUINIX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Restricted Stock Units
Since 2008, the Company primarily grants restricted stock units to its employees, including executives and non-employee directors, in lieu of stock options. The Company generally grants restricted stock units that have a service condition only or have both a service and performance condition. Each restricted stock unit is not considered issued and outstanding and does not have voting rights until it is converted into one share of the Company’s common stock upon vesting. Restricted stock unit activity is summarized as follows:

	Number of Shares Outstanding	Weighted Average Grant Date Fair Value per Share	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (1) (Dollars in Thousands)
Restricted stock units outstanding, December 31, 2013	1,509,382	$122.05
Restricted stock units granted	803,692	190.90
Additional shares granted due to special distribution	48,171	224.45
Restricted stock units released, vested	(703,393)	201.85
Restricted stock units canceled	(253,878)	179.71
Restricted stock units outstanding, December 31, 2014	1,403,974	114.56
Restricted stock units granted	711,990	236.89
Additional shares granted due to special distribution	51,432	297.03
Restricted stock units released, vested	(623,554)	173.79
Special distribution shares released	(19,966)	227.99
Restricted stock units canceled	(103,922)	198.67
Special distribution shares canceled	(3,516)	235.43
Restricted stock units outstanding, December 31, 2015	1,416,438	148.53
Restricted stock units granted	720,601	309.18
Additional shares granted due to special distribution	37	297.03
Restricted stock units released, vested	(655,584)	213.72
Special distribution shares released	(35,354)	269.94
Restricted stock units canceled	(93,940)	242.41
Special distribution shares canceled	(4,319)	272.84
Restricted stock units outstanding, December 31, 2016	1,347,879	192.59	1.2	$481,745
__________________________
(1)The intrinsic value is calculated based on the market value of the stock as of December 31, 2016.
The total fair value of restricted stock units vested and released during the years ended December 31, 2016, 2015 and 2014 was $227,359,000, $157,605,000 and $141,980,000, respectively.
Employee Stock Purchase Plan
In June 2004, the Company’s stockholders approved the adoption of the 2004 Employee Stock Purchase Plan (the “2004 Purchase Plan”) as a successor plan to a previous plan that ceased activity in 2005. A total of 500,000 shares have been reserved for issuance under the 2004 Purchase Plan, and the number of shares available for issuance under the 2004 Purchase Plan automatically increased on January 1 each year, beginning in 2005 and ending in 2014 by the lesser of 2% of the shares of common stock then outstanding or 500,000 shares. Effective November 25, 2014, 3,197 shares were added to the 2004 Purchase Plan, representing an anti-dilutive adjustment pursuant to the 2014 Special Distribution. Effective November 10, 2015, 9,020 shares were added to the 2004 Purchase Plan, representing an anti-dilutive adjustment pursuant to the 2015 Special Distribution. As of December 31, 2016, a total of 3,427,867 shares remained available for purchase under the 2004 Purchase Plan. The 2004 Purchase Plan permits eligible employees to purchase common stock on favorable terms via payroll deductions of up to 15% of the employee’s cash compensation, subject to certain share and statutory dollar limits. Two overlapping offering periods commence during each calendar year, on each February 15 and August 15 or such other periods or dates as determined by the Compensation Committee

EQUINIX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

from time to time, and the offering periods last up to 24 months with a purchase date every six months. The price of each share purchased is 85% of the lower of a) the fair value per share of common stock on the last trading day before the commencement of the applicable offering period or b) the fair value per share of common stock on the purchase date. The 2004 Purchase Plan is administered by the Compensation Committee of the Board of Directors, and such plan will terminate automatically in June 2024 unless a) the 2004 Purchase Plan is extended by the Board of Directors and b) the extension is approved within 12 months by the Company’s stockholders.
The Company provides the following disclosures for the 2004 Purchase Plan as of December 31 (dollars, except shares):

	2016	2015	2014
Weighted-average purchase price per share	$217.91	$150.13	$144.95
Weighted average grant-date fair value per share of shares purchased	60.49	57.63	53.37
Number of shares purchased	150,044	182,175	166,384
The Company uses the Black-Scholes option-pricing model to determine the fair value of shares purchased under the 2004 Purchase Plan with the following weighted average assumptions for the years ended December 31:

	2016	2015	2014
Dividend yield	2.38-2.53%	2.65 - 2.81%	0%
Expected volatility	23%	31%	34%
Risk-free interest rate	0.36%	0.26%	0.19%
Expected life (in years)	1.04	1.25	1.25
Stock-Based Compensation Recognized in the Consolidated Statement of Operations
The Company generally recognizes stock-based compensation expense on a straight-line basis over the requisite service period of the awards. However, for awards with market conditions or performance conditions, stock-based compensation expense is recognized on a straight-line basis over the requisite service period for each vesting tranche of the award.
In October 2014, the Compensation Committee approved amendments to the terms of all outstanding restricted stock units (“RSUs”) granted prior to January 1, 2014 to provide for dividend equivalent rights (“DERs”) in the event of future dividends paid on the Company’s common stock.  The Compensation Committee also approved an adjustment to outstanding stock options, including those under the Company’s Employee Stock Purchase Plan (“ESPP”), to ensure that the cash portion of the 2014 Special Distribution would not negatively impact the intrinsic value of the options. Pursuant to the accounting standard for stock compensation, these actions affecting the terms of the awards are considered modifications for accounting purposes that resulted in incremental stock-based compensation expenses and will be recognized over the requisite service period for each vesting tranche of the award. The total charges associated with this modification are insignificant to the financial statements.
As of December 31, 2016, the total stock-based compensation cost related to unvested equity awards not yet recognized, net of estimated forfeitures, totaled $241,037,000 which is expected to be recognized over a weighted-average period of 2.05 years.
The following table presents, by operating expense, the Company’s stock-based compensation expense recognized in the Company’s consolidated statement of operations for the years ended December 31 (in thousands):

	2016	2015	2014
Cost of revenues	$13,086	$9,878	$8,511
Sales and marketing	43,030	36,847	30,084
General and administrative	100,032	86,908	79,395
Total	$156,148	$133,633	$117,990

EQUINIX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The Company’s stock-based compensation recognized in the consolidated statement of operations was comprised of the following types of equity awards for the years ended December 31 (in thousands):

	2016	2015	2014
Stock options	$—	$1,679	$4,917
Restricted shares and restricted stock units	145,769	124,512	104,235
Employee stock purchase plan	10,379	7,442	8,838
Total	$156,148	$133,633	$117,990
Stock-based compensation for stock options for the year ended December 31, 2015 included $1,191,000 in as a result of the Company's acquisition of Bit-isle in November 2015. During the years ended December 31, 2016, 2015 and 2014, the Company capitalized $4,242,000, $2,987,000 and $3,958,000, respectively, of stock-based compensation expense as construction in progress in property, plant and equipment.
14.     Income Taxes
The Company began operating as a real estate investment trust for federal income tax purposes ("REIT") effective January 1, 2015, and thereafter received a favorable private letter ruling (“PLR”) from the U.S. Internal Revenue Service (“IRS”) that validated the Company's position with respect to specified REIT compliance matters. As a result, the Company may deduct the distributions made to its stockholders from taxable income generated by the Company and its qualified REIT subsidiaries (“QRSs”). The Company’s dividends paid deduction generally eliminates the taxable income of the Company and its QRSs, resulting in no U.S. income tax due. However, the Company's taxable REIT subsidiaries (“TRSs”) in the U.S. will continue to be subject to federal and state income taxes on any taxable income generated by them. In addition, the foreign operations of the Company will continue to be subject to local income taxes regardless of whether the foreign operations are operated as a QRS or a TRS.
Income (loss) before income taxes is attributable to the following geographic locations for the years ended December 31, (in thousands):

	2016	2015	2014
Domestic	$215,010	$123,153	$(46,876)
Foreign	(55,151)	87,845	131,609
Income from continuing operations before income taxes	$159,859	$210,998	$84,733
The tax benefit (expenses) for income taxes consisted of the following components for the years ended December 31, (in thousands):

	2016	2015	2014
Current:
Federal	$(16,365)	$(85,352)	$(98,445)
State and local	(2,147)	(3,984)	(16,243)
Foreign	(62,278)	(27,090)	(31,844)
Subtotal	(80,790)	(116,426)	(146,532)
Deferred:
Federal	(11,184)	87,801	(177,877)
State and local	(3,328)	4,600	(21,539)
Foreign	49,851	801	489
Subtotal	35,339	93,202	(198,927)
Provision for income taxes	$(45,451)	$(23,224)	$(345,459)
State and foreign taxes not based on income are included in general and administrative expenses and the aggregate amounts were insignificant for the years ended December 31, 2016, 2015 and 2014.

EQUINIX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The Company is entitled to a deduction for federal and state income tax purposes with respect to employee equity award activity. The reduction in income tax payable related to windfall tax benefits for employee equity awards has been reflected as an adjustment to additional paid-in capital. For the years ended December 31, 2016, 2015 and 2014, the benefits arising from employee equity award activity that resulted in an adjustment to additional paid-in capital were approximately $2,773,000, $30,000 and $18,561,000, respectively. The amount of benefits for 2016 and 2015 is significantly lower than 2014 due to the zero effective U.S. tax rate that applies to the REIT as the Company intended to distribute or distributed 100% of its U.S. taxable income for 2016 and 2015.
The fiscal 2016, 2015 and 2014 income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 35% to pre-tax income as a result of the following for the years ended December 31 (in thousands):

	2016	2015	2014
Federal tax at statutory rate	$(55,951)	$(73,849)	$(29,657)
State and local taxes	(4,895)	945	1,370
Deferred tax assets generated in current year not benefited	(6,246)	(4,916)	(3,311)
Foreign income tax rate differential	22,016	30,387	20,002
Non-deductible expenses	(15,828)	(14,252)	(1,274)
Stock-based compensation expense	(5,890)	(3,922)	(4,496)
Change in valuation allowance	11,995	710	1,655
Foreign financing activities	(26,708)	2,592	2,981
Loss on debt extinguishment	(8,288)	—	—
Gain on divestments	8,828	—	—
Uncertain tax positions reserve	(9,371)	(3,191)	(463)
Tax adjustments related to REIT	45,060	45,823	(324,142)
Other, net	(173)	(3,551)	(8,124)
Total income tax expense	$(45,451)	$(23,224)	$(345,459)
The Company had not previously provided for deferred taxes on the excess of the financial reporting value over the tax basis in its investments in foreign subsidiaries that are essentially permanent in duration because the Company intended to reinvest the earnings outside the U.S. for an indefinite period of time.  As a result of the Company’s conversion to a REIT effective January 1, 2015, it is no longer the Company’s intent to indefinitely reinvest undistributed foreign earnings from its operations in Europe, Canada and Japan.  However, no deferred tax liability has been recognized to account for this change because the expected recovery of the basis difference will not result in taxes in the post-REIT conversion periods. As it continues to qualify as a REIT, the Company will not incur U.S. tax liability on the future repatriation of the foreign earnings and profits of the above noted jurisdictions due to the zero tax rate that will apply provided the Company distributes 100% of its taxable income. The Company, in general, will continue to reinvest its undistributed foreign earnings in jurisdictions that are not included in the REIT structure indefinitely. The foreign withholding taxes are expected to be immaterial if these undistributed foreign earnings are distributed. During the fourth quarter of 2016, the Company repatriated approximately $63,700,000 of foreign earnings from Singapore, which increased the taxable income for 2016 and was included in the REIT distribution for the year. There is no foreign withholding tax triggered by the repatriation.

EQUINIX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The types of temporary differences that give rise to significant portions of the Company’s deferred tax assets and liabilities are set out below as of December 31 (in thousands):

	2016	2015
Deferred tax assets:
Reserves and accruals	$11,276	$13,013
Stock-based compensation expense	1,752	1,459
Unrealized (gains) losses	—	10,656
Operating loss carryforwards	37,594	34,457
Others, net	5	18
Gross deferred tax assets	50,627	59,603
Valuation allowance	(29,167)	(29,894)
Total deferred tax assets, net	21,460	29,709
Deferred tax liabilities:
Property, plant and equipment	(57,006)	(9,048)
Unrealized (gains) losses	(7,832)	—
Intangible assets	(168,655)	(60,133)
Total deferred tax liabilities	(233,493)	(69,181)
Net deferred tax liabilities	$(212,033)	$(39,472)
The tax basis of REIT assets, excluding investments in TRSs, is greater than the amounts reported for such assets in the accompanying consolidated balance sheet by approximately $1,153,900,000 at December 31, 2016.

The Company's accounting for deferred taxes involves weighing positive and negative evidence concerning the realizability of the Company's deferred tax assets in each tax jurisdiction. After considering such evidence as the nature, frequency and severity of current and cumulative financial reporting losses, and the sources of future taxable income and tax planning strategies, management concluded that valuation allowances were required in certain foreign jurisdictions. A valuation allowance continues to be provided for the deferred tax assets, net of deferred tax liabilities, associated with the Company's operations in Brazil, Canada, and certain jurisdictions located in the Company’s EMEA and Asia-Pacific regions. The operations in these jurisdictions have a history of significant losses as of December 31, 2016. As such, management does not believe these operations have established a sustained history of profitability and that a valuation allowance is, therefore, necessary.

Changes in the valuation allowance for deferred tax assets for the years ended December 31, 2016, 2015 and 2014 are as follows (in thousands):

	2016	2015	2014
Beginning balance	$29,894	$27,181	$31,058
Amounts from acquisitions	5,053	—	—
Amounts recognized into income	(11,995)	(710)	(1,655)
Current increase (decrease)	6,557	4,513	721
Impact of foreign currency exchange	(342)	(1,090)	(3,181)
Net operating loss ("NOL") and tax credit expiration	—	—	238
Ending balance	$29,167	$29,894	$27,181

EQUINIX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Federal and state tax laws, including California tax laws, impose substantial restrictions on the utilization of NOL and credit carryforwards in the event of an "ownership change" for tax purposes, as defined in Section 382 of the Internal Revenue Code. In 2003, the Company conducted an analysis to determine whether an ownership change had occurred due to significant stock transactions in each of the reporting years disclosed at that time. The analysis indicated that an ownership change occurred during fiscal year 2002, which resulted in an annual limitation of approximately $819,000 for NOL carryforwards generated prior to 2003. Therefore, the Company substantially reduced its federal and state NOL carryforwards for the periods prior to 2003 to approximately $16,400,000. In addition, an ownership change under Section 382 of the Internal Revenue Code was triggered in September 2007 by the issuance of 4,211,939 shares of the Company's common stock. However, the annual limitation associated with this ownership change is not meaningful due to the substantial market capitalization of the Company at the time of the ownership change. The Company determined that no Section 382 ownership change occurred during the year ended December 31, 2016. In addition, the NOL acquired in the Switch and Data acquisition in 2010 is subject to the Section 382 limitation; however, the Company has determined that none of the acquired NOLs will expire unused as a result of the limitation.
The Company’s U.S. operations generated significant taxable income (versus book income) for the years ended December 31, 2016 and 2015 primarily due to the change in the tax method for depreciation of the Company’s property, plant and equipment. As the result of announcing its plan to pursue a REIT conversion, the Company changed its methods of depreciating and amortizing various data center assets to methods that are more consistent with the characterization of such assets as real property for REIT purposes. The change in the depreciation method resulted in the recapture of depreciation expense deducted in prior years and a much smaller amount of depreciation expense for the years ended December 31, 2016 and 2015.
The Company’s NOL carryforwards for federal, state and foreign tax purposes which expire, if not utilized, at various intervals from 2017, are outlined below (in thousands):

Expiration Date	Federal (1)	State (1)	Foreign	Total
2017	$—	$—	$9,018	$9,018
2018 to 2020	80,915	190	26,405	107,510
2021 to 2023	148,238	—	3,375	151,613
2024 to 2026	15,564	3,501	8,377	27,442
2027 to 2029	6,065	—	—	6,065
2030 to 2032	—	2,445	—	2,445
Thereafter	—	1,108	162,863	163,971
	$250,782	$7,244	$210,038	$468,064
__________________________

(1)
The total amount of NOL carryforwards that will not be available to offset the Company’s future taxable income after dividend paid deduction due to Section 382 limitations was $245,101,000, comprising $241,766,000 of federal and $3,335,000 of state.

Approximately $3,021,000 of the total NOL carryforwards is attributable to excess tax deductions related to employee equity awards, the benefit from which will be credited to additional paid-in capital when subsequently utilized in future years.
The beginning and ending balances of the Company's unrecognized tax benefits are reconciled below for the years ended December 31 (in thousands):

	2016	2015	2014
Beginning balance	$30,845	$36,138	$36,552
Gross increases related to prior year tax positions	570	—	1,200
Gross decreases related to prior year tax positions	—	(8,645)	(984)
Gross increases related to current year tax positions	41,972	4,802	1,538
Decreases resulting from expiration of statute of limitation	(826)	(1,450)	(1,112)
Decreases resulting from settlements	(374)	—	(1,056)
Ending balance	$72,187	$30,845	$36,138

EQUINIX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The Company recognizes interest and penalties related to unrecognized tax benefits within income tax benefit (expense) in the consolidated statement of operations. During the year ended December 31, 2016, the accrued interest and penalties related to the unrecognized tax benefits was increased by $675,000. During the years ended December 31, 2015 and 2014, the accrued interest and penalties related to the unrecognized tax benefits were decreased by $1,701,000 and $3,126,000, respectively, primarily resulting from the settlement of tax audits and the lapse of statutes of limitations in its foreign operations. The Company has accrued $4,411,000 and $3,736,000 for interest and penalties accrued at December 31, 2016 and 2015, respectively.
The unrecognized tax benefits of $72,187,000 as of December 31, 2016, if subsequently recognized, will affect the Company's effective tax rate favorably at the time when such a benefit is recognized.
Due to various tax years open for examination, it is reasonably possible that the balance of unrecognized tax benefits could significantly increase or decrease over the next 12 months as the Company may be subject to either examination by tax authorities or a lapse in statute of limitations. The Company is currently unable to estimate the range of possible adjustments to the balance of unrecognized tax benefits.
The Company's income tax returns for all tax years remain open to examination by federal and state taxing authorities due to the Company's NOL carryforwards. In addition, the Company's tax years of 2005 through 2015 remain open and subject to examination by local tax authorities in certain foreign jurisdictions in which the Company has major operations.
15.     Commitments and Contingencies
Purchase Commitments
Primarily as a result of the Company’s various IBX expansion projects, as of December 31, 2016, the Company was contractually committed for $234,365,000 of unaccrued capital expenditures, primarily for IBX equipment not yet delivered and labor not yet provided, in connection with the work necessary to open these IBX data centers and make them available to customers for installation. In addition, the Company had numerous other, non-capital purchase commitments in place as of December 31, 2016, such as commitments to purchase power in select locations, primarily in select locations through 2017 and thereafter, and other open purchase orders for goods or services to be delivered or provided during 2017 and thereafter. Such other miscellaneous purchase commitments totaled $304,937,000 as of December 31, 2016.
Contingent Liabilities
The Company estimates exposure on certain liabilities, such as indirect and property taxes, based on the best information available at the time of determination. With respect to real and personal property taxes, the Company records what it can reasonably estimate based on prior payment history, current landlord estimates or estimates based on current or changing fixed asset values in each specific municipality, as applicable. However, there are circumstances beyond the Company’s control whereby the underlying value of the property or basis for which the tax is calculated on the property may change, such as a landlord selling the underlying property of one of the Company’s IBX data center leases or a municipality changing the assessment value in a jurisdiction and, as a result, the Company’s property tax obligations may vary from period to period. Based upon the most current facts and circumstances, the Company makes the necessary property tax accruals for each of its reporting periods. However, revisions in the Company’s estimates of the potential or actual liability could materially impact the financial position, results of operations or cash flows of the Company.
The Company's indirect and property tax filings in various jurisdictions are subject to examination by local tax authorities. The outcome of any examinations cannot be predicted with certainty. The Company regularly assesses the likelihood of adverse outcomes resulting from these examinations that would affect the adequacy of its tax accruals for each of the reporting periods. If any issues arising from the tax examinations are resolved in a manner inconsistent with the Company’s expectations, the revision of the estimates of the potential or actual liabilities could materially impact the financial position, results of operations, or cash flows of the Company.
From time to time, the Company may have certain contingent liabilities that arise in the ordinary course of its business activities. The Company accrues contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. In the opinion of management, there are no pending claims for which the outcome is expected to result in a material adverse effect in the financial position, results of operations or cash flows of the Company.

EQUINIX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Employment Agreements
The Company has entered into a severance agreement with each of its executive officers that provides for a severance payment equal to the executive officer’s annual base salary and maximum bonus in the event his or her employment is terminated for any reason other than cause or he or she voluntarily resigns under certain circumstances as described in the agreement. In addition, under the agreement, the executive officer is entitled to the payment of his or her monthly health care premiums under the Consolidated Omnibus Budget Reconciliation Act for up to 12 months. For certain executive officers, these benefits are only triggered after a change-in-control of the Company.
Guarantor Arrangements
As permitted under Delaware law, the Company has agreements whereby the Company indemnifies its officers and directors for certain events or occurrences while the officer or director is, or was serving, at the Company’s request in such capacity. The term of the indemnification period is for the officer's or director's lifetime. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has a director and officer insurance policy that limits the Company’s exposure and enables the Company to recover a portion of any future amounts paid. As a result of the Company’s insurance policy coverage, the Company believes the estimated fair value of these indemnification agreements is minimal. The Company has no liabilities recorded for these agreements as of December 31, 2016.
The Company enters into standard indemnification agreements in the ordinary course of business. Pursuant to these agreements, the Company indemnifies, holds harmless, and agrees to reimburse the indemnified party for losses suffered or incurred by the indemnified party, generally the Company’s business partners or customers, in connection with any U.S. patent, or any copyright or other intellectual property infringement claim by any third party with respect to the Company’s offerings. The term of these indemnification agreements is generally perpetual any time after execution of the agreement. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has never incurred costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes the estimated fair value of these agreements is minimal. The Company has no liabilities recorded for these agreements as of December 31, 2016.
The Company enters into arrangements with its business partners, whereby the business partner agrees to provide services as a subcontractor for the Company’s installations. Accordingly, the Company enters into standard indemnification agreements with its customers, whereby the Company indemnifies them for other acts, such as personal property damage, of its subcontractors. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has general and umbrella insurance policies that enable the Company to recover a portion of any amounts paid. The Company has never incurred costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes the estimated fair value of these agreements is minimal. The Company has no liabilities recorded for these agreements as of December 31, 2016.
The Company has service level commitment obligations to certain of its customers. As a result, service interruptions or significant equipment damage in the Company’s IBX data centers, whether or not within the Company’s control, could result in service level commitments to these customers. The Company’s liability insurance may not be adequate to cover those expenses. In addition, any loss of services, equipment damage or inability to meet the Company’s service level commitment obligations could reduce the confidence of the Company’s customers and could consequently impair the Company’s ability to obtain and retain customers, which would adversely affect both the Company’s ability to generate revenues and the Company’s operating results. The Company generally has the ability to determine such service level credits prior to the associated revenue being recognized. The Company has no significant liabilities in connection with service level credits as of December 31, 2016.
16.     Related Party Transactions
The Company has several significant stockholders and other related parties that are also customers and/or vendors. The Company’s activity of related party transactions was as follows (in thousands):

EQUINIX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

	Years ended December 31,
	2016	2015	2014
Revenues	$11,822	$10,745	$8,392
Costs and services	14,574	10,808	8,351

	As of December 31,
	2016	2015
Accounts receivable	$1,109	$797
Accounts payable	1,720	254
On February 10, 2016, the Company entered into a purchase and sale agreement to acquire land and a building from Prologis, L.P., with which it shares a common board member, for approximately $6.3 million. This transaction is considered a related party transaction but is not reflected in the related party data presented above.
17.     Segment Information
While the Company has a single line of business, which is the design, build-out and operation of IBX data centers, it has determined that it has three reportable segments comprised of its Americas, EMEA and Asia-Pacific geographic regions. The Company’s chief operating decision-maker evaluates performance, makes operating decisions and allocates resources based on the Company’s revenues and adjusted EBITDA performance both on a consolidated basis and these three reportable segments. The Company defines adjusted EBITDA as income or loss from operations plus depreciation, amortization, accretion, stock-based compensation expense, restructuring charges, impairment charges, acquisition costs, and gain on asset sales as presented below for the years ended December 31 (in thousands):

	2016	2015	2014
Adjusted EBITDA:
Americas	$787,311	$698,604	$635,007
EMEA	494,263	318,561	269,222
Asia-Pacific	375,900	254,462	209,662
Total adjusted EBITDA	1,657,474	1,271,627	1,113,891
Depreciation, amortization and accretion expense	(843,510)	(528,929)	(484,129)
Stock-based compensation expense	(156,148)	(133,633)	(117,990)
Acquisitions costs	(64,195)	(41,723)	(2,506)
Impairment charges	(7,698)	—	—
Gain on asset sales	32,816	—	—
Income from operations	$618,739	$567,342	$509,266

EQUINIX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The Company provides the following segment disclosures related to its continuing operations as follows for the years ended December 31 (in thousands):

	2016	2015	2014
Total revenues:
Americas(1)	$1,679,549	$1,512,535	$1,376,103
EMEA	1,171,339	698,807	637,265
Asia-Pacific	761,101	514,525	430,408
	$3,611,989	$2,725,867	$2,443,776

Total depreciation and amortization:
Americas	$319,202	$278,216	$261,018
EMEA	313,291	117,655	114,511
Asia-Pacific	204,714	129,709	106,162
	$837,207	$525,580	$481,691

Capital expenditures:
Americas	$503,855	$401,685	$333,315
EMEA	400,642	202,322	151,634
Asia-Pacific	208,868	264,113	175,254
	$1,113,365	$868,120	$660,203
__________________________

(1)	Includes revenues of $1,549,819, $1,404,648 and $1,257,661, respectively, attributed to the U.S. for the years ended December 31, 2016, 2015 and 2014.
The Company’s long-lived assets are located in the following geographic areas as of December 31 (in thousands):

	2016	2015
Americas (1)	$3,339,518	$3,025,450
EMEA	2,355,943	1,157,304
Asia-Pacific	1,503,749	1,423,682
	$7,199,210	$5,606,436
_________________________

(1)	Includes $3,012,307 and $2,781,924, respectively, of long-lived assets attributed to the U.S. as of December 31, 2016 and 2015.
The following table presents revenue information on a service basis for the year ended December 31, 2016 and retrospective adjustments to revenue information on a services basis for the years ended December 31, 2015 and 2014 (in thousands):

	2016	2015	2014
Colocation	$2,647,094	$2,019,875	$1,823,992
Interconnection	543,045	441,749	379,007
Managed infrastructure	210,292	96,836	104,455
Rental	16,943	10,681	10,336
Recurring revenues	3,417,374	2,569,141	2,317,790
Non-recurring revenues	194,615	156,726	125,986
	$3,611,989	$2,725,867	$2,443,776

EQUINIX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

18.     Subsequent Events
On January 6, 2017, the Company borrowed the full amount of the €1,000,000,000 Term B-2 Loan. The Term B-2 Loan will bear interest at an index rate based on EURIBOR plus a margin of 3.25%. No original issue discount is applicable to the Term B-2 Loan. The Term B-2 Loan must be repaid in equal quarterly installments of 0.25% of the original principal amount of the Term B-2 Loan starting in the second quarter of 2017, with the remaining amount outstanding to be repaid in full on the seventh anniversary of the funding date of the Term B-2 Loan.
On January 7, 2017, the Company entered into a purchase agreement with IO International Holdings LLC for the purchase of the entire issued share capital of IO Europe Limited for approximately $36,680,000 in cash. The transaction closed on February 3, 2017. The Company is evaluating the accounting for the purchase of IO Europe Limited.
On February 15, 2017, the Company's Board of Directors declared a quarterly cash dividend of $2.00 per share, which is payable on March 22, 2017 to the Company’s common stockholders of record as of the close of business on February 27, 2017.

19.     Quarterly Financial Information (Unaudited)
The Company believes that period-to-period comparisons of its financial results should not be relied upon as an indication of future performance. The Company’s revenues and results of operations have been subject to significant fluctuations, particularly on a quarterly basis, and the Company’s revenues and results of operations could fluctuate significantly quarter-to-quarter and year-to-year. Significant quarterly fluctuations in revenues will cause fluctuations in the Company’s cash flows and the cash and cash equivalents and accounts receivable accounts on the Company’s consolidated balance sheet. Causes of such fluctuations may include the volume and timing of new orders and renewals, the timing of the opening of new IBX data centers, the sales cycle for the Company’s offerings, the introduction of new offerings, changes in prices and pricing models, trends in the internet infrastructure industry, general economic conditions, extraordinary events such as acquisitions or litigation and the occurrence of unexpected events.
The unaudited quarterly financial information presented below has been prepared by the Company and reflects all adjustments, consisting only of normal recurring adjustments, which in the opinion of management are necessary to present fairly the financial position and results of operations for the interim periods presented.

EQUINIX, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The following tables present selected quarterly information (in thousands, except per share data):

	2016
	Quarters Ended
	March 31	June 30	September 30	December 31
Revenues	$844,156	$900,510	$924,676	$942,647
Gross profit	416,476	443,543	454,374	476,726
Net income (loss)	(31,111)	44,711	51,450	61,750
Comprehensive income (loss)	61,394	(182,521)	(18,533)	(173,623)
EPS
Basic EPS	(0.46)	0.64	0.73	0.86
Diluted EPS	(0.46)	0.64	0.72	0.86

	2015
	Quarters Ended
	March 31	June 30	September 30	December 31
Revenues	$643,174	$665,582	$686,649	$730,462
Gross profit	344,861	349,825	361,181	378,494
Net income	76,452	59,459	41,132	10,731
Comprehensive income (loss)	(59,141)	104,323	(23,707)	(10,317)
EPS
Basic EPS	1.35	1.04	0.72	0.18
Diluted EPS	1.34	1.03	0.71	0.18

EQUINIX INC.
SCHEDULE III- SCHEDULE OF REAL ESTATE AND ACCUMULATED DEPRECIATION
DECEMBER 31, 2016
(Dollars in Thousands)

	Initial Costs to Company (1)			Costs Capitalized Subsequent to Acquisition or Lease		Total Costs
	Encumbrances	Land	Buildings and Improvements (2)	Land	Buildings and Improvements (2)	Land	Buildings and Improvements (2)	Accumulated Depreciation	Date of Construction	Date of Acquisition or Lease (3)
Americas:
AT1 ATLANTA	—	—	—	—	120,368	—	120,368	(33,293)	N/A	2010
AT2 ATLANTA	—	—	—	—	41,845	—	41,845	(16,871)	N/A	2010
AT3 ATLANTA	—	—	—	—	3,935	—	3,935	(1,257)	N/A	2010
BO1 BOSTON (METRO)	—	—	—	—	11,332	—	11,332	(5,999)	N/A	2010
CH1 CHICAGO (METRO)	—	—	—	—	155,387	—	155,387	(99,289)	2001	1999
CH2 CHICAGO (METRO)	—	—	—	—	104,108	—	104,108	(48,677)	2005	2005
CH3 CHICAGO (METRO)	—	9,759	—	351	229,398	10,110	229,398	(88,929)	2007	2006
CH4 CHICAGO (METRO)	—	—	—	—	21,566	—	21,566	(8,181)	2010	2009
DA1 DALLAS	—	—	—	—	73,407	—	73,407	(46,642)	2000	2000
DA2 DALLAS	—	—	—	—	78,681	—	78,681	(17,561)	2011	2010
DA3 DALLAS	—	—	—	—	85,099	—	85,099	(25,993)	N/A	2010
DA4 DALLAS	—	—	—	—	17,421	—	17,421	(7,702)	N/A	2010
DA6 DALLAS	—	—	20,522	—	83,115	—	103,637	(11,130)	2013	2012
DA7 DALLAS	—	—	—	—	26,431	—	26,431	(2,351)	2015	2015
DC1 WASHINGTON, DC (METRO)	—	—	—	—	5,120	—	5,120	(363)	2007	1999
DC2 WASHINGTON, DC (METRO)	—	—	—	5,047	153,115	5,047	153,115	(126,299)	1999	1999
DC3 WASHINGTON, DC (METRO)	—	—	37,451	—	52,846	—	90,297	(46,073)	2004	2004
DC4 WASHINGTON, DC (METRO)	—	1,906	7,272	—	71,942	1,906	79,214	(46,128)	2007	2005
DC5 WASHINGTON, DC (METRO)	—	1,429	4,983	—	88,407	1,429	93,390	(52,407)	2008	2005
DC6 WASHINGTON, DC (METRO)	—	1,429	5,082	—	86,711	1,429	91,793	(35,116)	2010	2005
DC7 WASHINGTON, DC (METRO)	—	—	—	—	20,605	—	20,605	(10,099)	N/A	2010
DC8 WASHINGTON, DC (METRO)	—	—	—	—	5,186	—	5,186	(4,614)	N/A	2010
DC10 WASHINGTON, DC (METRO)	—	—	44,601	—	70,790	—	115,391	(30,595)	2012	2011
DC11 WASHINGTON, DC (METRO)	—	1,429	5,082	—	165,021	1,429	170,103	(20,495)	2013	2005

	Initial Costs to Company (1)			Costs Capitalized Subsequent to Acquisition or Lease		Total Costs
	Encumbrances	Land	Buildings and Improvements (2)	Land	Buildings and Improvements (2)	Land	Buildings and Improvements (2)	Accumulated Depreciation	Date of Construction	Date of Acquisition or Lease (3)
DE1 DENVER (METRO)	—	—	—	—	9,978	—	9,978	(5,968)	N/A	2010
LA1 LOS ANGELES	—	—	—	—	110,624	—	110,624	(60,332)	2000	1999
LA2 LOS ANGELES	—	—	—	—	11,861	—	11,861	(9,870)	2001	2000
LA3 EL SEGUNDO	—	—	34,727	3,959	21,931	3,959	56,658	(42,651)	2005	2005
LA4 EL SEGUNDO	—	19,333	137,630	—	28,247	19,333	165,877	(60,398)	2009	2009
MI2 MIAMI (METRO)	—	—	—	—	22,239	—	22,239	(10,570)	N/A	2010
MI3 MIAMI (METRO)	—	—	—	—	29,573	—	29,573	(7,983)	2012	2012
NY1 NEWARK	—	—	—	—	79,857	—	79,857	(42,647)	1999	1999
NY2 NEW YORK CITY (METRO)	—	—	—	17,859	194,181	17,859	194,181	(120,724)	2002	2000
NY4 NEW YORK CITY (METRO)	—	—	—	—	330,754	—	330,754	(153,480)	2007	2006
NY5 NEW YORK CITY (METRO)	—	—	—	—	243,296	—	243,296	(38,838)	2012	2010
NY6 NEW YORK CITY (METRO)	—	—	—	—	73,266	—	73,266	(5,587)	2015	2010
NY7 NEW YORK CITY (METRO)	—	—	24,660	—	138,865	—	163,525	(88,677)	N/A	2010
NY8 NEW YORK CITY (METRO)	—	—	—	—	12,159	—	12,159	(6,118)	N/A	2010
NY9 NEW YORK CITY (METRO)	—	—	—	—	53,840	—	53,840	(28,065)	N/A	2010
PH1 PHILADELPHIA	—	—	—	—	43,979	—	43,979	(10,365)	N/A	2010
SE2 SEATTLE	—	—	—	—	29,242	—	29,242	(19,757)	N/A	2010
SE3 SEATTLE	—	—	1,760	—	94,947	—	96,707	(22,692)	2013	2011
SV1 SILICON VALLEY (METRO)	—	—	—	15,545	159,286	15,545	159,286	(104,600)	1999	1999
SV2 SILICON VALLEY (METRO)	—	—	—	—	147,154	—	147,154	(68,545)	2003	2003
SV3 SILICON VALLEY (METRO)	—	—	—	—	43,738	—	43,738	(38,220)	2004	1999
SV4 SILICON VALLEY (METRO)	—	—	—	—	25,941	—	25,941	(19,003)	2005	2005
SV5 SILICON VALLEY (METRO)	—	6,238	98,991	—	88,737	6,238	187,728	(43,544)	2010	2010
SV6 SILICON VALLEY (METRO)	—	—	15,585	—	21,811	—	37,396	(22,079)	N/A	2010
SV8 SILICON VALLEY (METRO)	—	—	—	—	48,939	—	48,939	(21,363)	N/A	2010
SV12 SILICON VALLEY (METRO)	—	20,535	—	(222)	2,277	20,313	2,277	—	2015	2015
TR1 TORONTO, CANADA	—	—	—	—	90,158	—	90,158	(19,895)	N/A	2010
TR2 TORONTO, CANADA	—	—	21,113	—	76,387	—	97,500	(7,133)	2015	2015
RJ1 RIO DE JANEIRO, BRAZIL	—	—	—	—	26,361	—	26,361	(17,933)	2011	2011
RJ2 RIO DE JANEIRO, BRAZIL	—	—	2,012	—	34,237	—	36,249	(10,145)	2013	2012
SP1 SÃO PAULO, BRAZIL	—	—	10,188	—	23,181	—	33,369	(19,816)	2011	2011

	Initial Costs to Company (1)			Costs Capitalized Subsequent to Acquisition or Lease		Total Costs
	Encumbrances	Land	Buildings and Improvements (2)	Land	Buildings and Improvements (2)	Land	Buildings and Improvements (2)	Accumulated Depreciation	Date of Construction	Date of Acquisition or Lease (3)
SP2 SÃO PAULO, BRAZIL	—	—	—	—	73,615	—	73,615	(33,839)	2011	2011
OTHERS (4)	—	52,630	18,709	934	185,212	53,564	203,921	(2,202)	Various	Various

EMEA:
AM1 AMSTERDAM, THE NETHERLANDS	—	—	—	—	71,764	—	71,764	(23,787)	2008	2008
AM2 AMSTERDAM, THE NETHERLANDS	—	—	—	—	53,661	—	53,661	(17,868)	2010	2008
AM3 AMSTERDAM, THE NETHERLANDS	—	—	27,099	—	92,654	—	119,753	(22,758)	2012	2011
AM5 AMSTERDAM, THE NETHERLANDS	—	—	92,199	—	1,029	—	93,228	(5,838)	N/A	2016
AM6 AMSTERDAM, THE NETHERLANDS	—	6,616	50,876	—	3,872	6,616	54,748	(2,691)	N/A	2016
AM7 AMSTERDAM, THE NETHERLANDS	—	—	7,397	—	363	—	7,760	(973)	N/A	2016
AM8 AMSTERDAM, THE NETHERLANDS	—	—	—	—	9,291	—	9,291	(1,677)	N/A	2016
DB1 DUBLIN, IRELAND	—	—	—	—	1,852	—	1,852	(164)	N/A	2016
DB2 DUBLIN, IRELAND	—	—	12,460	—	671	—	13,131	(1,706)	N/A	2016
DB3 DUBLIN, IRELAND	—	3,334	54,387	—	3,507	3,334	57,894	(3,208)	N/A	2016
DB4 DUBLIN, IRELAND	—	—	26,875	—	9,899	—	36,774	(1,163)	N/A	2016
DU1 DÜSSELDORF, GERMANY	—	—	—	—	21,330	—	21,330	(17,813)	2001	2000
DX1 DUBAI, UNITED ARAB EMIRATES	—	—	—	—	45,710	—	45,710	(5,501)	2012	2008
EN1 ENSCHEDE, THE NETHERLANDS	—	—	—	—	22,408	—	22,408	(13,720)	2008	2008
FR1 FRANKFURT (METRO), GERMANY	—	—	—	—	7,173	—	7,173	(6,792)	N/A	2007
FR2 FRANKFURT (METRO), GERMANY	—	—	—	11,212	198,157	11,212	198,157	(73,449)	N/A	2007
FR3 FRANKFURT (METRO), GERMANY	—	—	—	1,967	4,679	1,967	4,679	(1,178)	N/A	2007
FR4 FRANKFURT (METRO), GERMANY	—	11,578	9,307	—	51,650	11,578	60,957	(14,570)	2009	2009
FR5 FRANKFURT (METRO), GERMANY	30,310	—	—	3,716	109,540	3,716	109,540	(20,552)	2012	2012
FR7 FRANKFURT (METRO), GERMANY	—	—	43,634	—	1,035	—	44,669	(4,492)	N/A	2016
GV1 GENEVA (METRO), SWITZERLAND	—	—	—	—	5,846	—	5,846	(4,232)	2004	2004

	Initial Costs to Company (1)			Costs Capitalized Subsequent to Acquisition or Lease		Total Costs
	Encumbrances	Land	Buildings and Improvements (2)	Land	Buildings and Improvements (2)	Land	Buildings and Improvements (2)	Accumulated Depreciation	Date of Construction	Date of Acquisition or Lease (3)
GV2 GENEVA (METRO), SWITZERLAND	—	—	—	—	21,282	—	21,282	(13,709)	2010	2009
HE1 HELSINKI (METRO), FINLAND	—	—	—	—	2,732	—	2,732	(632)	N/A	2016
HE2 HELSINKI (METRO), FINLAND	—	—	—	—	1,445	—	1,445	(524)	N/A	2016
HE3 HELSINKI (METRO), FINLAND	—	—	—	—	8,765	—	8,765	(2,118)	N/A	2016
HE4 HELSINKI (METRO), FINLAND	—	—	29,092	—	3,785	—	32,877	(2,824)	N/A	2016
HE5 HELSINKI (METRO), FINLAND	—	—	7,564	—	64	—	7,628	(1,019)	N/A	2016
HE6 HELSINKI (METRO), FINLAND	—	—	17,204	—	10,067	—	27,271	(540)	N/A	2016
IS1 ISTANBUL (METRO), TURKEY	—	—	—	—	7,046	—	7,046	(2,126)	N/A	2016
LD1 LONDON (METRO), UNITED KINGDOM	—	—	—	—	2,352	—	2,352	(2,154)	2000	2000
LD3 LONDON (METRO), UNITED KINGDOM	—	—	—	—	14,864	—	14,864	(9,975)	2005	2000
LD4 LONDON (METRO), UNITED KINGDOM	—	—	23,044	—	56,232	—	79,276	(30,704)	2007	2007
LD5 LONDON (METRO), UNITED KINGDOM	—	—	16,412	—	162,639	—	179,051	(51,491)	2010	2010
LD6 LONDON (METRO), UNITED KINGDOM	—	—	—	—	103,276	—	103,276	(6,038)	2015	2013
LD8 LONDON (METRO), UNITED KINGDOM	—	—	107,544	—	4,834	—	112,378	(7,598)	N/A	2016
LD9 LONDON (METRO), UNITED KINGDOM	—	—	181,431	—	1,667	—	183,098	(11,741)	N/A	2016
MA1 MANCHESTER, UNITED KINGDOM	—	—	—	—	4,254	—	4,254	(797)	N/A	2016
MA2 MANCHESTER, UNITED KINGDOM	—	—	—	—	6,619	—	6,619	(952)	N/A	2016
MA3 MANCHESTER, UNITED KINGDOM	—	—	44,931	—	316	—	45,247	(4,305)	N/A	2016
MA4 MANCHESTER, UNITED KINGDOM	—	—	6,697	—	65	—	6,762	(748)	N/A	2016
ML1 MILAN (METRO), ITALY	—	—	—	—	806	—	806	(742)	2011	2011
ML2 MILAN (METRO), ITALY	—	—	—	—	5,650	—	5,650	(2,676)	N/A	2016
ML3 MILAN (METRO), ITALY	—	—	—	—	11,937	—	11,937	(5,373)	N/A	2016
ML4 MLAN (METRO), ITALY	—	—	—	—	6,870	—	6,870	(1,346)	N/A	2016
MU1 MUNICH, GERMANY	—	—	—	—	14,818	—	14,818	(11,501)	N/A	2007

	Initial Costs to Company (1)			Costs Capitalized Subsequent to Acquisition or Lease		Total Costs
	Encumbrances	Land	Buildings and Improvements (2)	Land	Buildings and Improvements (2)	Land	Buildings and Improvements (2)	Accumulated Depreciation	Date of Construction	Date of Acquisition or Lease (3)
MU3 MUNICH, GERMANY	—	—	—	—	726	—	726	(38)	2010	2010
PA1 PARIS (METRO), FRANCE	—	—	—	—	21,527	—	21,527	(17,093)	N/A	2007
PA2 & PA 3 PARIS (METRO), FRANCE	—	—	29,615	23,723	240,675	23,723	270,290	(75,980)	2010	2007
PA4 PARIS (METRO), FRANCE	—	1,701	9,503	—	127,215	1,701	136,718	(26,823)	2012	2011
PA5 PARIS (METRO), FRANCE	—	—	16,554	—	843	—	17,397	(1,575)	N/A	2016
PA6 PARIS (METRO), FRANCE	—	—	—	—	56,322	—	56,322	(5,006)	N/A	2016
PA7 PARIS (METRO), FRANCE	—	—	—	—	12,300	—	12,300	(1,951)	N/A	2016
SK1 STOCKHOLM, (METRO), SWEDEN	—	—	15,495	—	574	—	16,069	(2,216)	N/A	2016
SK2 STOCKHOLM, (METRO), SWEDEN	—	—	80,148	—	251	—	80,399	(4,678)	N/A	2016
SK3 STOCKHOLM, (METRO), SWEDEN	—	—	—	—	13,167	—	13,167	(858)	N/A	2016
SO1 SOFIA, BULGARIA	—	—	5,236	—	312	—	5,548	(353)	N/A	2016
WA1 WARSZAWA, POLAND	—	—	5,950	—	592	—	6,542	(920)	N/A	2016
WA2 WARSZAWA, POLAND	—	—	4,709	—	6,615	—	11,324	(770)	N/A	2016
ZH1 ZURICH (METRO), SWITZERLAND	—	—	—	—	5,457	—	5,457	(4,619)	N/A	2007
ZH2 ZURICH (METRO), SWITZERLAND	—	—	—	—	5,460	—	5,460	(3,563)	2003	2002
ZH4 ZURICH (METRO), SWITZERLAND	—	—	11,284	—	24,868	—	36,152	(16,116)	2010	2009
ZH5 ZURICH (METRO), SWITZERLAND	—	—	—	—	37,232	—	37,232	(10,456)	2013	2009
ZW1 ZWOLLE, THE NETHERLANDS	—	—	—	—	7,331	—	7,331	(4,097)	2008	2008
OTHERS	—	—	—	—	3,019	—	3,019	(1,502)	Various	Various

Asia-Pacific:
HK1 HONG KONG, CHINA	—	—	—	—	131,250	—	131,250	(65,402)	N/A	2003
HK2 HONG KONG, CHINA	—	—	—	—	237,118	—	237,118	(51,447)	2011	2010
HK3 HONG KONG, CHINA	—	—	—	—	134,342	—	134,342	(44,062)	N/A	2012
HK4 HONG KONG, CHINA	—	—	—	—	7,003	—	7,003	(3,963)	N/A	2012
ME1 MELBOURNE, AUSTRALIA	—	15,341	—	—	66,103	15,341	66,103	(5,854)	2013	2013
OS1 OSAKA, JAPAN	—	—	14,876	—	37,851	—	52,727	(8,036)	2013	2013
OS2 OSAKA, JAPAN	—	—	103	—	—	—	103	(26)	N/A	2015

	Initial Costs to Company (1)			Costs Capitalized Subsequent to Acquisition or Lease		Total Costs
	Encumbrances	Land	Buildings and Improvements (2)	Land	Buildings and Improvements (2)	Land	Buildings and Improvements (2)	Accumulated Depreciation	Date of Construction	Date of Acquisition or Lease (3)
SG1 SINGAPORE	—	—	—	—	160,917	—	160,917	(104,697)	N/A	2003
SG2 SINGAPORE	—	—	—	—	261,025	—	261,025	(99,403)	2008	2008
SG3 SINGAPORE	—	—	34,844	—	96,449	—	131,293	(10,360)	2013	2013
SH2 SHANGHAI, CHINA	—	—	—	—	3,482	—	3,482	(971)	2012	2012
SH3 SHANGHAI, CHINA	—	—	7,066	—	7,024	—	14,090	(3,512)	2012	2012
SH4 SHANGHAI, CHINA	—	—	—	—	1,657	—	1,657	(1,422)	2012	2012
SH5 SHANGHAI, CHINA	—	—	11,284	—	19,003	—	30,287	(6,010)	2012	2012
SY1 SYDNEY, AUSTRALIA	—	—	—	—	25,261	—	25,261	(14,036)	N/A	2003
SY2 SYDNEY, AUSTRALIA	—	—	3,080	—	32,510	—	35,590	(18,795)	2008	2008
SY3 SYDNEY, AUSTRALIA	—	—	8,712	—	134,257	—	142,969	(42,948)	2010	2010
SY4 SYDNEY, AUSTRALIA	—	—	—	—	84,679	—	84,679	(2,300)	2015	2014
TY1 TOKYO, JAPAN	—	—	—	—	18,547	—	18,547	(10,787)	2000	2000
TY2 TOKYO, JAPAN	—	—	—	—	75,386	—	75,386	(57,738)	2007	2006
TY3 TOKYO, JAPAN	—	—	—	—	69,367	—	69,367	(23,762)	2010	2010
TY4 TOKYO, JAPAN	—	—	—	—	49,287	—	49,287	(10,658)	2012	2012
TY5 TOKYO, JAPAN	—	—	102	—	49,598	—	49,700	(2,045)	2014	2014
TY6 TOKYO, JAPAN	—	—	37,941	—	12,412	—	50,353	(8,663)	N/A	2015
TY7 TOKYO, JAPAN	—	—	13,175	—	869	—	14,044	(2,759)	N/A	2015
TY8 TOKYO, JAPAN	—	—	53,848	—	5,044	—	58,892	(7,016)	N/A	2015
TY9 TOKYO, JAPAN	—	—	106,710	—	8,197	—	114,907	(15,450)	N/A	2015
TY10 TOKYO, JAPAN	—	—	69,881	—	7,115	—	76,996	(5,707)	N/A	2015
OTHERS	—	—	—	—	13,401	—	13,401	(4,661)	Various	Various
TOTAL LOCATIONS	$30,310	$153,258	$1,788,637	$84,091	$7,829,825	$237,349	$9,618,462	$(3,175,972)
__________________________

(1)	The initial cost was $0 if the lease of the respective IBX was classified as an operating lease.

(2)	Building and improvements include all fixed assets except for land.

(3)	Date of lease or acquisition represents the date the Company leased the facility or acquired the facility through purchase or acquisition.

(4)	Includes IBXs CH5, DC12, SP3, SV10 and various other IBXs that are under initial development.

The aggregate gross cost of the Company's properties for federal income tax purpose approximated $11,890,862,000 (unaudited) as of December 31, 2016.

The following table reconciles the historical cost of the Company’s properties for financial reporting purposes for each of the years in the three-year period ended December 31, 2016 (in thousands).
Gross Fixed Assets:

	2016	2015	2014
Balance, beginning of period	$7,871,890	$7,006,695	$6,308,992
Additions (including acquisitions and improvements)	2,187,306	1,172,855	997,534
Disposals	(78,607)	(9,295)	(16,444)
Foreign currency transaction adjustments and others	(124,778)	(298,365)	(283,387)
Balance, end of year	$9,855,811	$7,871,890	$7,006,695
Accumulated Depreciation:

	2016	2015	2014
Balance, beginning of period	$(2,595,648)	$(2,242,345)	$(1,904,311)
Additions (depreciation expense)	(618,970)	(440,002)	(418,407)
Disposals	9,401	7,396	16,038
Foreign currency transaction adjustments and others	29,245	79,303	64,335
Balance, end of year	$(3,175,972)	$(2,595,648)	$(2,242,345)